As filed with the Securities and Exchange Commission on December , 2005
Registration No. 333-124930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 CICERO, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	20-2199504
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 John P. Broderick
Chief Executive Officer and Chief Financial Officer
Cicero, Inc.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
(732) 919-3150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Lawrence M. Bell, Esq.
Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022
(212) 907-7300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

i

CALCULATION OF REGISTRATION FEE(1)
Title of Each Class of Securities to be registered	Amount to be Registered in Respect of Level 8 Common Stock (2)	Amount of Common Stock to be Registered Issuable upon Conversion of the Cicero Series A-1 Preferred Stock (3)	Amount to be Registered in Respect of Warrants and Convertible Bridge Notes (4)	Amount to be Registered in Respect of Other Securities (5)

Cicero, Inc. common stock, par value $0.001 per share	2,775,042	8,866,129	70,702,415	527,258

Title of Each Class of Securities to be registered	Total Amount of Shares to be Registered (1)(6)	Proposed Maximum Offering Price per Share (6)	Proposed Maximum Aggregate Offering Price (6)	Amount of Registration Fee (1)(6)

Cicero, Inc. common stock, par value $0.001 per share	82,870,844		$66,296,674.80	$7,803.12
Cicero, Inc. preferred stock, par value $0.001 per share	8,866

(1) This Registration Statement carries forward the registration of 37,560,402 shares of common stock, $0.001 par value, that were registered on the Cicero, Inc. (“Cicero”) Registration Statement on Form S-4, filed May 13, 2005, Registration Number 333-124930. A registration fee in the amount of $6,631.29 was previously paid to register such securities. This table is intended to illustrate the source of all shares to be registered.

(2) The number of shares of Cicero common stock resulting from the conversion of each of 47,410,835 outstanding shares of Level 8 Systems, Inc. (“Level 8”) common stock into 0.05 shares of Cicero common stock, including 404,500 shares of Cicero common stock issued or issuable to various parties as fees pursuant to certain agreements of Level 8 Systems earned prior to or incurred and directly attributable to the recapitalization merger.

(3) Includes: (i) 22,443 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,571 outstanding shares of Level 8 Series A-3 preferred stock into 22.4 shares of Cicero Series A-1 preferred stock; (ii) 375,000 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 30,000 outstanding shares of Level 8 Series B-3 preferred stock into 375 shares of Cicero Series A-1 preferred stock; (iii) 228,200 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,141 outstanding shares of Level 8 Series C preferred stock into 228.2 shares of Cicero Series A-1 preferred stock; (iv) 283,880 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,136 outstanding shares of Level 8 Series D preferred stock into 283.88 shares of Cicero Series A-1 preferred stock.; and (v) 7,956,606 shares of Cicero common stock issuable upon conversion of $992,320 principal amount of Level 8 convertible promissory notes into 7,957 shares of Cicero Series A-1 preferred stock based on conversion prices ranging from $0.002 to $0.006.

(4) Includes: (i) 582,010 shares of Cicero common stock to be issued upon the automatic exercise of existing warrants held by those who have recently lent funds to Level 8 and received senior reorganization notes; (ii) 19,360,959 shares of Cicero common stock to be issued upon the automatic exercise of additional warrants held by senior reorganization noteholders upon approval of the recapitalization merger; (iii) 1,005,562 shares of Cicero common stock issuable upon exercise of early adopter warrants to be issued to certain senior reorganization noteholders; and (iv) 49,753,884 shares of Cicero common stock to be issued upon the automatic conversion of $1,562,272 principal amount of convertible bridge notes into shares of Cicero common stock at a conversion price of $0.0314 per share.

(5) Shares of Cicero common stock issuable upon exercise of each warrant for which the exercise price of such warrants has not been advanced to Level 8 in exchange for senior reorganization notes, with the number of shares of Cicero common stock issuable upon exercise of such security equal to one-twentieth (0.05) of the number of shares such security was exercisable for prior to the recapitalization merger.

(6) Estimated solely for calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended. The proposed maximum offering price and the amount of the registration fee are based on the estimate of the average of the high and low price of the common stock as reported on the Over-the-Counter Bulletin Board on December 8, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THIS PROXY STATEMENT/PROSPECTUS MAY INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LEVEL 8 THAT IS NOT INCLUDED OR DELIVERED WITH THE DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING PERSON:

John P. Broderick, Chief Executive Officer and Chief Financial Officer
Attn: Ms. Sharon Cothren
Level 8 Systems, Inc.
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27511

If you would like to request documents from us, please do so by _______________, 2005 in order to receive them prior to the special meeting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR TO WHICH THIS DOCUMENT HAS REFERRED YOU. LEVEL 8 AND CICERO HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

iii

Preliminary Proxy Statement/Prospectus
Subject To Completion, Dated _________, 2005

1433 State Highway 34, Building C
Farmingdale, New Jersey 07727

On November 23, 2004, our board of directors unanimously approved a plan to merge Level 8 Systems, Inc. (“Level 8”) with and into Cicero, Inc. (“Cicero”), a wholly owned subsidiary of Level 8. Such plan was amended by our board of directors on September 13, 2005. If approved by our stockholders, Level 8 will become merged into Cicero, a Delaware corporation recently formed by Level 8, and Cicero will be the surviving corporation. Under the terms of the merger agreement, each outstanding share of Level 8 common stock would be converted into one-twentieth share of common stock of Cicero, all of Level 8’s outstanding shares of preferred stock would be convertible into Cicero Series A-1 preferred stock at certain reduced conversion prices, the convertible promissory notes would convert (subject to the election of the convertible promissory noteholders, of which the holders of 95% have agreed to convert), into Series A-1 preferred stock of Cicero, and the convertible bridge notes would be converted into shares of Cicero common stock at a conversion price of $0.0314. Immediately following the recapitalization merger, Cicero’s capital stock would consist only of common stock and Series A-1 preferred stock, and other investor debt would be canceled, assuming all of Level 8’s convertible promissory noteholders elect to convert. Management believes that the recapitalization merger will have a positive impact on the future operations of Level 8 and its ability to raise additional capital needed to continue operations.

As a result of the transaction, the current common stockholders of Level 8 would suffer substantial dilution. On a fully diluted basis, the current common stockholders, who own 52.7% of Level 8, will own only 2.8% of Cicero upon completion of the recapitalization merger. This dilution will occur in large part due to the automatic conversion of convertible bridge notes into shares of Cicero common stock, the conversion of convertible promissory notes into shares of Cicero Series A-1 preferred stock, the automatic exercise of existing warrants of Level 8 and the issuance by Level 8 and automatic exercise of additional warrants to investors who have recently lent funds to Level 8 and, to a lesser extent, the reduction to be effected pursuant to the recapitalization merger to the conversion rates of the convertible promissory notes and existing preferred stock of Level 8. The substantial dilution would result in a change of control of Level 8 to the extent that the current common stockholders of Level 8 will no longer own more than fifty percent of the voting stock of Cicero. The substantial dilution of the current common stockholders would be accompanied by a substantial increase in the holdings of the security holders who hold warrants, convertible bridge notes or both and who consist largely of the preferred stockholders who received warrants in connection with their shares of preferred stock and private placement participants, as well as the convertible promissory noteholders of Level 8, to the extent they elect to convert their notes into preferred stock. Following the recapitalization merger, current preferred stockholders and convertible promissory noteholders of Level 8 would hold 1.1% and 9.5% of Cicero, compared with 10.2% and 6.9%, respectively, prior to the recapitalization merger. As a result, the economic consequences to Level 8’s common stockholders will be significant.

As directed by our board of directors, senior management of Level 8 who are unaffiliated with holders of preferred stock or convertible or other notes of Level 8, along with certain preferred stockholders, evaluated and negotiated the merger agreement. Based in part on the recommendation of management, the board of directors of Level 8 has determined that the recapitalization merger is advisable and in the best interests of Level 8 and the holders of its common and preferred stock. The board of directors has approved the merger agreement, the recapitalization merger and other transactions contemplated by the merger agreement and recommends that the common stockholders of Level 8 and each of the holders of Series A-3, B-3, C and D preferred stock vote “FOR” adoption of the recapitalization merger agreement. For a detailed description of the reasons for and risks related to the recapitalization merger, please carefully review the enclosed proxy statement/prospectus.

iv

At the special meeting, stockholders entitled to vote will also be asked to elect as the eight directors of Cicero the current eight directors of Level 8, and ratify Margolis & Company P.C.’s appointment as our independent registered public accounting firm for 2005. We hope you will take time to carefully consider each of these important matters.

We strongly recommend that all stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the election of the board of director nominees and “FOR” ratification of Margolis & Company P.C.’s appointment as our independent registered public accounting firm for 2005.

This document constitutes a prospectus of Cicero filed as a part of a registration statement filed with the Securities and Exchange Commission relating to 82,870,844 shares of Cicero common stock, par value $0.001 per share, and 8,866 shares of Cicero Series A-1 preferred stock, par value $0.001 per share, that may be issued to Level 8’s stockholders in connection with the recapitalization merger. This document also constitutes a proxy statement for the special meeting of stockholders of Level 8 and describes matters to be considered and voted upon at the meeting. We urge all stockholders to read this proxy statement/prospectus, including the section describing Risk Factors that begins on page 48.

More specifically, the number of shares of Cicero common stock to be registered pursuant to the Registration Statement filed relating to the recapitalization merger consists of:

•
2,370,542 shares of Cicero common stock resulting from the conversion of each of 47,410,835 shares of Level 8 common stock, including 404,500 shares of Cicero common stock issued or issuable to various parties as fees pursuant to certain agreements by Level 8 earned prior to or incurred and directly attributable to the recapitalization merger;

•
22,443 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,571 outstanding shares of Level 8 Series A-3 preferred stock into 22.43 shares of Cicero Series A-1 preferred stock;

•
375,000 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 30,000 outstanding shares of Level 8 Series B-3 preferred stock into 375 shares of Cicero Series A-1 preferred stock;

•
228,200 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,141 outstanding shares of Level 8 Series C preferred stock into 228.2 shares of Cicero Series A-1 preferred stock;

•
283,880 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,136 outstanding shares of Level 8 Series D preferred stock into 283.88 shares of Cicero Series A-1 preferred stock;

•
7,956,606 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of $992,320 principal amount of convertible promissory notes of Level 8 convertible into 7,957 shares of Cicero Series A-1 preferred stock;

•
582,010 shares of Cicero common stock to be issued upon the automatic exercise of existing warrants of those who have recently lent funds to Level 8 and received senior reorganization notes, 19,360,959 shares of Cicero common stock to be issued upon the automatic exercise of additional warrants held by senior reorganization noteholders upon approval of the recapitalization merger, and 1,005,562 shares of Cicero common stock issuable upon exercise of early adopter warrants to be issued to senior reorganization noteholders upon the approval of the recapitalization merger;

•
49,753,884 shares of Cicero common stock to be issued upon the automatic conversion of $1,562,272 principal amount of convertible bridge notes at a conversion price of $0.0314 per share (or the equivalent of $0.00157 Level 8 shares); and

•
527,258 shares of Cicero common stock issuable upon exercise of each warrant for which the exercise price of such warrants has not been advanced to Level 8 in exchange for senior reorganization notes, with the number of shares of Cicero common stock issuable upon exercise of such security equal to one-twentieth (0.05) of the number of shares such security was exercisable for prior to the recapitalization merger.

The Registration Statement will also cover 8,866 shares of Cicero Series A-1 preferred stock issuable as described above upon conversion of shares and conversion of convertible promissory notes of Level 8.

We intend to make application to have the shares of Cicero common stock to be issued in the recapitalization merger listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “CCRO”.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Sincerely,

Mark Landis
Chairman of the Board

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this document is ______________, 2006. This document was first sent to stockholders on or about _____________, 2006.

LEVEL 8 SYSTEMS, INC.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727
______________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD _____________, 2006

To Our Stockholders:

You are cordially invited to attend the special meeting of the stockholders of Level 8 Systems, Inc. (“Level 8”), which will be held on ______________, 2006 at 10:00 a.m., local time, at the offices of Level 8, located at 1433 State Highway 34, Building C, Farmingdale, New Jersey. At the special meeting, Level 8 stockholders will be asked to consider and vote on the following proposals:

1.
To approve and adopt the Agreement and Plan of Merger, dated December 30, 2004, as amended on September 13, 2005, between Level 8 and Cicero, Inc. (“Cicero”) which provides, among other things, (i) for the merger of Level 8 with and into Cicero, (ii) the conversion of each share of common stock of Level 8 outstanding immediately prior to the merger into 0.05 shares of Cicero common stock, plus cash in lieu of any fractional share interest, (iii) the conversion of each outstanding share of the various series of preferred stock of Level 8 into shares of Cicero Series A-1 preferred stock at various reduced conversion rates, (iv) the conversion of $992,320 principal amount of convertible promissory notes into 7,956,606 shares of Cicero common stock at reduced conversion prices, assuming the noteholders elects to convert their notes, and (v) the conversion of each option, warrant, purchase right, unit or other security of Level 8 into the identical security of Cicero with the number of shares of Cicero common stock underlying such security equal to one-twentieth (0.05) of the number of shares such security was exercisable for prior to the merger. Upon approval of the merger agreement, existing warrants of Level 8 held by investors who recently lent funds to Level 8 will be deemed exercised and additional warrants issued to such holders in connection with the loans made by them, evidenced by senior reorganization notes, will automatically be deemed exercised and those holders who lent Level 8 the first $1,000,000 will receive early adoptor warrants for shares of Level 8. Further, upon consummation of the recapitalization merger, convertible bridge notes will automatically convert into shares of Cicero common stock at a conversion price of $0.0314 per share (or the equivalent of $0.00157 shares of Level 8).

A vote to approve the merger agreement by the holders of the Level 8 Series A-3, B-3, C and D preferred stock, with the holders of each series of preferred stock voting as a single class, will be deemed to be a vote “FOR” an amendment to the certificate of incorporation to amend the conversion rate for that series of preferred stock. A vote to approve the merger agreement by the holders of the Level 8 Series D preferred stock will also be deemed to be a waiver of the right of each holder, under the Level 8 Series D preferred stock Certificate of Designations, to require that the Company redeem any or all of the Level 8 Series D preferred stock outstanding in the event of the recapitalization merger.

2.	To elect eight (8) directors to the board of directors to serve for the ensuing year and until their successors are duly elected and qualified.

3.	To ratify the appointment of Margolis & Company P.C. as Level 8's independent registered public accounting firm for the fiscal year ending December 31, 2005.

All of the above matters are more fully described in the accompanying proxy statement/prospectus.

Only stockholders who hold shares of Level 8’s common stock, Series A-3, B-3, C and D preferred stock at the close of business on November 30, 2005 will be entitled to vote at the meeting. The recapitalization merger will require the affirmative vote of (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 common stock, Series A-3, B-3, C and D preferred stock (each voting on an as-converted basis), entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon voting as a single class with respect to the reduction of conversion rates and as a single class with respect to the merger agreement, and (iii) each of the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class with respect to the reduction of conversion rates and together as a single class with respect to the merger agreement. As of November 30, 2005, there were 47,410,835 shares of Level 8 common stock outstanding on an as-converted basis, 5,585,223 shares of Series A-3, B-3 and C preferred stock outstanding and 3,548,500 shares of Series D preferred stock outstanding, on an as-converted basis. Each share of Level 8 common stock is entitled to one vote, and the holders of Level 8 preferred stock are entitled to vote for each share of common stock held by such holder on an as-converted basis, on each matter properly brought before the special meeting.

Holders of our Series A-3, B-3, C and D preferred stock who do not vote in favor of the adoption of the merger agreement who submit a written demand to us for appraisal of their shares in accordance with the General Corporation Law of the State of Delaware prior to the taking of the vote thereon and who comply with the other requirements of the General Corporation Law of the State of Delaware will be entitled to appraisal rights if such merger is consummated. Holders of common stock do not have appraisal rights.

Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. You may revoke your proxy at any time, or you may attend the special meeting in person and cast your vote in person on all matters submitted at the special meeting, in which case your proxy would be ignored.

ANNEXES

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Level 8 files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 100, F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Any person, including any beneficial owners, to whom this proxy statement is delivered may also obtain these materials from us at no cost by directing a written or oral request to us at Level 8 Systems, Inc., 8000 Regency Pkwy, Suite 542, Cary, North Carolina 27511, Attention: John P. Broderick, Chief Executive Officer and Chief Financial Officer, or by telephone, (919) 380-5000, or at our website www.Level8.com. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including Level 8, that file electronically with the Securities and Exchange Commission.

We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the common stock and preferred stock that Level 8 stockholders will receive in connection with the recapitalization merger. This proxy statement/prospectus is part of the registration statement on Form S-4 and is a prospectus of Cicero and a proxy statement for the Level 8 special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Level 8, Cicero or any other person. You should rely only on the information contained in this proxy statement/prospectus or any supplement. You should disregard anything we stated in an earlier document that is inconsistent with what is in or incorporated by reference in this proxy statement/prospectus.

You should assume that the information in this proxy statement/prospectus or any supplement is accurate only as of the date on the front page of this proxy statement/prospectus. Our business financial condition, results of operation and prospects may have changed since that date and may change again.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus constitute “forward-looking statements” as that term is defined under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future results or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks” and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption “Risk Factors,” as well as the following:

•	our ability to raise sufficient funds to support our expectations or execute our strategic plan;

•	risks related to not having sufficient liquidity and capital resources to meet changing business conditions;

•	market acceptance of the Cicero product and successful execution of the new strategic direction;

•	general economic or business conditions may be less favorable than expected, resulting in, among other things, lower than expected revenues;

•	trends in sales of our products and general economic conditions may affect investors' expectations regarding our financial performance and may adversely affect our stock price;

•	we may lose competitive presence and be required to reduce prices as a result of competition from our existing competitors, other vendors and information systems departments of customers;

•	our future results may depend upon the continued growth and business use of the Internet;

•	we may not have the ability to recruit, train and retain qualified personnel;

•	rapid technological change could render our products obsolete;

•	loss of any one of our major customers could adversely affect our business;

•	our products may contain undetected software errors, which could adversely affect our business;

•	because our technology is complex, we may be exposed to liability claims;

•	we may be unable to enforce or defend our ownership and use of proprietary technology; and

•	because we are a technology company, our common stock may be subject to erratic price fluctuations.

Although we believe that these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this proxy statement/prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION MERGER AND OTHER MATTERS

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the matters to be considered at the meeting. You should carefully read this entire proxy statement/prospectus, including each of the annexes.

The Merger Agreement

Q:	Why are we proposing the recapitalization merger?

A:
Our board of directors believes that the recapitalization merger would greatly simplify our capital and governance structures which would benefit all of our stockholders. The board believes that the simplified capital structure should make Cicero more understandable and hence more attractive to potential investors and highly skilled employees. The simplified capital structure of Cicero following the recapitalization merger should also improve Cicero’s ability to access the capital markets to pursue possible future equity and debt financings and acquisitions, and would provide a more transparent capital structure in which to value Cicero. Finally, we believe that the recapitalization will be helpful in retaining our attractiveness to our preferred stockholders and convertible promissory noteholders. See “Proposal I: Approval and Adoption of the Merger Agreement—Reasons for the Recapitalization Merger.”

Q:	How does Level 8’s board of directors recommend that I vote on the proposal to adopt the merger agreement?

A:
Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read “Proposal I: Approval and Adoption of the Merger Agreement—Reasons for the Recapitalization Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	How would the recapitalization merger be effected?

A:	The recapitalization merger would be accomplished by merging Level 8 with and into our newly formed wholly-owned subsidiary, Cicero, Inc., with Cicero continuing as the surviving corporation.

Q:	What would happen to the shares of common stock in the recapitalization merger?

A:	Each share of common stock outstanding at the effective time of the merger would automatically be converted into 0.05 share of common stock of Cicero, entitled to one vote per share.

Q:	What would happen to the shares of various series of preferred stock in the merger?

A:
If the recapitalization merger is completed, each share of Level 8 preferred stock, other than shares as to which appraisal rights are properly exercised, will be converted into the following number of shares of Cicero Series A-1 preferred stock:

Level 8 Preferred Stock	Number of Shares of Cicero Series A-1 Preferred Stock
Series A-3	0.0142857
Series B-3	0.125
Series C	0.20
Series D	0.25

No fractional shares of common stock would be issued to any holder. Holders would receive cash in lieu of fractional shares.

Q:	What would happen to the convertible promissory notes in the merger?

A:
If the recapitalization merger is completed, the outstanding convertible promissory notes may, at the option of the holder thereof, be converted into shares of Cicero Series A-1 preferred stock at conversion prices ranging from $0.002 to $0.026.

Q:	What would happen to the senior reorganization notes in the recapitalization merger?

A:
Upon approval of the recapitalization merger (i) holders of senior reorganization notes will receive and have automatically exercised additional warrants exerciseable into shares of common stock, by applying the accrued interest on their senior reorganization notes and by cashless exercise to the extent of the balance of the exercise price, (ii) holders of existing warrants who advanced the exercise price of their warrants to Level 8 will have their existing warrants automatically exercised and (iii) those senior reorganization noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their warrants would receive early adopter warrants of Level 8 at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $0.10 per share, as part of the merger plan.

Q:	What would happen to the convertible bridge notes in the recapitalization merger?

A:
Upon consummation of the recapitalization merger, holders of convertible bridge notes will have their notes automatically converted into shares of Cicero common stock at a conversion price of $0.0314 (the equivalent of $0.00157 for Level 8 stock).

Q:	If the recapitalization merger is completed, would our shares continue to be publicly traded?

A:
If the recapitalization merger is completed, we expect that the shares of Cicero common stock into which Level 8 common stock would be converted pursuant to the recapitalization merger would trade on the Over-the-Counter Bulletin Board. We intend to make application to trade under the symbol “CCRO”.

Q:	If the recapitalization merger is completed, would I still have the same voting rights as I do now?

A:
As a result of the recapitalization merger, holders of Cicero common stock will have the same voting rights they had when they held shares of Level 8 common stock. Each share of Cicero common stock will be entitled to one vote. Holders of Cicero Series A-1 preferred stock will be entitled to a number of votes equal to the number of shares of Cicero common stock into which the preferred stock is convertible. Holders of Cicero Series A-1 preferred stock will not be entitled to the same voting rights on some matters as holders of Series A-3, B-3, C or D preferred stock of Level 8. For an explanation of these differences, please see “Proposal I: Approval and Adoption of the Merger Agreement—Comparison of Preferred Stockholder Rights Before and After the Recapitalization.” Further, as a result of the transaction, the current common stockholders of Level 8 would suffer substantial dilution. On a fully diluted basis, the current common stockholders, who own 52.7% of Level 8, will own only 2.8% of Cicero upon completion of the recapitalization merger. The substantial dilution would result in a change of control to the extent that the current common stockholders of Level 8 will no longer own more than fifty percent of the common stock of Cicero.

Q:	What protections for the minority stockholders of Cicero would be in place if the recapitalization merger is completed?

A:	Other than those provided by law, the minority stockholders of Cicero would receive no minority protections if the recapitalization merger is completed.

Q:	What are the federal income tax consequences to me of the recapitalization merger?

A:
If the recapitalization merger is completed, you as the holder of shares of the common stock of Level 8 or as the holder of shares of preferred stock of Level 8 (or both) would not recognize any gain or loss for U.S. federal income tax purposes as the result of the recapitalization merger, except for any gain or loss that may result from your receipt of cash instead of a fractional share of Cicero common stock. Your tax basis in the shares of Cicero common stock received in the recapitalization merger would equal the basis of the Level 8 common shares that you owned immediately prior to and exchanged in the recapitalization merger. Your tax basis in the shares of Cicero Series A-1 preferred stock received in the recapitalization merger would equal the basis of the Level 8 preferred shares that you owned immediately prior to and exchanged in the recapitalization merger

The holding period for each share of Cicero common stock or Cicero Series A-1 preferred stock that you own immediately following the recapitalization merger would include your holding period for the Level 8 common or preferred shares you exchanged in the recapitalization merger for such Cicero share, provided that the Level 8 share exchanged was held as a capital asset.

If you receive cash instead of a fractional share of Cicero common stock, you will be considered as having received the fractional share pursuant to the recapitalization merger and then having exchanged the fractional share for cash in a redemption by Cicero. As a result, you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share as set forth above. Provided such fractional share was held as a capital asset, the gain or loss will be capital gain or loss and will be long term capital gain or loss if, as of the effective date of the recapitalization merger, your holding period for such fractional share is greater than one year. The deductibility of capital losses is subject to limitations.

If you are a non-corporate U.S. holder of Level 8 common stock, you may be subject to information reporting and backup withholding at a 28% rate on any cash payments received in lieu of a fractional Cicero share. You will not be subject to backup withholding, however, if you (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the recapitalization merger; or (b) are otherwise exempt from backup withholding.

Tax matters are complicated, and the tax consequences of the recapitalization merger to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the recapitalization merger to you. You should also read “Proposal I—Approval and Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger.”

Q:	When do we expect to complete the recapitalization merger?

A:
If the recapitalization merger is approved by Level 8’s stockholders, and assuming the satisfaction of the other conditions to the merger, it is anticipated that the recapitalization merger will become effective as soon as practicable.

Q:	Who is entitled to vote on the merger agreement?

A:	Only holders of record of common stock and preferred stock of Level 8 at the close of business November 30, 2005 may vote on the merger agreement.

Q:	What stockholder votes are required to adopt the merger agreement?

A:
The merger will require the affirmative vote of (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 common stock, Series A-3, B-3, C and D preferred stock (each voting on an as-converted basis) entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon voting as a single class with respect to the reduction of conversion rates and as a single class with respect to the merger agreement, and (iii) each of the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class with respect to the reduction of conversion rates and together as a single class with respect to the merger agreement.

Q:	What stockholders votes are required to amend the certificate of incorporation to reduce the conversion price for each series of Preferred Stock of Level 8?

A:
The amendment to certificate of incorporation will require the vote of (i) holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon voting as a single class; and (ii) each of the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class. A vote “FOR” the recapitalization merger of each such series will be deemed a vote “FOR” the reduction in the conversion price of each such series of preferred stock.

Other Matters

Q:	What stockholder vote is required for the election of directors?

A:
The affirmative vote of a majority of the total votes represented by the shares of our common stock and our preferred stock (voting on an as-converted basis) present in person or represented by proxy and entitled to vote on such matter is required for the election of directors. Abstentions and broker non-votes (if any) will be disregarded and will have no effect on the outcome of the election of our directors.

Q:	How long will the directors elected at the annual meeting serve?

A:	Directors will be elected to serve for the ensuing year and until their successors are duly elected and qualified.

Q:	What stockholder vote is required for the ratification of our independent registered public accounting firm?

A:
The affirmative vote of a majority of the total votes represented by the shares of our common stock and our preferred stock (voting on an as-converted basis) present in person or represented by proxy and entitled to vote on such matter is required to ratify the appointment by our board of directors of Margolis & Company P.C. as our independent registered public accounting firm for the 2005 fiscal year. Consequently, an abstention will have the effect of a negative vote.

Q:
How does Level 8’s board of directors recommend that I vote on the election of the proposed nominees and the appointment of Margolis & Company P.C. as independent registered public accounting firm for the year ending December 31, 2005?

A:
Our board of directors recommends that you vote “FOR” the election of the proposed nominees and the appointment of Margolis & Company P.C. as independent registered public accounting firm for the year ending December 31, 2005. You should read “Proposal II: Election of Directors,” and “Proposal III: Ratification of Margolis & Company P.C. Appointment As Our Independent Registered Public Accounting Firm” for a discussion of the factors that our board of directors considered in deciding to recommend the election of the proposed nominees and the appointment of Margolis & Company P.C. as independent public accounting firm.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid envelope as soon as possible, so that your shares may be represented and voted at the meeting to be held _____________, 2006.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q:	If my shares are held in an IRA, who votes those shares?

A:	You vote shares held by you in an IRA as though you held those shares directly.
Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before we vote your proxy at the meeting. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, if you are a holder of record, you may vote in person at the special meeting. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank.

Q:	Should I send in my stock certificate now?

A:	No. Shortly after the recapitalization merger is completed, Cicero will send you written instructions for exchanging your stock certificates.

Q:	Am I entitled to appraisal rights?

A:
Under the General Corporation Law of the State of Delaware, holders of Series A-3, B-3, C and D preferred stock are entitled to appraisal rights if the recapitalization merger is completed. Any stockholder so entitled who wishes to exercise appraisal rights with respect to the merger must not consent to or vote in favor of adoption of the merger agreement, and must file written notice with us of an intention to demand appraisal of their shares prior to the taking of the vote thereon at the special meeting, and otherwise follow the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware. Holders of common stock are not entitled to appraisal rights. See “Proposal I: Approval and Adoption of the Merger Agreement—Appraisal Rights”.

Q:	Who should I call with questions or to obtain additional copies of this document?

A:	You should call: Mr. John P. Broderick, Chief Executive Officer and Chief Financial Officer, 8000 Regency Pkwy., Ste 542, Cary, NC 27511, (919) 380-5000.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers in order to better understand the recapitalization merger. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You should also read the forms of Cicero’s certificate of incorporation and bylaws, which are attached as Annex B and Annex C, respectively, because they will be the certificate of incorporation and bylaws governing your rights as a stockholder of Cicero following the completion of the recapitalization merger. See the section entitled “Where You Can Find Additional Information” at the beginning of this document. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 48.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the recapitalization merger and all transactions related to it, has occurred. When used in this proxy statement/prospectus, unless otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “our” and “us” refer to Level 8 Systems, Inc. and its subsidiaries with respect to the period prior to the merger, and Cicero, Inc. and its subsidiaries with respect to the period after the merger. We also use “Level 8” to refer to Level 8 Systems, Inc. and “Cicero” to refer to Cicero, Inc.

The Companies

Level 8

Level 8 is a provider of business integration software, known as Cicero, which enables organizations to integrate new and existing information and processes at the desktop. Our Cicero business integration software addresses the emerging need for companies’ information systems to deliver enterprise-wide views of their business information processes.

In addition to software products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers with industry-leading integration solutions. Level 8’s consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000.

Our auditors are of the opinion that our continuation as a going concern is in doubt. The Company’s future revenues are largely dependent on acceptance of our newly developed and marketed product, Cicero, which has had only limited commercial success to date. Accordingly, there is substantial doubt that the Company can continue as a going concern if Cicero fails to gain acceptance in the market place. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero related product line and continues to negotiate with customers that have expressed an interest in the Cicero technology. If we are unable to increase cash flow or obtain financing, we are not likely to be able to fund planned operations for the next twelve months.

Level 8’s common stock currently trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “LVEL”. We had previously been listed on The Nasdaq National Market and then subsequently the Nasdaq SmallCap Market until our failure to meet minimum listing requirements with respect to total stockholders equity resulted in our delisting in January of 2003.

Level 8’s principal offices are located at 1433 State Highway 34, Building C, Farmingdale, New Jersey 07727.

Cicero

Cicero, a wholly owned subsidiary of Level 8, was incorporated under the General Corporation Law of the State of Delaware on December 17, 2004 under the name "Cicero, Inc." exclusively for the purpose of merging with Level 8. The address and phone number of Cicero's principal office are the same as those of Level 8. Prior to the recapitalization merger, Cicero will have no material assets or liabilities and will not have carried on any business other than those in connection with its formation and the execution of the merger agreement.

The Recapitalization Merger

Agreement and Plan of Merger

On December 30, 2004, Level 8 and Cicero entered into an Agreement and Plan of Merger pursuant to which Level 8 would merge with and into Cicero, with Cicero being the surviving corporation. Under the merger agreement, Cicero will assume all assets and liabilities of Level 8, including obligations under Level 8’s existing indebtedness and contracts. The board of directors and officers of Level 8 will become the board of directors and officers of Cicero for identical terms of office. The existing subsidiaries of Level 8 will become the existing subsidiaries of Cicero.

Structure of Recapitalization Merger

In order to help you better understand the merger and how it will affect Level 8 and Cicero, the charts below illustrate, in simplified form, the following:

•	Before: the organizational structure of Level 8 and Cicero (excluding Level 8’s operating subsidiaries), immediately before the recapitalization merger;
•	Merger: the steps involved in and the effects of the recapitalization merger of Level 8 and Cicero and the exchange of shares of Cicero stock for shares of Level 8 stock; and
•	After: the organization structure of Cicero (excluding its operating subsidiaries) immediately after the completion of the transactions.

We subsequently amended the merger agreement on September 13, 2005 to include, upon consummation of the merger agreement, the automatic exercise of existing warrants held by Senior Reorganization Noteholders (as defined below), the exercise of Additional Warrants (as defined below) by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price and the issuance of Early Adopter Warrants (as defined below). Further, the amended and restated merger agreement provides for the automatic conversion of Convertible Bridge Notes (as defined below) into shares of common stock of Cicero at a conversion price of $0.0314 upon the consummation of the merger recapitalization. In addition, holders of preferred stock waived provisions granting such holders control of the board of directors upon our failure to achieve a certain revenue threshhold. References to the merger agreement refer to such agreement, as amended.

Effect of Recapitalization Merger on Capital Stock

If the merger agreement is approved by the stockholders, the recapitalization merger will result in a significant change in our capital structure. As a result of the recapitalization merger:

•
Each share of Level 8 common stock will be converted into one-twentieth (0.05) share of Cicero common stock. This includes 404,500 shares of common stock issued or issuable as payment for certain fees earned prior to or incurred and directly attributable to the recapitalization merger.

•	Each share of Level 8 Series A-3 preferred stock (other than shares to which appraisal rights are duly exercised) will be converted into 0.0142857 shares of Cicero Series A-1 preferred stock.

•	Each share of Level 8 Series B-3 preferred stock (other than shares to which appraisal rights are duly exercised) will be converted into 0.0125 shares of Cicero Series A-1 preferred stock.

•	Each share of Level 8 Series C preferred stock (other than shares to which appraisal rights are duly exercised) will be converted into 0.20 shares of Cicero Series A-1 preferred stock.

•	Each share of Level 8 Series D preferred stock (other than shares to which appraisal rights are duly exercised) will be converted into 0.25 shares of Cicero Series A-1 preferred stock.

•
Convertible promissory notes may, at the option of the holder thereof (of which holders of 95% have agreed to convert), be converted into shares of Cicero Series A-1 preferred stock at conversion prices ranging from $0.002 to $0.026.

•
The senior secured notes of Level 8 (“Senior Reorganization Notes”) issued in the aggregate principal amount of $2,559,000 to holders of warrants of Level 8 who loaned to Level 8 the exercise price of their warrants and other investors who lent funds to Level 8 (“Senior Reorganization Noteholders”) in exchange for Senior Reorganization Notes and additional warrants, pursuant to note and warrant offerings in December 2004 ($1,615,000) and March 2005 ($944,000) (the “Note and Warrant Offerings”), will be cancelled and the existing warrants in respect of which the exercise price was loaned to Level 8, as evidenced by the Senior Reorganization Notes, will be exercised. Such warrant holders were offered a special one-time exercise price of the lesser of $0.10 per share and the original exercise price as part of the merger agreement. The exercise price of the warrants at that time ranged from $0.07 to $0.60.

•
The warrants of Level 8 (“Additional Warrants”) issued to Senior Reorganization Noteholders in connection with their loans to Level 8, exercisable at $0.002 per share in the event of the consummation of the merger agreement, to acquire shares of Level 8 common stock, will automatically be deemed exercised, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price, upon the consummation of the recapitalization merger in accordance with their terms. The shares issuable upon exercise of the Additional Warrants will convert into an aggregate of 19,360,959 shares of Cicero common stock in the recapitalization merger (less the number of shares to be applied to the cashless exercise).

•
Senior Reorganization Noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their warrants, pursuant to the Note and Warrant Offering in December 2004, will receive warrants of Level 8 (“Early Adopter Warrants”) at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price (before adjustment by the merger exchange ratio) of $0.10 per share, as part of the recapitalization merger. In the recapitalization merger, Early Adopter Warrants will convert into warrants of Cicero for an aggregate of 1,005,562 shares of Cicero, and the exercise price increased to $2.00 per share.

•
The convertible bridge notes (the “Convertible Bridge Notes”) held by convertible bridge noteholders (the “Convertible Bridge Noteholders”) who had loaned money to Level 8 as part of the September 2005 consortium note offering (the “Consortium Note Offering”) will be automatically converted into shares of Cicero common stock at a conversion price of $0.0314 (the equivalent of $0.00157 for Level 8 stock).

•
Each option, warrant, purchase right, unit or other security of Level 8, including the Early Adopter Warrants, will be converted into the identical security of Cicero with the number of shares of Cicero common stock issuable upon exercise of such security equal to one-twentieth (0.05) of the number of shares such security was exercisable for prior to the recapitalization merger, and the exercise price increased to twenty times the exercise price prior to the recapitalization merger.

The rights and interests of Cicero common stock will be the same as the rights and interest of Level 8 common stock.

Each share of Cicero Series A-1 preferred stock will be convertible into 1,000 shares of Cicero common stock. The rights and interests of Cicero preferred stock will be substantially similar to the rights interests of each of the series of Level 8 preferred stock other than for (i) anti-dilution protections that have been permanently waived and (ii) certain voting, redemption and other rights that holders of Cicero Series A-1 preferred stock will not be entitled to. All shares of Cicero Series A-1 preferred stock will have a liquidation preference pari passu with all other Series A-1 preferred stock. For a comparison of these rights, see “Proposal I: Approval and Adoption of the Merger Agreement—Comparison of Preferred Stockholder Rights Before and After the Recapitalization”. The rights of holders of Cicero Series A-1 preferred stock are more fully described in the Cicero Series A-1 preferred stock certificate of designation, which is part of the certificate of incorporation of Cicero, attached hereto as Annex B.

The table below illustrates the current and amended conversion prices for the convertible promissory notes and the current and amended conversion rates for each series of preferred stock, as well as the common stock equivalents for each security. Each of such securities will be converted into the number of shares of Cicero Series A-1 preferred stock that corresponds to such number of shares of Cicero common stock issuable upon conversion of convertible promissory notes and preferred stock based on the amended conversion price and rates set forth below.

CURRENT AND AMENDED CONVERSION PRICES AND RATES FOR CONVERTIBLE PROMISSORY
NOTES AND PREFERRED STOCK

Security	Amount Invested	Current Conversion Price	Common Equivalents	Amended Conversion Price	Common Equivalents
Convertible Promissory Notes	$150,000	$0.37	405,405	$0.026	3,323,077
	$185,000	$0.32	578,125	$0.023	8,093,750
	$125,000	$0.28	446,429	$0.02	6,250,006
	$112,000	$0.20	560,000	$0.014	7,840,000
	$15,320	$0.17	90,118	$0.012	1,261,647
	$125,000	$0.16	781,250	$0.011	11,363,636
	$100,000	$0.10	1,000,000	$0.0025	40,000,000
	$150,000	$0.08	1,875,000	$0.002	75,000,000
	$30,000	$0.07	428,571	$0.005	6,000,000
Series A-3 Preferred Stock	$1,571,000	$8.33	188,528	$3.50	448,857
Series B-3 Preferred Stock	$30,000,000	$12.53	2,394,063	$4.00	7,500,000
Series C Preferred Stock	$1,141,000	$0.38	3,002,632	$0.25	4,564,000
Series D Preferred Stock	$1,135,520	$0.32	3,548,500	$0.20	5,677,600

Current conversion prices reflect then-current market prices, with the exception of the Series A-3 and B-3 preferred stock, whose conversion rates were reduced in 2002 to then-current market prices in consideration of waiving anti-dilution protection in respect of certain capital raises. The current conversion prices for the convertible promissory notes were determined by the board of directors by reference to the fair market value on the date of issue. The new conversion prices with respect to the Series A-3, B-3 and D preferred stock were negotiated with the holders of each series based upon such factors as the current conversion price in relation to the market, the dollar amount represented by such series and, waiver of anti-dilution, liquidation preferences, seniority and other senior rights. The conversion price for the Series C preferred stock was determined in relation to the conversion price for the Series D preferred stock. The board of directors determined the new conversion price of each series of Level 8 preferred stock after discussion and review of those rights, ranks and privileges that were being waived by the present holders of preferred stock. Among those rights being waived are anti-dilution protection, liquidation preferences and seniority. The conversion price for the convertible promissory notes was reduced, based on such negotiations, to approximately one-fourteenth of the current conversion prices. One of the goals of the negotiations was to encourage the holders of convertible promissory notes of Level 8 to convert in order to minimize liquidity issues after the recapitalization merger.

The conversion price for the Convertible Bridge Notes was determined by the board of directors based on a pre-money valuation of Level 8 of $1,500,000, an amount in excess of the then-current market capitalization of Level 8, and an offering size of $1,000,000 (later extended to $1,600,000). However, should the recapitalization merger not be declared effective by October 31, 2005 or December 31, 2005, Level 8 agreed that the pre-money valuation of $1,500,000 would be lowered to $1,250,000 and $1,000,000, respectively, reducing the conversion price of the Convertible Bridge Notes to $0.0314 and $0.025, respectively. See “Proposal I: Approval and Adoption of the Merger Agreement—Background of the Recapitalization Merger” and “—Changes in Conversion Prices and Rates”.

Amendments to the certificate of incorporation with respect to the conversion price for each series of preferred stock requires at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class, and at least 66% of the issued and outstanding shares of Series D preferred stock. Each vote of the holders of preferred stock of Level 8 with respect to the merger agreement will also be deemed the same vote with respect to the amendment of the conversion price of such series of preferred stock.

Impact of Changes in Capital Structure

As a result of the automatic conversion of Convertible Bridge Notes into shares of Cicero common stock, the automatic exercise of existing warrants of Level 8 and the issuance by Level 8 and exercise of Additional Warrants and, to a lesser extent, the conversion of Level 8 convertible promissory notes and preferred stock into Cicero Series A-1 preferred stock at the conversion rates set forth above, the holders of common stock will suffer substantial dilution in their holdings.

The table below illustrates (i) the number of shares of Level 8 common stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis prior to the recapitalization merger (ii) the number of shares of Level 8 common stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis if the recapitalization merger is approved as proposed, and (iii) the number of shares of Cicero common stock or common equivalents held by holders of each class of security of Cicero, and by each person known to Level 8 to be the beneficial owner of 5% or more of Level 8 on a common equivalent basis (anticipating that holders of more than 5% of the stock of Level 8 will hold more than 5% of the stock of Cicero) if the recapitalization merger is approved as proposed.

	Ownership of Each Class of Security of Level 8 Using Current Conversion Rates		Ownership of Each Class of Security of Level 8 Using Amended Conversion Rates and Giving Effect to Merger and Related Issuances, Exercises and Conversions		Ownership of Each Class of Security of Cicero Giving Effect to Merger
	% Held(1)	Number of Shares Held	% Held(1)	Number of Shares Held	% Held(1)	Number of Shares Held
Common Equivalents (1)	100%	74,349,659	100%	1,629,950,694	100%	81,338,024
Common Stock	63.8%	47,410,825	2.91%	47,410,835	89.1%	72,471,895
Series A-1Preferred Stock					10.9%	8,866,129
Series A-3 Preferred Stock	0.3%	188,528	*	448,857
Series B-3 Preferred Stock	3.2%	2,394,063	0.5%	7,500,000
Series C Preferred Stock	4.0%	3,002,632	0.3%	4,564,000
Series D Preferred Stock	4.8%	3,548,500	0.3%	5,677,600
Senior Reorganization Notes (2)	15.7%	11,640,203	24.9%	410,139,471		1,005,562
Non-lenders Warrants (3)		7,735,872		7,735,872		527,258
Stock Options (4)		7,258,647		7,258,647		551,000
Convertible Bridge Notes (5)			61.0%	995,077,815
Convertible PromissoryNotes	6.9%	6,164,898	9.8%	159,132,116
Total		89,344,178		1,644,945,213		83,421,844
Landis, Mark & Carolyn	14.0%	10,404,575	20.2%	329,745,652	20.5%	16,642,045
Pizi, Anthony	5.7%	4,207,497	7.7%	125,991,805	7.8%	6,323,340
Brown Simpson Partners I, Ltd.	8.0%	5,936,921	6.3%	103,411,482	6.6%	5,328,076
Liraz Systems, Ltd.	8.6%	6,426,869	0.7%	11,739,819	0.9%	715,789

____________
*Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon automatic exercise of Additional Warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) Includes 1,005,562 Early Adopter Warrants. As the exercise price for the Early Adopter Warrants is in excess of market value, those warrants are not dilutive and are not included in the percentage column.
(3) Warrants held by those who did not advance the exercise price of their warrants in exchange for Senior Reorganization Notes. As the exercise prices for the warrants are in excess of market value, those warrants are not dilutive and are not included in the percentage column.
(4)   Includes all options granted and reserved for grant under Level 8’s stock option plan. As the exercise price of all options granted are excess of market value, those options are not dilutive and neither non-dilutive options nor shares not subject to option grants are included in the percentage column.
(5) Assumes that the recapitalization merger will become effective prior to December 31, 2005.

For further information concerning the effects of the changes to conversion rates and the recapitalization merger with respect to affiliates, please see “Proposal I: Approval and Adoption of the Merger Agreement—Interests of Certain Parties in the Reorganization Merger.”

Recommendation of the Board of Directors

On November 23, 2004, the board of directors of Level 8 voted unanimously to approve the merger agreement and the recapitalization merger, and on September 13, 2005 voted unanimously to amend the merger agreement in certain respects. The board believes the effects of the merger agreement will have a positive impact on the future operations of the Company and its ability to raise additional capital that it will need to continue operations. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and has determined that these actions are in the best interests of the Company and our stockholders. In addition, the board of directors unanimously recommends that you vote “FOR” the re-election of the board nominees and “FOR” ratification of the appointment of our independent registered public accounting firm.

Conditions to the Merger

The merger agreement was unanimously approved by the board of directors of Level 8 and the board of directors of Cicero (including the disinterested directors of each of the boards) and subsequently was adopted by Level 8 as the sole stockholder of Cicero.

Stockholder Approvals

The approval of the recapitalization merger requires the affirmative votes of (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 common stock and Series A-3, B-3, C and D preferred stock (each voting on an as-converted basis) entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon, voting as a single class with respect to the reduction of conversion rates and as a single class with respect to the merger agreement and (iii) the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class with respect to the reduction of conversion rates and together as a single class with respect to the merger agreement.

As of November 30, 2005, the directors and executive officers of Level 8 and their affiliates together own about 3.4% of Level 8 voting stock, including 2.0% of common stock outstanding, 1.2% of Level 8 Series C preferred stock and 0.2% of Level 8 Series D preferred stock.

Regulatory Approvals

To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Our license agreement with Merrill Lynch with respect to the Cicero software, as more fully described under “Business-Strategic Alignment,” provides Merrill Lynch with the right to terminate such license in the event of a change in control of Level 8. It is a condition to consummation of the recapitalization merger that the license agreement be clarified so that the recapitalization merger would not give rise to a right of Merrill Lynch to terminate the license due to a change in control, as defined in the agreement.

Reasons for the Recapitalization Merger

The board of directors (including the five disinterested directors serving on the board at the time) has approved the recapitalization merger and we have proposed it to the stockholders of Level 8 for the following reasons:

Simplified capital and governance structure.

Both the simplified capital and governance structure resulting from the transaction should make Cicero more understandable and hence more attractive to potential investors.

Enhancement of our ability to access capital markets and engage in potential strategic alternative transactions.

The simplified capital structure of Cicero following the recapitalization merger should also improve Cicero’s ability to access the capital markets to pursue possible future equity and debt financings. In addition, the transaction may enhance our ability to enter into possible future transactions, including acquisitions on favorable terms.

Broaden the market for our common stock to be more attractive to potential investors and highly skilled employees.

We believe that the continued market price of Level 8’s common stock has and will continue to impair our acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

We believe that one effect of the recapitalization merger is that our stock price may increase over time. We further believe that a higher stock price would help us to attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of a company’s market capitalization. If the merger agreement successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers. However, while we believe that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the quotient of the market price of the common stock prior to the recapitalization merger divided by the merger exchange ratio (i.e, 0.05). In some cases, the total market capitalization of a company following a recapitalization merger is lower, and may be substantially lower, than the total market capitalization before the recapitalization merger. This may occur in the recapitalization merger, since one aspect of the transaction is the automatic exercise of certain warrants, which will result in a significant dilution of our common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the recapitalization merger will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase our ability to attract and retain employees and other service providers.

Retain our attractiveness to our most recent investors: Senior Reorganization Noteholders, convertible promissory noteholders, convertible bridge noteholders and preferred stockholders.

The Company believes that the Senior Reorganization Noteholders, convertible promissory noteholders, convertible bridge noteholders, and preferred stockholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. We have four series of preferred stock, as well as convertible promissory notes, all of which are convertible into Level 8 common stock at conversion prices that no longer correspond to the Level 8 common stock price. We believe that the best way that we can do this is by reducing the exercise price to be more in line with the current market price of the common stock. Additionally, maintaining multiple series of preferred stock with differing rights has become an administrative burden, costing Level 8 resources that it can ill afford.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our preferred stock who comply with the requirements of the statute, a copy of which is attached as Annex E, will be entitled to appraisal rights if the recapitalization merger is consummated. Holders of common stock do not have appraisal rights.

Effect of Recapitalization Merger on Holders of Senior Reorganization Notes and Related Warrants

Level 8 issued Senior Reorganization Notes to evidence an aggregate investment in the Company of $2,559,000. Upon the consummation of the recapitalization merger, certain existing warrants having an exercise price equal to the principal amount of Senior Reorganization Notes will be deemed exercised, the Senior Reorganization Notes cancelled and the Additional Warrants exercised by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price. As a result, Senior Reorganization Noteholders will hold, at the effective time, 23.2% of the common stock of Cicero in respect of Senior Reorganization Notes and will have Early Adopter Warrants for an additional 1.2%.

The following table shows as of November 30, 2005 the amount invested in Senior Reorganization Notes by and the percentage of the total Additional Warrants and total Early Adopter Warrants issuable to directors and executive officers and each person known to Level 8 to be the beneficial owner of more than 5% of Level 8 and, if the recapitalization merger is approved, Cicero:

Holder	Amount Invested (Senior Reorganization Notes)	Additional Warrants	Percentage Of Offering Additional Warrants	Shares Issuable Pursuant to Exercise of Early Adopter Warrants	Percentage of Early Adopter Warrants
Brown Simpson Partners I, Ltd.*	$215,000	28,837,851	7.4%	4,300,000	21.4%
Mark & Carolyn Landis*	$327,860	44,234,523	11.4%	3,057,206	15.2%
Anthony Pizi	$423,333	57,165,993	14.8%	1,166,666	5.8%

_____________________
*Holder of more than 5% of the stock of Level 8 and anticipated to hold more than 5% of the stock of Cicero.

The Senior Reorganization Notes offered in the November 2004 Note and Warrant Offering have a maturity date no later than December 31, 2004 and the Senior Reorganization Notes offered in the March 2005 Note and Warrant Offering have a maturity date no later than May 15, 2005. On the maturity date, the Senior Reorganization Notes became automatically due and payable but none of the holders of Senior Reorganization Notes have demanded payment. The Senior Reorganization Notes are secured by a first priority security interest in certain of Level 8’s intangible assets. Each Senior Reorganization Noteholder has the right to demand payment on the Senior Reorganization Notes and proceed against collateral.

Level 8’s board of directors assumes that the Senior Reorganization Noteholders will immediately demand payment of the Senior Reorganization Notes if the recapitalization merger is not approved. Level 8’s board of directors has arrived at this conclusion based upon the overall value of the enterprise, its financial position and its qualification by its auditors as a going concern. If the Senior Reorganization Noteholders make such a demand, Level 8 will have to obtain additional financing to retire the Senior Reorganization Notes, liquidate Level 8 or reach and agreement with the Senior Reorganization Noteholders. The board does not believe Level 8 has the ability to obtain additional financing from other sources to repay the Senior Reorganization Notes.

Effect of Recapitalization Merger on Convertible Promissory Noteholders and Convertible Bridge Noteholders

In September 2005, Level 8 issued Convertible Bridge Notes to evidence an aggregate investment in the Company of $1,562,272. Upon consummation of the recapitalization merger, Convertible Bridge Noteholders will receive shares of Cicero common stock at a conversion price of $0.0314 (the equivalent of $0.00157 for Level 8 stock), assuming the recapitalization merger is completed prior to December 31, 2005. If the recapitalization merger is completed after December 31, 2005, the Convertible Bridge Noteholders will receive shares of Cicero common stock at a conversion price of $0.025 (the equivalent of $0.00125 for Level 8 stock). As a result, the Convertible

Bridge Noteholders will hold, at the effective time, 60.4% of the voting stock of Cicero (including Cicero Series A-1 preferred stock on an as-converted basis) if the recapitalization merger is completed prior to December 31, 2005 and 65.7% of such voting stock of Cicero if the recapitalization merger is completed after December 31, 2005.

From March 2004 to April 2005, Level 8 issued convertible promissory notes to evidence an aggregate investment in the Company of $992,320. Upon consummation of the recapitalization merger, convertible promissory noteholders will receive shares of Cicero Series A-1 preferred stock at conversion prices ranging from $0.026 to $0.002. As a result, convertible promissory noteholders will hold, at the effective time, 9.6% of the common stock of Cicero, assuming all convertible promissory noteholders elect to convert. At November 3, 2005, the holders of 95% of the aggregate principal amount of convertible promissory notes have agreed to convert. The consent of the holders of the other convertible promissory notes will be sought after the date hereof.

The following tables shows as of November 30, 2005 the total amount invested in convertible promissory notes by and the shares issuable pursuant to such notes at current and amended conversion rates and the percentage ownership of fully diluted shares to, directors and executive officers and each person known to Level 8 to be the beneficial owner of more than 5% of Level 8 and, if the recapitalization merger is approved, Cicero:

	Amount Invested	Ownership Using Current Conversion Rates		Ownership Using Amended Conversion Rates
	(Convertible Promissory Notes)	Number of Shares Issuable	Percentage (2)	Number of Shares Issuable	Percentage (2)
Landis, Mark & Carolyn (1)	$500,000	4,102,679	5.5%	132,614,632	8.1%
Pizi, Anthony	$227,320	920,388	1.2%	10,501,647	0.6%
Mack, Frederic	$125,000	390,625	0.5%	5,468,750	0.3%
Miller, Bruce	$30,000	428,571	0.6%	6,000,000	0.4%
Hatalski, Nicholas	$25,000	78,125	0.1%	1,093,750	0.1%
All Others	$85,000	244,510	0.3%	3,454,327	0.2%

___________________
(1) Holder of more than 5% of the stock of Level 8 and anticipated to hold more than 5% of the stock of Cicero.
(2) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.

The following table shows as of November 30, 2005 the total amount invested in Convertible Bridge Notes by and the shares issuable pursuant to such notes based on a conversion rate of $0.314 and the percentage ownership of fully diluted shares to, directors and executive officers and each person know to Level 8 to be the beneficial owner of more than 5% of Level 8 and, if the recapitalization merger is approved, Cicero.

	Amount Invested (Convertible Bridge Notes)	Shares Issuable at Current Conversion Rates	Percentage of Common Equivalents (2)
Landis, Mark & Carolyn (1)	$230,000	7,324,840	9.0%
Pizi, Anthony	$85,000	2,707,006	3.3%
Mack, Frederic	$60,000	1,910,828	2.3%
Miller, Bruce	$75,000	2,388,535	2.9%

___________________
(1) Holder of more than 5% of the stock of Level 8 and anticipated to hold more than 5% of the stock of Cicero.
(2) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.

Interests of Certain Parties in the Recapitalization Merger

When considering the recommendation of Level 8’s board of directors, you should be aware that some directors and executive officers have interests in the recapitalization merger, which may conflict with their interests as stockholders. Certain of our directors own, or have options or warrants to acquire, shares of our capital stock, and some of our directors are holders, or are affiliated with holders, of our preferred stock or debt. Accordingly, these directors may have interests in the recapitalization merger that are different from, or are in addition to, your interests. These interests include:

•
Anthony Pizi, Chief Information Officer of Level 8, owns, as of November 30, 2005, 1,833,300 shares subject to stock options exercisable within sixty (60) days and 394,737 shares of common stock issuable upon the conversion of Series C preferred stock. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 90,118 shares exercisable at $0.17 per share of common stock; (ii) 560,000 shares exercisable at $0.20 per share of common stock; and (iii) 185,624 shares exercisable at $0.32 per share of common stock. Mr. Pizi owns 223,330 shares of Level 8 common stock. Mr. Pizi holds convertible promissory notes amounting to $227,320 and convertible, at the option of the holder (as to which he has agreed to convert such notes), into 920,388 shares of Level 8 common stock, and 835,742 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. In addition, Mr. Pizi is separately owed $423,333 by Level 8, evidenced by a Senior Reorganization Note, which may be converted into warrants to purchase an additional 57,165,993 shares of common stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Pizi also holds, in connection with the Senior Reorganization Notes, 1,166,666 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 58,333 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Pizi advanced the adjusted exercise price of 450,000 warrants. Upon the consummation of the recapitalization merger, Mr. Pizi will receive 23,750 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Pizi also holds $85,000 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 2,707,006 shares of Cicero common stock. Mr. Pizi is a son-in-law of Mark and Carolyn Landis;

The table below illustrates the holdings of Mr. Pizi as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series A-1Preferred Stock(4)						555,082	0.7%
Common Stock (2)(3)	223,330	0.3%	223,330	*	$18,333	5,600,223	6.9%
Warrants(5)	835,742	1.1%	360,742			18,037
Stock Options	1,833,300	2.5%	1,833,300			91,665
Series C PreferredStock	394,737	0.5%	600,000	*	$150,000
Convertible Promissory Notes(4)	920,388	1.2%	10,501,647	0.6%	$227,320
Convertible Bridge Notes(2)			54,140,127	3.3%	$85,000
Senior Reorganization Notes and warrants(6)			58,332,659	3.6%	$423,333	58,333
Total	4,207,497	5.6%	125,991,805	7.5%	$903,986	6,323,340	7.6%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased from Level 8. The amount invested does not include amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $85,000 of Convertible Bridge Notes and $423,333 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock and $227,320 of convertible promissory notes.
(5) These warrants were issued in connection with stock and other securities of Level 8. The purchase price for these warrants is included as part of the Amount Invested for such other securities. Mr. Pizi advanced the exercise price on 475,000 warrants which upon consummation of the recapitalization merger will convert into 23,750 shares of Cicero common stock. The remaining warrants will be adjusted via the exchange ratio of Level 8 stock to Cicero stock.
(6) The number of shares reflected as Share Ownership of Cicero represents Early Adopter Warrants.

•
Mark Landis, Chairman of the Board of Level 8, and his spouse, Carolyn Landis, who are parents-in-law to Mr. Pizi, own, as of November 30, 2005, 263,158 shares of common stock issuable upon the conversion of Series C preferred stock, and 117,594 shares of common stock issuable upon the exercise of warrants exercisable at $0.37 per share of common stock. Mr. and Mrs. Landis own 818,465 shares of Level 8 common stock, and hold convertible promissory notes amounting to $500,000 and convertible at the option of the holder (as to which he has agreed to convert such notes), into 4,102,679 shares of Level 8 common stock, and 5,102,679 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 1,875,000 exercisable at $0.08 per share of common stock; (ii) 2,000,000 shares exercisable at $0.10 per share of common stock; (iii) 781,250 shares exercisable at $0.16 per share of common stock; and (iv) 446,429 shares exercisable at $0.28 per share of common stock. In addition, the Landis’ are separately owed $327,860 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 44,234,523 shares of common stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Landis also holds, in connection with the Senior Reorganization notes, 3,057,206 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 152,560 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Landis advanced the adjusted exercise price of 3,095,280 warrants. Upon consummation of the recapitalization merger, Mr. Landis will receive 154,764 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Landis also holds $230,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 7,324,840 shares of Cicero common stock;

The table below illustrates the holdings of Mark and Carol Landis as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series A-1 Preferred Stock(4)						6,650,682	8.2%
Common Stock (2)(3)	818,465	1.1%	818,465	0.1%	$818,333	9,732,253	12.0%
Warrants(5)	5,220,273	7.0%	2,125,000			106,250
Series C Preferred Stock	263,158	0.4%	400,000	*	$100,000
Convertible Promissory Notes (4)	4,102,679	5.5%	132,613,642	8.1%	$500,000
Convertible Bridge Notes (3)			146,496,815	9.0%	$230,000
Senior Reorganization Notes and warrants(3)(6)			47,291,729	2.9%	$327,860	152,860
Total	10,404,575	14.0%	329,745,652	20.1%	$1,976,193	16,642,046	20.2%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested does not include amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $230,000 of Convertible Bridge Notes and $327,860 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock and $500,000 of convertible promissory notes.
(5) These warrants were issued in connection with stock and other securities of Level 8. The purchase price for these warrants is included as part of the Amount Invested for such other securities. Mr. Landis advanced the exercise price on 3,095,273 warrants which upon consummation of the recapitalization merger will convert into 154,764 shares of Cicero common stock. The remaining warrants will be adjusted via the exchange ratio of Level 8 stock to Cicero stock.
(6) The number of shares reflected as Share Ownership of Cicero represents Early Adopter Warrants.

•
Frederic Mack, a director of Level 8, owns, as of November 30, 2005 394,737 shares of common stock issuable upon the conversion of Series C preferred stock and 632,883 shares of common stock issuable upon the exercise of warrants. The exercise prices of warrants before reduction to $0.10 are as follows: 390,625 shares at $0.32 per share of common stock; 202,703 shares exercisable at $0.37 per share of common stock; 22,222 shares at $0.45 per share of common stock; and 17,333 shares at $0.60 per share. Mr. Mack holds 476,942 shares of common stock, and exercisable convertible promissory notes amounting to $125,000 and, convertible, at the option of the holder (as to which he has agreed to convert such note), into 390,625 shares of Level 8 common stock and 390,625 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. Mr. Mack also holds, in connection with the Senior Reorganization Notes, 1,362,446 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 68,123 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Mack advanced the adjusted exercise price of 681,200 warrants. Upon consummation of the recapitalization merger, Mr. Mack will receive 34,060 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Mack also holds $60,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 1,910,828 shares of Cicero common stock. Mr. Mack also holds, under the Frederic Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D preferred stock, 30,672 shares of common stock issuable upon exercise of warrants issued in connection with Series D preferred stock at an exercise price equal to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise, 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share and 144,445 shares of common stock. Mr. Mack also holds, in the trust for each of Hailey Mack and for Jason Mack, 4,167 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share and 16,667 shares each of common stock. Mr. Mack also holds in the trust for each of Hailey Mack and for Jason Mack Convertible Bridge Notes in the amount of $10,000 which bear interest at 10% per annum and matured September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 318,472 shares of Cicero common stock.

The table below illustrates the holdings of Frederic Mack as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series A-1 Preferred Stock(4)						319,687	0.4%
Common Stock (2)(3)	654,721	0.9%	654,721	*	$330,000	2,543,362	3.1%
Warrants(5)	681,223	0.9%
Series C Preferred Stock	394,737	0.5%	600,000	*	$150,000
Series D Preferred Stock	203,125	0.3%	325,000	*	$65,000
Convertible Promissory Notes (4)	390,625	0.5%	5,468,750	0.3%	$125,000
Convertible Bridge Notes (3)			38,216,561	2.3%	$60,000
Senior Reorganization Notes and warrants (3)(6)			12,677,222	0.8%	$88,122	68,123
Total	2,324,431	3.1%	57,942,254	3.4%	$818,122	2,931,172	3.5%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested does not include amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $60,000 of Convertible Bridge Notes and $88,122 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock, Level 8 Series D preferred stock and $125,000 of convertible promissory notes.
(5) These warrants were issued in connection with stock and other securities of Level 8. The purchase price for these warrants is included as part of the Amount Invested for such other securities. Mr. Mack advanced the exercise price on 681,223 warrants which upon consummation of the recapitalization merger will convert into 34,060 shares of Cicero common stock.
(6) The number of shares reflected as Share Ownership of Cicero represents Early Adopter Warrants.

•
Bruce Miller, a director of Level 8, owns, as of November 30, 2005, convertible promissory notes amounting to $30,000, convertible at the option of the holder (as to which he has agreed to convert such notes) into 428,571 shares of Level 8 common stock. In addition, Mr. Miller is separately owed $77,706 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 11,456,727 shares of common stock of Level 8 at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Miller also holds, in connection with the Senior Reorganization Notes, 954,116 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 47,706 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Miller advanced the adjusted exercise price of 277,060 warrants. Upon consummation of the recapitalization merger, Mr. Miller will receive 13,853 shares of Cicero common stock. Mr. Miller also holds $75,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, this note will automatically convert into 2,388,535 shares of Cicero common stock.

The table below illustrates the holdings of Bruce Miller as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series A-1 Preferred Stock(4)						300,000	0.4%
Common Stock (2)(3)						2,913,667	3.6%
Warrants(5)	277,058	0.4%
Convertible Promissory Notes (4)	428,571	0.6%	6,000,000	0.4%	$30,000
Convertible Bridge Notes (3)			47,770,701	2.9%	$75,000
Senior Reorganization Notes and warrants(6)			11,179,669	0.7%	$77,706	47,706
Total	705,629	1.0%	64,950,370	4.0%	$182,706	3,261,373	4.0%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested includes only amounts paid upon the conversion of warrants.
(3) Cicero common stock includes the conversion of $75,000 of Convertible Bridge Notes and $77,706 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of $30,000 of convertible promissory notes.
(5) These warrants were issued in connection with stock and other securities of Level 8. The purchase price for these warrants is included as part of the Amount Invested for such other securities. Mr. Miller advanced the exercise price on 227,058 warrants which upon consummation of the recapitalization merger will convert into 13,853 shares of Cicero common stock.
(6) The number of shares reflected as Share Ownership of Cicero represents Early Adopter Warrants.

•
Until July 22, 2005, during the period when the terms of the recapitalization merger were being negotiated and at the time of initial approval of the recapitalization merger by our board of directors, Nicholas Hatalski was a director of Level 8 and owned $25,000 of convertible promissory notes, convertible at the option of the holder (as to which he has agreed to convert such notes) into 78,125 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes;

•
John Broderick, Chief Executive Officer and Chief Financial Offer of Level 8, owns $2,300 of Senior Reorganization Notes which may be converted into warrants to purchase 333,333 shares of Level 8 common stock at an exercise price of $0.002 per share, and options to purchase 1,099,200 shares of common stock under the Level 8 stock option plan that will convert into options to purchase Cicero common stock. Such warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger;

•
Bruce Hasenyager, a member of Level 8’s board of directors, holds $2,060 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 65,625 shares of Cicero common stock;

•
Executive officers and directors hold options under the Level 8 stock option plan to purchase Level 8 common stock that will convert into options to purchase Cicero common stock. As of November 30, 2005, the exercise price of all such options exceeded the market value;

•	Following the recapitalization merger, Cicero will indemnify and provide liability insurance to its officers and directors, all of which were Level 8’s pre-merger officers and directors; and

•	Following the recapitalization merger, the current members of Level 8’s board of directors will remain directors of Cicero.

See “Proposal I: Approval and Adoption of the Merger Agreement—Reasons for the Recapitalization Merger—Interests of Certain Parties in the Recapitalization Merger” on page 36.

Certain Federal Income Tax Consequences of the Recapitalization Merger

If the recapitalization merger is completed, holders of shares of the common stock or preferred stock of Level 8 would not recognize any gain or loss for U.S. federal income tax purposes as a result of the recapitalization merger, except for any gain or loss that may result from his or its receipt of cash instead of a fractional share of Cicero common stock. A holder’s tax basis in the shares of Cicero common stock received in the recapitalization merger would equal the basis of the Level 8 common shares that such holder owned immediately prior to and exchanged in the recapitalization merger. A holder’s tax basis in the shares of Cicero Series A-1 preferred stock received in the recapitalization merger would equal the basis of the Level 8 preferred shares that such holder owned immediately prior to and exchanged in the recapitalization merger. The holding period for each share of Cicero common stock or Cicero Series A-1 preferred stock that a holder owns immediately following the recapitalization merger would include the holding period for the Level 8 common or preferred shares exchanged for such Cicero share that such holder owned immediately prior to the recapitalization, provided that the Level 8 share exchanged was held as a capital asset.

Holders who receive cash instead of a fractional share of Cicero common stock will be considered as having received the fractional share pursuant to the recapitalization merger and then having exchanged the fractional share for cash in a redemption by Cicero. As a result, such holders will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in their fractional share as set forth above. Provided such fractional share was held as a capital asset, the gain or loss will be capital gain or loss and will be long term capital gain or loss if, as of the effective date of the recapitalization merger, such holder’s holding period for such fractional share is greater than one year. The deductibility of capital losses is subject to limitations.

Non-corporate U.S. holders of Level 8 common stock may be subject to information reporting and backup withholding at a 28% rate on any cash payments received in lieu of a fractional Cicero share. Such holders will not be subject to backup withholding, however, if they:

•  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the recapitalization merger; or

•  are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

Tax matters can be complicated, and the tax consequences of the recapitalization merger to a holder will depend on a holder’s particular tax situation. Each holder should consult his or its tax advisor on the tax consequences of the recapitalization merger to such holder. Holders should also read “Proposal I—Approval and Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger.”

Accounting Treatment of the Recapitalization Merger

Once the recapitalization merger is completed, the recapitalization merger would be accounted for as an induced conversion, and accordingly, net income per share available to common stockholders would reflect a charge for the difference between the value of the shares of common stock issued to the holders of our Series A-3, B-3, Series C and D preferred stock and the convertible promissory notes and the value of the shares they would have otherwise been issued under the original conversion terms. The assets and liabilities would continue to be recorded at historical amounts following the recapitalization merger. There would be no change in the carrying value of assets. Liabilities would be reduced by the Senior Reorganization Notes, convertible debt that converts upon the election of the holder, the Convertible Bridge Notes that automatically convert upon the consummation of the recapitalization merger and certain accounts payable that represents the costs of the recapitalization merger, which would be settled through paid in capital, upon the recapitalization merger. The Series A-3, B-3, C and D preferred stock and the convertible promissory notes converted and the related paid in capital would be reclassified to Cicero Series A-1 preferred stock and common stock and paid in capital, consistent with the number of shares issued upon conversion. The Company anticipates the increase in stockholders equity to be approximately $6,475,000.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 is based on Level 8’s unaudited consolidated balance sheet as of September 30, 2005 and Cicero’s unaudited combined balance sheet as of September 30, 2005 and gives effect to the transactions occurring after September 30, 2005 described below as if each had occurred on September 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2005 has been derived from Level 8’s unaudited consolidated statement of operations for the nine months ended September 30, 2005 (predecessor basis) and Cicero’s unaudited combined statement of operations for the nine months ended September 30, 2005.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 has been derived from Level 8’s audited consolidated statement of operations for the year ended December 31, 2004 (predecessor basis) and Cicero’s unaudited combined statement of operations for the year ended December 31, 2004. The pro forma statements of operations give effect to the following events as if each occurred on January 1, 2004.

•
$2,559,000 of Senior Reorganization Notes as of September 30, 2005 will be cancelled, existing warrants to purchase 11,640,203 shares of Level 8 common stock in respect of which the exercise price was loaned to Level 8 will be automatically exercised at $0.10 per share and converted into 582,010 shares of Cicero common stock, and Additional Warrants to purchase 19,360,959 shares of Cicero common stock (less the number of shares to be applied to the cashless exercise) at an exercise price of $0.04 per share ($0.002 per share before the recapitalization merger) will be deemed exercised.

•
$992,320 of convertible promissory notes will convert into 7,957 shares of Cicero Series A-1 preferred stock. At October 7, 2005, holders of $942,320 principal amount have agreed to convert upon approval of the recapitalization merger. This assumes that the remaining convertible promissory noteholders, having $50,000 principal amount of convertible promissory notes, elect to convert in the recapitalization merger.

•	$20,000 of accounts payable in shares of Level 8 in respect of legal fees incurred and directly attributable to the recapitalization merger will convert into 50,000 shares of Cicero common stock.

•	$205,000 of accrued interest on Senior Reorganization Notes will be applied to the exercise price of the Additional Warrants.

•	$324,000 of expense incurred and directly attributable to the recapitalization merger will convert into 174,000 shares of Cicero common stock.

•	1,571 shares of Level 8 Series A-3 preferred stock will convert into 22 shares of Cicero Series A-1 preferred stock.

•	30,000 shares of Level 8 Series B-3 preferred stock will convert into 375 shares of Cicero Series A-1 preferred stock.

•	1,141 shares of Level 8 Series C preferred stock will convert into 228 shares of Cicero Series A-1 preferred stock.

•	1,136 shares of Level 8 Series D preferred stock will convert into 284 shares of Cicero Series A-1 preferred stock.

•	$1,052,722 of Convertible Bridge Notes will convert into 28,451,951 shares of Cicero common stock as of September 30, 2005.

The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had the transactions occurred on the dates indicated or that may occur in the future.

	As of September 30, 2005 (000’s in thousands)
	Level 8	Cicero	Pro forma adjustments		Pro forma consolidated
Assets
Cash and cash equivalents	$16	$-			$16
Assets of operations to be abandoned	133	-			133
Trade accounts receivable, net	19	-			19
Prepaid expenses and other current assets	22	-			22
Total current assets	190	-			190
Property and equipment, net	7	-			7
Total assets	$197	-			$197

Liabilities and Stockholders’ (Deficit)
Senior reorganization debt	$2,559	$-	$(2,559)	(a)	$-
Convertible bridge notes	1,053	-	(1,053)	(b)	-
Short-term debt	3,390	-	(992)	(c)	2,398
Accounts payable	2,394	-	(20)	(d)	2,374
Accrued expenses:		-
Salaries, wages, and related items	1,142	-			1,142
Other	2,049	-	(205)	(e)	1,844
Liabilities of operations to be abandoned	480	-			480
Deferred revenue	95	-			95
Total current liabilities	13,162	-	(4,829)		8,333
Long-term debt	131	-			131
Senior convertible preferred stock (Series D)	1,136	-	(1,136)	(f)	-
Total liabilities	14,429	-	(5,965)		8,464
Stockholders’ deficit
Preferred stock A-1			9	(g)	9
Common stock	45	-	6	(h)	51
Additional paid-in capital	210,474	-	8,625	(i)	219,099
Accumulated other comprehensive loss	(5)	-			(5)
Accumulated deficit	(224,746)	-	(2,675)		(227,421)
Stockholders’ deficit	(14,232)	-	5,965		(8,267)
Total liabilities and stockholders equity (deficit)	$197	$-	-		$197

Unaudited Pro forma Consolidated Statement of Operations Year Ended December 31, 2004
(in thousands, except per share amounts)

	Level 8	Cicero	Pro forma adjustment		Pro forma consolidated
Revenue:
Software	$239	$-			$239
Maintenance	306	-			306
Services	230	-			230
Total operating revenue	775	-			775
Cost of revenue:
Software	4,478	-			4,478
Maintenance	382	-			382
Services	1,015	-			1,015
Total cost of revenue	5,875	-			5,875
Gross margin (loss)	(5,100)	-			(5,100)
Operating expenses:
Sales and marketing	1,088	-			1,088
Research and product development	1,111	-			1,111
General and administrative	1,522	-	140	(j)	1,620
Write-off of intangible assets	587	-			587
(Gain)/loss on disposal of assets	(5)	-			(5)
Restructuring, net	-	-			-
Total operating expenses	4,303	-	140		4,443
Loss from operations	(9,403)	-	(140)		(9,543)
Other income (charges):
Interest income	-	-			-
Interest expense	(264)	-			(264)
Change in fair value of warrant liability	198	-			198
Other expense	(262)	-	(349	)(k)	(611)
	(328)	-	(349)		(677)
Loss before (benefit) for income taxes	(9,731)	-	(489)		(10,220)
Income tax (benefit) - foreign	-	-			-
Loss from continuing operations	(9,731)	-	(489)		(10,220)
Loss from discontinued operations	(30)	-			(30)
Net loss	($9,761)	-	($489)		($10,250)

Accretion of preferred stock and deemed dividends	-	-	(1,532	)(l)	(1,532)
Net loss applicable to common stockholders	($9,761)	-	($2,021)		($11,782)
Loss per share:
Loss from continuing operations - basic and diluted	($0.28)	-			($0.76)

Net loss applicable to common stockholders - basic and diluted	($0.28)	-			($0.76)

Weighted average common shares outstanding - basic and diluted	35,982	-			15,575(m )

Unaudited Pro forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2005
(in thousands, except per share amounts)

	Level 8	Cicero	Pro forma Adjustment		Pro forma Consolidated
Revenue:
Software	$385	$-			$385
Maintenance	106	-			106
Services	207	-			207
Total operating revenue	698	-			698
Cost of revenue:
Software	14	-			14
Maintenance	278	-			278
Services	680	-			680
Total cost of revenue	972	-			972
Gross margin (loss)	(274)	-			(274)
Operating expenses:
Sales and marketing	555	-			555
Research and product development	715	-			715
General and administrative	780	-	20	(n)	800
Total operating expenses	2,050	-	20		2,070
Loss from operations	(2,324)	-	(20)		(2,344)
Other income (charges):
Interest expense	(422)	-			(422)
Other income (expense)	34	-	(50	)(o)	(16)
	(388)	-	(50)		(438)
Loss before (benefit) for income taxes	(2,712)	-	(70)		(2,782)
Income tax (benefit) - foreign	-	-			-
Net loss	($2,712)	-	($70)		($2,782)

Accretion of preferred stock and deemed dividends	-	-	(2,605	)(p)	(2,605)
Net loss applicable to common stockholders	($2,712)	-	($2,675)		($5,387)
Loss per share:
Loss from continuing operations - basic and diluted	($0.06)	-			($0.11)

Net loss applicable to common stockholders - basic and diluted	($0.06)	-			($0.11)

Weighted average common shares outstanding - basic and diluted	43,781	-			50,870(q )

_______________
(a)	This adjustment represents the cancellation of Senior Reorganization Notes, principal only, upon approval of the recapitalization merger.
(b)	This adjustment represents the cancellation of Convertible Bridge Notes, principal only, upon approval of the recapitalization merger.
(c)
This adjustment assumes conversion of all convertible debt into 7,957 shares of Series A-1 preferred stock of Cicero upon approval of the recapitalization merger. Holders of all but $50,000 principal amount of secured promissory notes have agreed to convert. The consent of the other holders will be sought after the date hereof.

(d)	Represents conversion of accounts payable into 50,000 shares of Cicero common stock as payment for legal fees incurred and directly attributable to the recapitalization merger.

(e)	Represents accrued interest on Senior Reorganization Notes that is applied to the exercise price of the Additional Warrants at the time of the recapitalization merger.
(f)	Represents conversion of remaining shares of Series D preferred stock into 284 shares of Series A-1 preferred stock of Cicero.
(g)
Represents the conversion of 1,571 shares of Level 8 Series A-3 preferred stock into 22 shares of Cicero Series A-1 preferred stock, 30,000 shares of Level 8 Series B-3 preferred stock into 375 shares of Cicero Series A-1 preferred stock, 1,141 shares of Level 8 Series C preferred stock into 228 shares of Cicero Series A-1 preferred stock and 1,136 shares of Level 8 Series D preferred stock into 284 shares of Cicero Series A-1 preferred stock, and the conversion of the convertible promissory notes into 7,957 shares of Cicero Series A-1 preferred stock in (c) above.

(h)
Represents impact of conversion of outstanding common stock of Level 8 into Cicero as well as the impact of the automatic cashless exercise of the Additional Warrants and the exercise of Level 8 existing warrants for 19,360,959 shares of Level 8 common stock in connection with the Senior Reorganization Notes, and the conversion of the Convertible Bridge notes.

(i)
Represents additional paid-in capital as a result of the cancellation of Senior Reorganization Notes, conversion of convertible promissory notes, conversion of convertible bridge notes, conversion of accounts payable, conversion of Series D preferred stock, and the fair market value of the Additional Warrants granted as part of the recapitalization merger plan. Also includes deemed dividends as a result of beneficial conversions.

(j)	50,000 shares of Cicero valued at $2.80 per share issued as payment to Brown Simpson Partners I, Ltd. in accordance with the terms of the merger agreement.
(k)
124,500 shares of Cicero issued for a third-party waiver of a payment obligation pursuant to an existing agreement with the guarantor of our bank debt, to pay down the bank debt by an amount equal to ten percent (10%) of equity raised, arising from the equity raised in connection with the conversion of the Senior Reorganization Notes. Compensation expense calculated at $2.80 per share.

(l)	Represents the amortization of the fair market value of the Additional Warrants recorded as a beneficial conversion feature and immediately recognizable at the time of issuance.
(m)
Basic weighted average common stock outstanding excludes any potentially anti-dilutive securities such as warrants and options to purchase common stock and also preferred stock. Pro forma weighted average common stock outstanding also includes the following: (i) 3,057,052 shares from conversion of presently outstanding shares plus those shares issued as payment of recapitalization merger fees.

(n)	50,000 shares of Cicero valued at $0.40 per share issued as payment to Brown Simpson Partners I, Ltd. in accordance with the terms of the merger agreement.
(o)
124,500 shares of Cicero issued for a third-party waiver of a payment obligation pursuant to an existing agreement with the guarantor of our bank debt, to pay down the bank debt by an amount equal to ten percent (10%) of equity raised, arising from the equity raised in connection with the conversion of the Senior Reorganization Notes. Compensation expense calculated at $0.40 per share.

(p)
Represents the amortization of the fair market value of the Additional Warrants recorded as a beneficial conversion feature and immediately recognizable at the time of issuance and the amortization of the beneficial conversion feature of the Convertible Bridge Notes that is immediately recognizable at the time of issuance.

(q)
Basic weighted average common stock outstanding excludes any potentially anti-dilutive securities such as warrants and options to purchase common stock and preferred stock. Pro forma weighted average common stock outstanding also includes the following: (i) 3,057,052 shares from conversion of presently outstanding shares plus those shares issued as payment of recapitalization merger fees; (ii) 19,360,959 shares from the exercise of Additional Warrants in connection with the recapitalization merger; and (iii) 28,451,951 shares from the conversion of convertible bridge notes as of September 30, 2005.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data for the years 2000 through 2004 is derived from the audited consolidated financial statements of Level 8. The data for the nine months ended September 30, 2005 and 2004 respectively is unaudited. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year Ended December 31,					Nine Months Ended September 30,
	(in thousands, except per share data)
	2000	2001	2002	2003	2004	2004	2005
SELECTED STATEMENT OF OPERATIONS DATA						(unaudited)
Revenue	$83,729	$17,357	$3,101	$530	$775	$506	$698
Loss from continuing operations	(28,367)	(58,060)	(13,142)	(9,874)	(9,731)	(8,618)	(2,712)
Loss from continuing operations per common share - basic and diluted	$(2.10)	$(3.70)	$(0.75)	$(0.54)	$(0.28)	$(0.25)	$(0.06)
Weighted average common and common equivalent shares outstanding- basic and diluted	14,019	15,958	18,877	21,463	35,982	34,334	43,781

	December 31,					September 30,
	(in thousands)
	2000	2001	2002	2003	2004	2004	2005
SELECTED BALANCE SHEET DATA						(unaudited)
Working capital (deficiency)	$28,311	$(4,529)	$(6,254)	$(6,555)	$(10,255)	$(8,864)	$(12,972)
Total assets	169,956	35,744	11,852	5,362	530	1,129	197
Long-term debt, including current maturities	27,133	4,845	2,893	2,756	5,444	6,434	7,131
Senior convertible redeemable preferred stock	--	--	--	3,355	1,367	2,692	1,136

Stockholders' equity (deficit)	117,730	13,893	1,653	(6,103)	(11,857)	(220,914)	(224,746)

Due to Level 8’s acquisition and divestiture activities, year-to-year comparisons of results of operations are not necessarily meaningful. The results of operations for the year ended December 31, 2000 include the acquisition of the XIPC messaging product, the Company’s Geneva Message Queuing product and the acquisition of the Seer*HPS application engineering technology, as well as significant international operations and the acquisition of the Template Software Geneva Enterprise Integrator and Geneva Business Process Automator products. In November 2000, the Company acquired StarQuest and its Star SQL and CTRC products at a cost of $11,638. In 2001, the Company began to shift its primary focus from selling multiple Enterprise Application Integration (“EAI”) products to selling Cicero, a desktop integration package, to the financial services industry with a decreased focus on services. During the last two fiscal quarters of 2001, the Company sold most of the products that comprised its Messaging and Application Engineering segment, namely, the XIPC and the Seer HPS application engineering technology. These products accounted for approximately 85% of total revenues in 2001. In 2002, the Company continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment. The Systems Integration segment had been reclassified as Discontinued Operations and the remaining assets and liabilities had been reclassified as Assets and Liabilities to be Abandoned. As a result of Level 8’s pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8.

PRICE RANGE OR OUR COMMON STOCK

Our common stock was traded on the Nasdaq National Market under the symbol ‘‘LVEL” from 1996 until December 23, 2002. From December 24, 2002 until January 23, 2003, our common stock traded on the Nasdaq SmallCap Market. As of January 24, 2003, our common stock was delisted from the Nasdaq SmallCap Market and is currently quoted on the OTCBB. The chart below sets forth the high and low stock prices for the quarters of the fiscal years ended December 31, 2004, 2003, 2002 and 2001 and for the nine months ended September 30, 2005.

Quarter	2005		2004		2003		2002		2001
	High	Low	High	Low	High	Low	High	Low	High	Low
First	$0.16	$0.07	$0.45	$0.35	$0.40	$0.15	$3.19	$1.26	$6.38	$2.39
Second	$0.09	$0.04	$0.39	$0.12	$0.35	$0.24	$1.70	$0.34	$3.25	$2.75
Third	$0.05	$0.02	$0.17	$0.09	$0.77	$0.24	$0.71	$0.25	$4.99	$1.45
Fourth	--	--	$0.14	$0.05	$0.48	$0.28	$0.56	$0.17	$3.10	$1.20

The closing price of our common stock on November 30, 2005 was $0.03 per share. As of November 30, 2005, we had 210 registered stockholders of record.

Upon the effective time of the recapitalization merger, each 20 shares of Level 8 common stock will be converted into one share of common stock of Cicero. We intend to make application to trade such shares on the OTCBB under the symbol "CCRO." Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

THE SPECIAL MEETING OF STOCKHOLDERS

To be held on ______________, 2006
_____________________________

General

The board of directors of Level 8 hereby solicits your proxy on our behalf for use at the special meeting (the “Special Meeting”) of our stockholders and at any postponements or adjournments of the Special Meeting. The special meeting of stockholders of Level 8 is to be held at Level 8’s headquarters, located at 1433 State Highway 34, Farmingdale, New Jersey at 10:00 a.m., local time, on ____________________, 2006.

Purpose

At the special meeting, Level 8 stockholders will be asked to consider and vote on the following matters described below:

1.	A proposal to approve and adopt the recapitalization merger.

2.	The election of nominees for director.

3.	The ratification of the appointment of Margolis & Company P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Record Date

Only stockholders who hold shares of Level 8’s common stock, Series A-3, B-3, C and D preferred stock at the close of business on November 30, 2005 will be entitled to vote at the meeting. As of November 30, 2005, Level 8 had 47,410,835 shares of common stock outstanding which are each entitled to vote (the “Voting Common Stock”). Additionally, Level 8 had 1,571 shares of Series A-3 preferred stock, 30,000 shares of Series B-3 preferred stock, 1,141 shares of Series C preferred stock and 1,136 shares of Series D preferred stock outstanding, with each holder of such stock generally entitled to vote on an as-converted basis together with the holders of the common stock, subject to certain conversion limitations. Taking into account the relevant restrictions on conversion, the holders of Series D preferred stock are entitled to vote a total of 2,982,555 shares on an as-converted basis, the holders of Series C preferred stock are entitled to vote a total of 3,002,632 shares on an as-converted basis, the holders of Series B-3 preferred stock are entitled to vote a total of 2,394,063 shares on an as-converted basis and the holders of the Series A-3 preferred stock are entitled to vote 188,528 shares on an as-converted basis (collectively, the “Preferred Voting Stock,” and together with the Common Voting Stock, the “Voting Stock”).

Collectively, for purposes of calculating the presence of a quorum and whether a particular proposal has been approved, there are a total of 55,978,613 shares of Voting Stock.

Recommendations of the Board of Directors

The Level 8 board of directors believes the recapitalization merger is fair to, and is in the best interests of, both you and Level 8. The Level 8 board of directors unanimously recommends that you vote “FOR” the proposal to approve the Agreement and Plan of Merger dated December 30, 2004, as amended, between Level 8 and Cicero.

Record Date; Shares Entitled to Vote; Quorum

If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Special Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to Level 8’s Secretary. Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this proxy statement/prospectus and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

Abstentions

Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Voting Stock represented at the meeting constitute a quorum. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal II. Abstentions will count in the tabulation of votes cast on each of the other proposals and will have the same effect as votes against these proposals. Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposal to ratify the independent registered public accounting firm, other than to reduce the affirmative votes needed to approve such proposal. In the case of Proposal I, however, broker non-votes will have the same effect as votes against such proposals.

Vote Required

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the special meeting. Directors are elected by a plurality of votes cast. In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the approval of Proposal III, ratification of the appointment of independent registered public accounting firm each requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, Proposal I, the merger of Level 8 into Cicero and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware to effectuate the recapitalization merger, will require (i) the affirmative vote of a majority of the issued and outstanding shares of Voting Stock voting as a single class, (ii) the affirmative vote of at least 85% of the issued and outstanding shares of the Series A-3, B-3 and C preferred stock each voting as a class with respect to the reduction of conversion rates and voting together as a single class with respect to the merger agreement, and (iii) the affirmative vote of at least 66% of the issued and outstanding shares of the Series D preferred stock voting as a single class with respect to the reduction of conversion rates and with respect to the merger agreement. Approval of the merger agreement by the holders of the Level 8 Series A-3, B-3, C and D preferred stock, with the holders of each series voting as a single class, will be deemed to be a vote “FOR” an amendment to the certificate of designations to amend the conversion rate for that series of preferred stock. Approval of the merger agreement by the holders of the Level 8 Series D preferred stock will also be deemed to be a waiver of the right of each holder, under the Level 8 Series D preferred stock Certificate of Designation, to require that the Company redeem any or all of the Level 8 Series D preferred stock outstanding in the event of the recapitalization merger.

Voting Procedures

If you sign and return the proxy card at or before the special meeting, your shares will be voted as you specify on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the merger proposal.

We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares and has not received voting instructions from the beneficial owner, those shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the special meeting by:

•	giving written notice to our corporate secretary at 1433 State Highway 34, Building C, Farmingdale, New Jersey 07727 that you revoke your proxy;

•	filing another proxy with a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself revoke a proxy.

If you have instructed a bank or broker to vote your shares, you must follow the directions you receive from your bank or broker to change your vote. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the special meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of the State of Delaware, Level 8’s state of incorporation.

We are not aware of any proposal that will be brought before the special meeting other than those described in this proxy statement/prospectus. If any other matter is properly brought before the Special Meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment. The persons named as proxies by any Level 8 shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.

Solicitation of Proxies and Expenses

The expense of the solicitation of proxies will be borne by Level 8. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of Level 8, who will receive no additional compensation for their services. In addition, Level 8 will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

Shares Owned by Level 8 Directors and Executives

The directors and executive officers collectively own 18,941,332 shares, including shares that may be acquired within sixty (60) days of November 30, 2005, consisting of 3,132,500 shares upon the exercise of stock options, 1,225,757 shares upon the conversion of preferred stock, 5,842,263 upon the conversion of convertible promissory notes, 7,014,296 shares upon the exercise of warrants and 1,696,516 shares of common stock. Mr. Anthony Pizi, Chief Information Officer, owns 223,330 shares of common stock, Mr. Mark Landis, Chairman of the Board, owns 818,465 shares of common stock, and Mr. Frederic Mack, a director, owns 476,942 shares of common stock and exercises sole or shared voting or dispositive power with respect to 177,779 shares of common stock held in the trusts of Frederic Mack 4-30-92 and Hailey Mack and Jason Mack. We currently expect Messrs. Pizi, Landis and Mack to vote all their shares of Company common stock “FOR” each proposal. If Messrs. Pizi, Landis and Mack vote all of their shares that are owned as of the record date in favor of the approval and adoption of the merger agreement as expected, the vote of at least 26,572,684 additional shares of Level 8 common stock (or 47.5% of the shares of Level 8 common stock outstanding as of that date and entitled to vote) will be required to approve and adopt the merger agreement.

PROPOSAL I: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

General

If our stockholders adopt the merger agreement, and all other conditions to the recapitalization merger are satisfied or waived, Cicero will be merged with and into Level 8, with Cicero as the surviving corporation. In the recapitalization merger, (i) each share of common stock of Level 8 outstanding immediately prior to the recapitalization merger shall be converted into 0.05 shares of Cicero common stock, plus cash in lieu of any fractional share interest, (ii) each outstanding share of the various series of preferred stock of Level 8 and convertible promissory notes of Level 8 will be converted into shares of Cicero Series A-1 preferred stock at various reduced conversion rates and prices, assuming the convertible promissory noteholders elect to convert; (iii) existing warrants held by investors who have lent the exercise price of such warrants to Level 8 will be deemed exercised at a reduced exercise price and additional warrants issued to such holders in connection with the loans made by them, evidenced by Senior Reorganization Notes, will be automatically cashlessly exercised for shares of Cicero common stock and those holders who lent Level 8 the first $1,000,000 will receive two additional Early Adopter Warrants for every existing warrant for which such holder lent Level 8 the exercise price; and (iv) $1,562,272 principal amount of Convertible Bridge Notes will convert into shares of Cicero common stock at a conversion price of $0.0314 per share if the recapitalization merger is effective prior to December 31, 2005 and $0.025 per share if the recapitalization merger is effective after December 31, 2005. A vote to approve the merger agreement, with the holders of each series of preferred stock voting as a single class, will be deemed to be a vote “FOR” an amendment to the certificate of incorporation to amend the conversion rate for that series of preferred stock. Approval of the merger agreement by the holders of the Level 8 Series D preferred stock will also be deemed to be a waiver of the right of each holder, under the Level 8 Series D preferred stock Certificate of Designation, to require that the Company redeem any or all of the Level 8 Series D preferred stock outstanding in the event of the recapitalization merger.

The description of the material terms of the recapitalization merger set forth below is not intended to be a complete description of the recapitalization merger. This description is qualified by reference to the merger agreement, the form of Cicero’s certificate of incorporation and the form of Cicero’s bylaws, which are attached as Annex A, Annex B and Annex C, respectively, to this proxy statement/prospectus and which are incorporated by reference in this proxy statement/prospectus. You are urged to read the merger agreement, the certificate of incorporation and the bylaws in their entirety.

Reasons for the Recapitalization Merger

The discussion of the information and factors that the board of directors of Level 8 considered is not intended to be exhaustive but includes all material factors considered by the board in connection with the evaluation of the recapitalization merger. Given the wide variety and complexity of these matters, the board of directors did not find it useful to, and did not attempt to, assign relative weights to these factors. In addition, the individual members of the board of directors may have given different weight to different factors.

The board of directors (including the five disinterested directors serving on the board) has approved the recapitalization merger and we have proposed it to the stockholders of Level 8 for the following reasons:

Simplified capital and governance structure.

Both the simplified capital and governance structure resulting from the transaction should make Cicero more understandable and hence more attractive to potential investors.

Enhancement of our ability to access capital markets and engage in potential strategic alternative transactions.

The simplified capital structure of Cicero following the recapitalization merger should also improve Cicero’s ability to access the capital markets to pursue possible future equity and debt financings. In addition, the transaction may enhance our ability to enter into possible future transactions, including acquisitions on favorable terms.

Broaden the market for our common stock to be more attractive to potential investors and highly skilled employees.

We believe that the continued market price of Level 8’s common stock has and will continue to impair our acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

We believe that one effect of the recapitalization merger is that our stock price may increase over time. We further believe that a higher stock price would help us to attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of a company’s market capitalization. If the recapitalization merger successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers. However, while we believe that our common stock would trade at higher prices after the consummation of the recapitalization merger, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the recapitalization merger times the merger exchange ratio. In some cases, the total market capitalization of a company following a recapitalization merger is lower, and may be substantially lower, than the total market capitalization before the recapitalization merger. This may occur in the recapitalization merger, since one aspect of the transaction is the automatic exercise of certain Warrants, which will result in a significant dilution of our common stock. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. In addition, there can be no assurance that the recapitalization merger will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase our ability to attract and retain employees and other service providers.

Retain our attractiveness to our most recent investors: Senior Reorganization Noteholders, convertible promissory noteholders and preferred stockholders.

The Company believes that the Senior Reorganization Noteholders, convertible promissory noteholders and preferred stockholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. We have four series of preferred stock, as well as convertible promissory notes, all of which are convertible into Level 8 common stock at conversion prices that no longer correspond to the Level 8 common stock price. We believe that the best way that we can do this is by reducing the exercise price to be more in line with the current market price of the common stock. Additionally, maintaining multiple series of preferred stock with differing rights has become an administrative burden, costing Level 8 resources that it can ill afford.

Background of the Recapitalization Merger

In anticipation of a capital raise by Level 8, on June 23, 2004 senior management approached Brown Simpson Partners I, Ltd. (“BSP”), a holder and our contact to holders of our Series A-3, B-3 and D preferred stock, to discuss such capital raise and the waiver of certain anti-dilution rights with respect to such anticipated capital raise. BSP suggested instead a recapitalization merger, citing our need for a complete reorganization and overhaul of our capital structure to facilitate investment. In connection with a suggested recapitalization merger, it was contemplated that BSP and other preferred stockholders would waive certain rights, including anti-dilution, liquidation preferences, seniority and other senior rights, in exchange for certain concessions on the conversion prices of the various series of our preferred stock. A series of negotiations occurred from July through September 2004 between senior management and BSP with respect to conversion rates and the percentage of ownership by common stockholders following the consummation of the recapitalization merger. The parties weighed factors such as the current conversion prices for each series of preferred stock in relation to the market, the dollar amount represented by such series, and the waiver of the stockholder rights noted above. In addition, consideration was given to inducing existing holders of our existing stock and warrants to invest more in the Company, and structuring a mechanism to minimize liquidity issues after the recapitalization merger due to our convertible promissory notes. The general approach suggested was to set the percentage ownership of holders of common stock, provide reduced conversion prices on the preferred stock in return for the waiver of certain rights, provide equity incentives for holders of our convertible promissory notes to convert, and provide greater relative ownership to our most recent investors. Based on these conversations, and the structure proposed by BSP on behalf of holders of Series A-3, B-3 and D preferred stock, our senior management made an initial proposal to BSP. The key elements of such proposal was reducing the percentage ownership of the holders of our common stock from approximately 41% to approximately 14%, decreasing the percentage ownership of our preferred stock from approximately 30% to approximately 15.5%, and increasing convertible debt from approximately 7.6% to approximately 31.3%. The Company and BSP reached an agreement with respect to these issues on October 27, 2004, and the Company structured the recapitalization merger in accordance with the agreed-upon figures. In such structure, the percentage ownership of the holders of common stock was reduced to 8.2%, and the percentage ownership of holders of preferred stock set at approximately 54% and holders of convertible notes at approximately 19%. The conversion price for the Series C preferred stock, which was the only series of our preferred stock not represented by BSP, was determined in relation to the conversion price for the Series D preferred stock. The actual ownership percentages of the holders of such securities following the recapitalization merger will be lower due to the dilution attributable to the issuance by Level 8, subsequent to agreeing on the capital structure with BSP, of $250,000 of convertible promissory notes, Senior Reorganization Notes and related warrants and $1,562,272 of Convertible Bridge Notes.

Recommendation of the Board of Directors

On April 18, 2005, based in part upon the recommendation of senior management, the board of directors:

•	declared that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Level 8 and its preferred stockholders and common stockholders;

•	approved the merger agreement including the adoption of Cicero’s certificate of incorporation and bylaws; and

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders and recommended that the stockholders vote for the adoption of the merger agreement.

The board of directors voted unanimously to amend the merger agreement on September 13, 2005 to include upon consummation of the recapitalization merger the automatic exercise of existing warrants held by Senior Reorganization Noteholders (as defined below), the cashless exercise of Additional Warrants (as defined below) and the issuance of Early Adopter Warrants (as defined below) and the waiver of board of directors control by preferred stockholders. References to the merger agreement refer to such agreement, as amended.

Interests of Certain Parties in the Recapitalization Merger

When considering the recommendation of Level 8’s board of directors, you should be aware that some directors and executive officers have interests in the recapitalization merger, which may conflict with their interests as stockholders. Certain of our directors own, or have options or warrants to acquire, shares of our capital stock, and some of our directors are holders, or are affiliated with holders, of our preferred stock or debt. Accordingly, these directors may have interests in the recapitalization merger that are different from, or are in addition to, your interests. These interests include:

•
Anthony Pizi, Chief Information Officer of Level 8, owns, as of November 30, 2005, 1,833,300 shares subject to stock options exercisable within sixty (60) days and 394,737 shares of common stock issuable upon conversion of Series C preferred stock. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 90,118 shares exercisable at $0.17 per share of common stock; (ii) 560,000 shares exercisable at $0.20 per share of common stock; and (iii) 185,624 shares exercisable at $0.32 per share of common stock. Mr. Pizi owns 223,330 shares of Level 8 common stock. Mr. Pizi holds convertible promissory notes amounting to $227,320 and convertible, at the option of the holder (as to which he has agreed to convert such notes), into 920,388 shares of Level 8 common stock, and 835,742 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. In addition, Mr. Pizi is separately owed $423,333 by

Level 8, evidenced by a Senior Reorganization Note, which may be converted into warrants to purchase an additional 57,165,993 shares of common stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Pizi also holds, in connection with the Senior Reorganization Notes, 1,166,666 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 58,333 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Pizi advanced the adjusted exercise price of 450,000 warrants. Upon the consummation of the recapitalization merger, Mr. Pizi will receive 23,750 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Pizi also holds $85,000 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 2,707,006 shares of Cicero common stock. Mr. Pizi is a son-in-law of Mark and Carolyn Landis;

The table below illustrates the holdings of Mr. Pizi as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series C Preferred Stock	394,737	0.5%	600,000	*	$150,000
Series A-1 Preferred Stock(4)						555,082	0.7%
Common Stock (2)(3)	223,330	0.3%	223,330	*	$18,333	5,600,223	6.9%
Warrants(5)	835,742	1.1%	360,742			18,037
Stock Options	1,833,300	2.5%	1,833,300			91,665
Convertible Promissory Notes	920,388	1.2%	10,501,647	0.6%	$227,320
Convertible Bridge Notes			54,140,127	3.3%	$85,000
Senior Reorganization Notes			58,332,659	3.6%	$423,333	58,333
Total	4,207,497	5.6%	125,991,805	7.5%	$903,986	6,323,340	7.6%
_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased from Level 8. The amount invested does not include amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $85,000 of Convertible Bridge Notes and $423,333 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock and $227,320 of convertible promissory notes.
(5) Mr. Pizi advanced the exercise price on 475,000 warrants which upon consummation of the recapitalization merger will convert into 23,750 shares of Cicero common stock. The remaining warrants will be adjusted via the exchange ratio of Level 8 stock to Cicero stock.

•
Mark Landis, Chairman of the Board of Level 8, and his spouse, Carolyn Landis, who are parents-in-law to Mr. Pizi, own, as of November 30, 2005, 263,158 shares of common stock issuable upon the conversion of Series C preferred stock, and 117,594 shares of common stock issuable upon the exercise of warrants exercisable at $0.37 per share of common stock. Mr. and Mrs. Landis own 818,465 shares of Level 8 common stock, and hold convertible promissory notes amounting to $500,000 and convertible at the option of the holder (as to which he has agreed to convert such notes), into 4,102,679 shares of Level 8 common stock, and 5,102,679 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 1,875,000 exercisable at $0.08 per share of common stock; (ii) 2,000,000 shares exercisable at $0.10 per share of common stock; (iii) 781,250 shares exercisable at $0.16 per share of common stock; and (iv) 446,429 shares exercisable at $0.28 per share of common stock. In addition, the Landis’ are separately owed $327,860 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 44,234,523 shares of common stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Landis also holds, in connection with the Senior Reorganization notes, 3,057,206 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 152,560 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Landis advanced the adjusted exercise price of 3,095,280 warrants. Upon consummation of the recapitalization merger, Mr. Landis will receive 154,764 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Landis also holds $230,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 7,324,840 shares of Cicero common stock;

The table below illustrates the holdings of Mark and Carol Landis as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series C Preferred Stock	263,158	0.4%	400,000	*	$100,000
Series A-1 Preferred Stock(4)						6,650,682	8.2%
Common Stock (2)(3)	818,465	1.1%	818,465	0.1%	$818,333	9,732,253	12.0%
Warrants(5)	5,220,273	7.0%	2,125,000			106,250
Convertible Promissory Notes	4,102,679	5.5%	132,613,642	8.1%	$500,000
Convertible Bridge Notes			146,496,815	9.0%	$230,000
Senior Reorganization Notes			47,291,729	2.9%	$327,860	152,860
Total	10,404,575	14.0%	329,745,652	20.1%	$1,976,193	16,642,046	20.2%
_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested does not include amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $230,000 of Convertible Bridge Notes and $327,860 of Senior Reorganization Notes.

(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock and $500,000 of convertible promissory notes.
(5) Mr. Landis advanced the exercise price on 3,095,273 warrants which upon consummation of the recapitalization merger will convert into 154,764 shares of Cicero common stock. The remaining warrants will be adjusted via the exchange ratio of Level 8 stock to Cicero stock.

•
Frederic Mack, a director of Level 8, owns, as of November 30, 2005 394,737 shares of common stock issuable upon the conversion of Series C preferred stock and 632,883 shares of common stock issuable upon the exercise of warrants. The exercise prices of warrants before reduction to $0.10 are as follows: 390,625 shares at $0.32 per share of common stock; 202,703 shares exercisable at $0.37 per share of common stock; 22,222 shares at $0.45 per share of common stock; and 17,333 shares at $0.60 per share. Mr. Mack holds 476,942 shares of common stock, and exercisable convertible promissory notes amounting to $125,000 and, convertible, at the option of the holder (as to which he has agreed to convert such note), into 390,625 shares of Level 8 common stock and 390,625 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the recapitalization merger. Mr. Mack also holds, in connection with the Senior Reorganization Notes, 1,362,446 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 68,123 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Mack advanced the adjusted exercise price of 681,200 warrants. Upon consummation of the recapitalization merger, Mr. Mack will receive 34,060 shares of Cicero common stock representing the underlying shares supporting the warrant exercise. Mr. Mack also holds $60,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 1,910,828 shares of Cicero common stock. Mr. Mack also holds, under the Frederic Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D preferred stock, 30,672 shares of common stock issuable upon exercise of warrants issued in connection with Series D preferred stock at an exercise price equal to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise, 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share and 144,445 shares of common stock. Mr. Mack also holds, in the trust for each of Hailey Mack and for Jason Mack, 4,167 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share and 16,667 shares each of common stock. Mr. Mack also holds in the trust for each of Hailey Mack and for Jason Mack Convertible Bridge Notes in the amount of $10,000 which bear interest at 10% per annum and matured September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 318,472 shares of Cicero common stock.

The table below illustrates the holdings of Frederic Mack as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series C Preferred Stock	394,737	0.5%	600,000	*	$150,000
Series D Preferred Stock	203,125	0.3%	325,000	*	$65,000
Series A-1 Preferred Stock(4)						319,687	0.4%
Common Stock (2)(3)	654,721	0.9%	654,721	*	$330,000	2,543,362	3.1%
Warrants(5)	681,223	0.9%
Convertible Promissory Notes	390,625	0.5%	5,468,750	0.3%	$125,000
Convertible Bridge Notes			38,216,561	2.3%	$60,000
Senior Reorganization Notes			12,677,222	0.8%	$88,122	68,123
Total	2,324,431	3.1%	57,942,254	3.4%	$818,122	2,931,172	3.5%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested does not include only amounts paid to third parties in private or market transaction, if any.
(3) Cicero common stock includes the conversion of $60,000 of Convertible Bridge Notes and $88,122 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock, Level 8 Series D preferred stock and $125,000 of convertible promissory notes.
(5) Mr. Mack advanced the exercise price on 681,223 warrants which upon consummation of the recapitalization merger will convert into 34,060 shares of Cicero common stock.

•
Bruce Miller, a director of Level 8, owns, as of November 30, 2005, convertible promissory notes amounting to $30,000, convertible at the option of the holder (as to which he has agreed to convert such notes) into 428,571 shares of Level 8 common stock. In addition, Mr. Miller is separately owed $77,706 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 11,456,727 shares of common stock of Level 8 at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger. Mr. Miller also holds, in connection with the Senior Reorganization Notes, 954,116 Early Adopter Warrants which, upon consummation of the recapitalization merger, convert into 47,706 warrants at an exercise price of $2.00 per share of Cicero common stock. As part of the Senior Reorganization Notes Mr. Miller advanced the adjusted exercise price of 277,060 warrants. Upon consummation of the recapitalization merger, Mr. Miller will receive 13,853 shares of Cicero common stock. Mr. Miller also holds $75,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the recapitalization merger, this note will automatically convert into 2,388,535 shares of Cicero common stock.

The table below illustrates the holdings of Bruce Miller as of November 30, 2005 on a common equivalent basis before and after the recapitalization merger.

	Ownership of Level 8
	Before the Recapitalization Merger		After the Recapitalization Merger			Ownership of Cicero
	Share Ownership	Percentage	Share Ownership	Percentage(1)	Amount Invested	Share Ownership	Percentage(1)
Series A-1Preferred Stock(4)						300,000	0.4%
Common Stock (2)(3)						2,913,667	3.6%
Warrants(5)	277,058	0.4%
Convertible Promissory Notes	428,571	0.6%	6,000,000	0.4%	$30,000
Convertible Bridge Notes			47,770,701	2.9%	$75,000
Senior Reorganization Notes			11,179,669	0.7%	$77,706	47,706
Total	705,629	1.0%	64,950,370	4.0%	$182,706	3,261,373	4.0%

_______________
* Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested includes only amounts paid upon the conversion of warrants.
(3) Cicero common stock includes the conversion of $75,000 of Convertible Bridge Notes and $77,706 of Senior Reorganization Notes.
(4) Series A-1 preferred stock includes the conversion of $30,000 of convertible promissory notes.
(5) Mr. Miller advanced the exercise price on 227,058 warrants which upon consummation of the recapitalization merger will convert into 13,853 shares of Cicero common stock.

•
Until July 22, 2005, but during the period when the terms of the recapitalization merger were being negotiated and at the time of initial approval of the recapitalization merger by our board of directors, Nicholas Hatalski was a director of Level 8, and owned $25,000 of convertible promissory notes, convertible, at the option of the holder (as to which he has agreed to convert such notes), into 78,125 shares of common stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes;

•
John Broderick, Chief Executive Officer and Chief Financial Offer of Level 8, owns $2,300 of Senior Reorganization Notes which may be converted into warrants to purchase 333,333 shares of Level 8 common stock at an exercise price of $0.002 per share, and options to purchase 1,099,200 shares of common stock under the Level 8 stock option plan that will convert into options to purchase Cicero common stock. Such warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger;

•
Bruce Hasenyager, a member of Level 8’s board of directors, holds $2,060 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the recapitalization merger, this note will automatically convert into 65,625 shares of Cicero common stock;

•
Executive officers and directors hold options under the Level 8 stock option plan to purchase Level 8 common stock that will convert into options to purchase Cicero common stock. As of November 30, 2005, the exercise price of all such options exceeds the market value;

•	Following the recapitalization merger, Cicero will indemnify and provide liability insurance to its officers and directors, all of which were Level 8’s pre-merger officers and directors; and

•	Following the recapitalization merger, the current members of Level 8’s board of directors will remain directors of Cicero.

In addition, participants in the Note and Warrant Offerings hold a senior position with respect to indebtedness and liquidity. As a result of these interests, certain of our directors and officers may be more likely to approve the merger agreement than stockholders generally.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION MERGER

This section summarizes the material federal income tax consequences of the recapitalization merger that are applicable to holders of Level 8 common stock or preferred stock. This summary does not address all federal income tax consequences that may be relevant to a particular holder of Level 8 common stock or preferred stock, or any foreign, state or local tax considerations. Accordingly, holders of Level 8 common stock or preferred stock are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of the recapitalization merger.

This summary does not address the tax treatment of special classes of holders of Level 8 stock, including, for example: banks and other financial institutions; holders who are not United States persons (as defined in the Code); tax-exempt entities; insurance companies; subchapter S corporations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; holders who acquired our stock through the exercise of an employee stock option or warrants or otherwise as compensation; persons whose functional currency is not the United States dollar; U.S. expatriates; persons subject to the alternative minimum tax; or holders who have held, or will hold, stock as part of a “straddle”, hedging, or conversion transaction or a constructive sale for federal income tax purposes.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, possible with retroactive effect. Any such change could affect the continuing validity of the statements and conclusions below. Neither Cicero nor Level 8 has or will request a ruling from the Internal Revenue Service regarding the tax consequences of the recapitalization merger.

Based on the opinion of Golenbock Eiseman Assor Bell & Peskoe LLP, a copy of which is attached hereto as Annex D, assuming the recapitalization merger is consummated in accordance with the terms of the amended and restated merger agreement and as described in this proxy statement, the recapitalization merger would be treated as a reorganization within the meaning of Section 368(a) of the Code and Level 8 and Cicero would each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, for federal income tax purposes: (i) no gain or loss would be recognized by the holders of shares of Level 8 common stock, Level 8 Series A-3, B-3, C, or D upon consummation of the recapitalization merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Cicero common stock; (ii) the aggregate tax basis of the shares of Cicero received in the recapitalization merger would be the same as the aggregate tax basis of the shares of Level 8 common stock that were exchanged therefor in the recapitalization merger; (iii) the holding period of the shares of Cicero received in the recapitalization merger would include the period for which the shares of Level 8 common stock were held; (iv) the aggregate tax basis of the shares of Cicero Series A-1 preferred stock received in the recapitalization merger would be the same as the aggregate tax basis of the shares of Level 8 preferred stock (of all series) that were exchanged therefor in the recapitalization merger; (v) the holding period of the shares of Cicero Series A-1 preferred stock received in the recapitalization merger would include the period for which the shares of Level 8 preferred stock (of all series) that were exchanged therefor were held, provided such shares were held as a capital asset and (vi) holders who receive cash instead of a fractional share of Cicero common stock would be considered as having received the fractional share pursuant to the recapitalization merger and then having exchanged the fractional share for cash in a redemption by Cicero. As a result, such holders would generally recognize gain or loss equal to the difference between the amount of cash received and the basis in their fractional share as set forth above. The gain or loss would be capital gain or loss if such fractional share was held as a capital asset, and would be long term capital gain or loss if, as of the effective date of the recapitalization merger, such holder’s holding period for such fractional share is greater than one year.

Non-corporate U.S. holders of Level 8 common stock may be subject to information reporting and backup withholding at a 28% rate on any cash payments received in lieu of a fractional Cicero share. Such holders will not be subject to backup withholding, however, if they:

•      furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the recapitalization merger; or

•      are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

In addition, a Level 8 holder who receives Cicero common stock or preferred stock as a result of the recapitalization merger will be required to retain records pertaining to the recapitalization merger and will be required to file with such holder's United States federal income tax return for the year in which the recapitalization merger takes place a statement setting forth facts relating to the recapitalization merger.

Neither Cicero nor Level 8 should recognize gain or loss for federal income tax purposes as a result of the recapitalization merger.

EACH HOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE RECAPITALIZATION MERGER, IN LIGHT OF SUCH HOLDER’S SPECIFIC CIRCUMSTANCES.

Accounting Treatment of the Recapitalization Merger

Once the recapitalization merger is completed, the recapitalization merger would be accounted for as an induced conversion, and accordingly, net income per share available to common stockholders would reflect a charge for the difference between the value of the shares of common stock issued to the holders of our Series A-3, B-3, C and D preferred stock and the convertible promissory notes and the value of the shares they would have otherwise been issued under the original conversion terms. The assets and liabilities would continue to be recorded at historical amounts following the recapitalization merger. There would be no change in the carrying value of assets. Liabilities would be reduced by the Senior Reorganization Notes, convertible debt that converts upon the election of the holder and certain accounts payable that represent the costs of the recapitalization merger, which would be settled through paid in capital upon the recapitalization merger. The Series A-3, B-3, C and D preferred stock and the convertible promissory notes converted and the related paid in capital would be reclassified to Cicero Series A-1 preferred stock and common stock and paid in capital, consistent with the number of shares issued upon conversion. The Company anticipates the increase in stockholders equity to be approximately $6,475,000.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our Series A-3, B-3, C and D preferred stock are entitled to appraisal rights if the recapitalization merger is completed. Any stockholder so entitled who wishes to exercise appraisal rights with respect to the recapitalization merger must not consent to or vote in favor of adoption of the merger agreement, and must file written notice with us of an intention to demand appraisal of their shares prior to the taking of the vote thereon at the special meeting, and otherwise follow the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached as Annex E. Holders of Level 8 common stock are not entitled to appraisal rights.

Federal Securities Law Consequences

All outstanding shares of common stock and preferred stock held by Cicero’s stockholders following the recapitalization merger will be freely transferable, except that shares of common stock held by persons who are deemed to be Cicero’s “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”), at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be Cicero’s affiliates for such purposes generally include individuals or entities that control, are controlled by or are under common control with Cicero and include Cicero’s directors and executive officers as well as significant stockholders.

Regulatory Approval

To our knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the recapitalization merger will be the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Listing

Cicero intends to make application to list its common stock on the OTCBB under the symbol “CCRC”. Upon the effectiveness of the recapitalization merger, no capital stock of Level 8 will be listed.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for common stock in the foreseeable future.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exchange of Stock Certificates and Payment of Fractional Shares

If Proposal I is approved by our stockholders and the board of directors continues to believe that the recapitalization merger is in the best interests of Level 8 and our stockholders, the reduction in the number of our shares of common and preferred stock that you hold will occur automatically on the date that we file the certificate of merger with the Secretary of State of the State of Delaware without any further action on your part. As soon as practicable after the effective date of the recapitalization merger, our transfer agent, American Stock Transfer, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common and preferred stock that you previously held prior to the effectiveness of the recapitalization merger.

After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange certificates representing the number of shares of Cicero common stock that you will then hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from Level 8’s transfer agent. In connection with the recapitalization merger, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-recapitalization merger common stock.

Common Stock Fractional Shares

If your number of shares of post-merger common stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the recapitalization merger, based upon the average of the closing bid prices of our common stock as reported on OTCBB during each of the five (5) trading days preceding the effective date of the recapitalization merger. This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options.

As of the effective date of the recapitalization merger, each certificate representing pre-recapitalization merger shares of common stock of Level 8 will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-recapitalization merger shares of common stock of Cicero and the right to receive the amount of cash for any fractional shares as a result of the recapitalization merger. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the recapitalization merger is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. Level 8 does not currently anticipate making any dividend distributions in the foreseeable future.

Certain Condition to Consummation of the Recapitalization Merger

Our license agreement with Merrill Lynch with respect to the Cicero software, as more fully described under “Business-Strategic Alignment,” provides Merrill Lynch with the right to terminate such license in the event of a change in control of Level 8. It is a condition to consummation of the recapitalization merger that the license agreement be clarified so that the recapitalization merger would not give rise to a right of Merrill Lynch to terminate the license due to a change in control, as defined in the agreement.

Effect of Not Obtaining the Required Vote for Approval

If the merger proposal fails to obtain the requisite vote for approval, the recapitalization merger will not be consummated and Level 8 will retain its existing capital structure. Additionally, the Additional Warrants and Early Adopter Warrants will lapse and not be exercisable. The Convertible Bridge Notes, Senior Reorganization Notes and convertible promissory notes will remain liabilities of Level 8. The board of directors assumes that the Senior Reorganization Noteholders will demand payment of the Senior Reorganization Notes if the recapitalization merger is not approved.

RISK FACTORS

An investment in our common stock involves a high degree of risk. If the recapitalization merger is completed, we expect that Cicero common stock will be publicly traded. You should carefully consider the specific factors listed below together with the other information included in this proxy statement/prospectus. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. In addition, our board of directors considered a number of factors in determining whether to approve the recapitalization merger, which are discussed in detail in “Reasons for the Recapitalization Merger” on page 36. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

RISKS RELATED TO THE RECAPITALIZATION MERGER

After the recapitalization merger, common stockholders will be diluted from 52.7% ownership in Level 8 on a fully diluted basis to 2.8% of Cicero on a fully diluted basis.

As a result of the transaction, the current common stockholders of Level 8 will suffer substantial dilution. The holders of Level 8’s common stock currently own 52.7% of Level 8, with the majority of the remaining ownership divided among the holders of the Series A-3 preferred stock (0.2%), Series B-3 preferred stock (2.7%), Series C preferred stock (3.3%) and Series D preferred stock (3.9%), as well as warrant holders (22.2%) and holders of convertible promissory notes (6.9%). On a fully diluted basis, the current common stockholders will own only 2.8% of Cicero upon completion of the recapitalization merger. The substantial dilution will result in a change of control of Level 8 to the extent that the current common stockholders of Level 8 will no longer own more than fifty percent of the common stock of Cicero, and the economic consequences to Level 8’s common stockholders could be significant.

This dilution will occur in large part due to the conversion of existing investor debt of Level 8 to equity, through the cancellation of Senior Reorganization Notes and the automatic exercise of existing warrants of Level 8 held by and the issuance by Level 8 of additional warrants to investors consisting largely of the preferred stockholders and private placement participants who received warrants in connection with their shares of preferred stock who have recently lent funds to Level 8, evidenced by Senior Reorganization Notes, the automatic conversion of Convertible Bridge Notes into shares of Cicero common stock and, to a lesser extent, the reduction to be effected pursuant to the recapitalization merger to the conversion rates of the convertible promissory notes and existing preferred stock of Level 8. Following the recapitalization merger, the Convertible Bridge Noteholders and the Senior Reorganization Noteholders will own 59.6% and 24.4%, respectively, of the voting power of Cicero. Furthermore, 63% of the Convertible Bridge Noteholders are also Senior Reorganization Noteholders. In addition, convertible promissory noteholders and existing preferred stockholders of Level 8 will hold 9.5% and 1.1% of Cicero, respectively. If the recapitalization merger had occurred without a reduction in the conversion rates, the common stockholders would have held 2.8% of Cicero. The substantial increase in the holdings of the convertible promissory noteholders of Level 8 will occur to the extent they elect to convert their notes into preferred stock.

As of December 31, 2004, options to purchase 8.4% of common stock were outstanding pursuant to our employee and director incentive plans. As of December 31, 2004, warrants to purchase an additional 25.7% of common stock are outstanding. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market may further dilute the voting power of the common stockholders and could adversely cause the market price of our common stock to decline.

Following the recapitalization merger, investors who participated in the December 2004 and March 2005 Note and Warrant Offerings and the Convertible Bridge Offering, will own 24.4% and 59.6%, respectively, of the issued and outstanding common stock of Cicero, which may enable them to influence corporate decisions.

The Senior Reorganization Noteholders, who loaned to Level 8 funds in exchange for Senior Reorganization Notes and additional warrants pursuant to the December 2004 ($1,615,000) and March 2005 ($944,000) Note and Warrant Offerings, will own 23.2% of the outstanding common stock of Cicero upon the consummation of the recapitalization merger as a result of the automatic exercise of the existing warrants in respect of which the exercise price was lent to Level 8 and additional warrants. In addition, Senior Reorganization Noteholders who loaned Level

8 the first $1,000,000 in respect of the exercise price of their warrants pursuant to the Note and Warrant Offering in December 2004 would receive Early Adopter Warrants at a ratio of 2:1 for shares issuable upon exercise of each existing warrant at the special exercise price of $0.10 per share, as part of the recapitalization merger. As a result, if such Early Adopter Warrants were exercised, the Senior Reorganization Noteholders would own 24.4% of the issued and outstanding common stock of Cicero. Therefore, whether or not such Early Adopter Warrants are immediately exercised, the Senior Reorganization Noteholders will be able to influence corporate decisions. The participants in the Consortium Note Offering, who loaned money to Level 8 in return for 10% Convertible Bridge Notes, will have such notes automatically mandatorily converted into 49,753,884 shares of Cicero common stock at a conversion price of $0.0314 (equivalent of $0.00157 for Level 8 shares). In addition, the Convertible Bridge Noteholders have certain immediate rights, including (i) to nominate a majority of the directors of the board of directors; (ii) to create an advisory board and to assist in the development of our policy and strategy; and (iii) to effect certain changes in management, including requiring Level 8 when it is financially able, to launch a search for a highly qualified software executive to assume the position of chief executive officer.

Further, affiliates of Level 8 will hold a significant portion of the Early Adopter Warrants. The following table shows the amount invested in Senior Reorganization Notes and Convertible Bridge Notes and the percentage of the total Additional Warrants, total Early Adopter Warrants and Convertible Bridge Notes issuable directors and executive officers and holder of more than 5% of Level 8.

Holder	Amount Invested (Senior Reorganization Notes)	Additional Warrants	Percentage Of Offering Additional Warrants	Shares Issuable Pursuant to Exercise of Early Adopter Warrants	Percentage of Early Adopter Warrants	Amount Invested (Convertible Bridge Notes)	Percentage of Convertible Bridge Notes
Brown Simpson Partners I, Ltd.*	$215,000	28,837,851	7.4%	4,300,000	21.4%	$100,000	6.4%
Mark & Carolyn Landis*	$327,860	44,234,523	11.4%	3,057,206	15.2%	$230,000	14.7%
Anthony Pizi	$423,333	57,165,993	14.8%	1,166,666	5.8%	$85,000	5.41%

_____________________
*Holders of more than 5% of the stock of Level 8 are anticipated to hold more than 5% of the stock of Cicero.

Mark and Carolyn Landis and Anthony Pizi will have the ability to influence corporate decisions and their interests may differ from your interests as a stockholder.

After the consummation of the recapitalization merger, Mark and Carolyn Landis and their son-in-law, Anthony Pizi, will own 27.5% of the total outstanding shares of common stock. While their interests may not necessarily be aligned, collectively, they will have the ability to influence all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of these holders could conflict with or differ from your interests as a holder of our common stock. For example, this concentration of ownership could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which you as a stockholder may otherwise view favorably. Further, these holders will realize substantial benefits from the sale of their shares in an offering which could cause our stock price to decline in the future.

RISKS RELATED TO THE BUSINESS

We have a history of losses and expect that we will continue to experience losses at least through 2005.

We experienced operating losses and net losses in 1998, 1999, 2000, 2001, 2002, 2003 and 2004. We incurred a net operating loss of $25.1 million for 1998, $15.5 million for 1999, $28.4 million for 2000, $105.1 million for 2001, $18.2 million for 2002, $10.0 million for 2003 and $9.8 million for 2004. At December 31, 2004, we had a working capital deficit of $10.3 million and an accumulated deficit of $222.0 million. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues.

We expect that we will continue to experience net losses through 2005. We do not believe that we currently have sufficient cash on hand to finance operations for the next twelve months. At our current rates of expense and assuming revenues for the next twelve months of the annualized amount of our revenue for the nine months of 2005, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $2,000,000 during the next twelve months to maintain planned operations. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last three fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

There is substantial doubt as to whether we can continue as a going concern.

We may not be able to continue to operate as a going concern. The independent auditor's report accompanying our financial statements states our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We incurred net operating losses of $9.8 million for the year ended December 31, 2004 and $10.0 million for the year ended December 31, 2003. We have also experienced negative cash flows from operations and had significant working capital deficiencies at December 31, 2004. We are relying on acceptance of our newly developed and marketed Cicero product. While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing or if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTCBB may be subject to certain provisions of the Securities Exchange Act of 1934, as amended, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We have not paid any cash dividends on our common stock and it is likely that no dividends will be paid in the future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Our past performance is not indicative of our future performance due to our change in business plans.

Our present business plan focuses on the sale of our Cicero software product, which we have licensed from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”). This business plan calls for the concentration of our sales efforts on the customer contact centers and large financial services companies, as well as targeting state and local governments and specifically first responders, intelligence and defense agencies. In furtherance of this new business plan, we have ceased our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and our historical business of Enterprise Application Integration at the server level. We have sold all assets associated with the Geneva AppBuilder software, which represented approximately 59% of our revenue in fiscal year 2001. We also sold our Geneva Message Queuing and XIPC products in the third quarter of 2001 and our Star/SQL and CTRC products in second quarter of 2002. In October 2002, we sold our Systems Integration business, which consisted of Geneva Enterprise Integrator, and Geneva Business Process Automator. These sales represent substantially all of the products in our Messaging and Application Engineering segment and all the products in our Systems Integration Segment. As a result, past performance and revenues provide no indication of our future prospects and revenues.

Our future success will be difficult to evaluate since there is a limited history of sales of our Cicero software product.

Cicero software has no track record of sales, and there is no certainty that we will have broad customer acceptance of our Cicero product offering. Cicero software was originally developed internally by Merrill Lynch and was officially launched in a general release version in June 2001. While a previous version of the Cicero software has been in use at Merrill Lynch for approximately five years, we have substantially modified the version of Cicero software used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets. We have limited sales of Cicero software to date, and have yet to establish a predictable revenue stream. The Cicero software has no track record of successful sales to our target markets and may not gain market acceptance. There is no assurance that we will successfully sell and market into such markets.

We have had very limited success because the financial condition of Level 8 has caused concern for customers that would be dependent on Cicero software for their long-term needs.

Our ability to develop and increase our customer base is hampered by our financial condition because prospective customers may be unwilling to enter into long-term commitments with us in light of the associated risks, expenses and difficulties. As Level 8 transitioned itself into its new desktop integration line of business and disposed of its previous products and reduced its associated operations, it incurred substantial losses associated with its restructuring plan. In addition, Level 8 assessed the recoverability of its intangible assets and recorded significant charges against the historical value of those assets, the effect of which was to eliminate all intangible assets from the Company’s balance sheet and to incur substantial reductions in stockholders equity. From time to time, customers have expressed reservations and at times have rejected doing business with the Company over fears of being able to support the software in their operations. Our customers and prospectives may decide to use our competitors who have a more stable operating history and provide more certainty in satisfying long term commitments. If we are unable to develop new clients and customer relationships, we may not be able to achieve or sustain profitability.

Our access to the Cicero software product is dependent on our licensing agreement with Merrill Lynch, and may be terminated in certain circumstances.

We originally licensed the Cicero software technology and related patents on a worldwide basis from Merrill Lynch in August of 2000. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of Level 8. The revised agreement also granted us ownership rights in the Cicero trademark. It is a condition to the consummation of the recapitalization merger that the license agreement be clarified so that the recapitalization merger would not give rise to a right of Merrill Lynch to terminate the license due to a change of control, as defined in the agreement. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. In the event Merrill Lynch terminates the license agreement, we would be unable to sell the Cicero software product.

Our five largest customers account for a substantial portion of our revenues, and loss of any of these customers could result in decreased revenues.

In 2004, five customers, Bank of America, Convergys, IBM, Nationwide Financial Services and Science Applications International Corporation, accounted for 24.6%, 22.4%, 13.5%, 11.8% and 11.4% of our operating revenues, respectively. Since then, Bank of America and Convergys have not renewed their maintenance agreements, valued by the Company at approximately $210,000 per year. However, N.E.W. Customer Service Companies, Inc., has become a customer of the Company and accounted for approximately 65% of revenues for the nine months of 2005. If we were to lose one of these major customers and we are not successful in replacing business lost from such customer, our revenues would generally materially decrease and our deficit would be greater. See “Business─Customers.”

We have entered into strategic partnerships with several well-known consultancy and systems integration firms, and may rely too heavily on these firms to sell our Cicero software products.

Our development of a successful internal sales force may be impeded by our reliance on our strategic partnerships to sell licenses of the Cicero product with such companies as Science Applications International Corporation, ThinkCentric, Hewlett Packard, House of Code and Titan Systems Corporation. Under the terms of our strategic agreements, these companies will sell the Cicero product and provide integration services such as architecture planning, technology integration and business workflow improvement, but are not required to make any minimum payments to us. To the extent that we rely on these partnerships for sales instead of developing a vibrant internal sales force, these partnerships could materially affect our ability to sell the Cicero software product and our results of operations could be adversely affected.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

Furthermore, individual Cicero software license sales are large and each license sale may account for a large percentage of our revenue and may have a significant impact on the results of a fiscal quarter. The sales of Cicero software licenses can be classified as generally large in size to a small discrete number of customers. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer’s decision to purchase Cicero software licenses increases the risk of quarter-to-quarter fluctuations. Cicero software sales require a significant commitment of time and financial resources. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers’ internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales cycle of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers’

budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as an indication of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. If our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero software.

Cicero software addresses the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero software competes with companies that utilize varying approaches to modernize, web-enable and integrate existing software applications. These companies include Plumtree, which utilizes Portal software to aggregate information at a single point, Reuters, TIBCO and IBM MQSeries, which utilize middleware software to provide integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture, and Siebels which utilizes CRM software that requires modification of the application source code and substantial infrastructure investments and operational expense. There can be no assurance that our potential customers will determine that the Cicero software’s desktop integration methodology is superior to traditional solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, contact centers, are large and may elect to attempt to internally develop a solution to this business problem rather than to purchase the Cicero software product. The Cicero software itself was originally developed internally by Merrill Lynch to solve these integration needs. Further, if we do not have enough capital to properly market our Cicero software, companies may not buy our solution and instead purchase products from our competitors.

Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero software or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero software line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Provisions of our charter and bylaws and Delaware law could deter takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder’s best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine preferences as from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Cicero. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

Loss of key personnel associated with Cicero software development and an inability to attract new personnel could adversely affect our business.

Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero software technology could have a significant impact on our execution of our new strategy, given that they have specialized knowledge developed over a long period of time with respect to the Cicero software technology. In particular, our success is highly dependent on our software engineers and Anthony Pizi, our Chief Information Officer. Furthermore, we completed substantial restructurings in 2002 as part of our plan to focus on the Cicero product which resulted in the termination of 107 employees in our European operations and 129 employees in our U.S. operations. Because of these prior reductions in the number of employees, we may find it difficult to recruit new employees in the future.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement and the form of certificate of incorporation and the form of bylaws of Cicero, which are attached as Annex A, Annex B and Annex C, respectively, and incorporated by reference in this section of this proxy statement/prospectus. We urge you to read carefully the full text of the merger agreement, the form of certificate of incorporation and the form of bylaws.

The merger agreement has been included to provide you with information regarding its terms and we recommend that you read carefully the merger agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the recapitalization merger, we do not intend for its text to be a source of factual, business or operation information about Level 8 or Cicero. That kind of information can be found elsewhere in this proxy statement/prospectus. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement, including contractual standards of materiality that may be different from what may be viewed as materiality that may be different from what may be viewed as material to stockholders. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As stockholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Level 8, Cicero or any of their affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying representation or warranty may have been included in this proxy statement/prospectus.

General

The merger agreement provides that Level 8 will merge with and into Cicero, with Cicero being the surviving corporation. Pursuant to the merger agreement, Cicero will assume all assets and liabilities of Level 8, including obligations under our outstanding indebtedness and contracts. Our existing board of directors and officers will become the board of directors and officers of Cicero for identical terms of office. Our existing subsidiaries will become the subsidiaries of Cicero.

At the effective time of the recapitalization merger, each stock or security of Level 8 will be converted into the number of shares of Cicero common stock or preferred stock at the conversion rate as set forth:

•
2,370,542 shares of Cicero common stock resulting from the conversion of each of 47,410,835 shares of Level 8 common stock. Includes 404,500 shares of Cicero common stock issued or issuable to BSP (50,000 shares), Liraz Systems Ltd. (304,500 shares) and Lemery Greisler LLC (50,000 shares), as fees pursuant to certain agreements by Level 8 earned prior to or associated with the recapitalization merger;

•
22,443 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,571 outstanding shares of Level 8 Series A-3 preferred stock into 22.43 shares of Cicero Series A-1 preferred stock;

•
375,000 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 30,000 outstanding shares of Level 8 Series B-3 preferred stock into 375 shares of Cicero Series A-1 preferred stock;

•
228,200 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,141 outstanding shares of Level 8 Series C preferred stock into 228.2 shares of Cicero Series A-1 preferred stock;

•
283,880 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of each of 1,136 outstanding shares of Level 8 Series D preferred stock into 283.88 shares of Cicero Series A-1 preferred stock, and

•
7,956,606 shares of Cicero common stock issuable upon conversion of Cicero Series A-1 preferred stock issuable upon the conversion of $992,320 principal amount of convertible promissory notes of Level 8 convertible into 7,957 shares of Cicero Series A-1 preferred stock;

•
582,010 shares of Cicero common stock to be issued upon the automatic exercise of existing warrants of those who have loaned funds to Level 8 to receive Senior Reorganization Notes, 19,360,959 shares of Cicero common stock to be issued upon the automatic exercise of Additional Warrants held by Senior Reorganization Noteholders upon approval of the recapitalization merger, 1,005,562 shares of Cicero common stock issuable upon exercise of Early Adopter Warrants to be issued to Senior Reorganization Noteholders upon the approval of the recapitalization merger;

•
49,753,884 shares of Cicero common stock to be issued upon the automatic conversion of $1,562,272 principal amount of Convertible Bridge Notes at a conversion price of $0.0314 per share (equivalent of $0.00157 for Level 8 shares); and

•
527,258 shares of Cicero common stock issuable upon exercise of each warrant for which the exercise price of such warrants has not been advanced to Level 8 in exchange for Senior Reorganization Notes, with the number of shares of Cicero common stock issuable upon exercise of such security equal to one-twentieth (0.05) of the number of shares such security was exercisable for prior to the recapitalization merger.

You will not have to exchange your existing stock certificates of Level 8 for stock certificates of Cicero. However, after consummation of the recapitalization merger, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to Cicero's transfer agent for cancellation, and obtain a new Delaware form of certificate.

The Company intends to make application to have the shares of Cicero common stock to be issued in the recapitalization merger listed on the OTCBB under the symbol “CCRO”. Note that under OTCBB rules, the trading symbol may not be reserved and as such may be subject to change.

Pursuant to the recapitalization merger, Cicero will assume all of Level 8's obligations under Level 8's 1997 Employee Stock Option Plan. Each award of 20 shares of Level 8 common stock under Level 8 stock plans will be converted into an award of one share of Cicero common stock on the same terms and conditions as in effect immediately prior to the recapitalization, and each option to purchase 20 shares of Level 8 common stock under Level 8 stock plans will be converted into an option to purchase one share of Cicero common stock on the same terms and conditions as in effect immediately prior to the recapitalization. Options and rights granted under the Company stock plans in the future will be for shares of Cicero common stock. It is contemplated that a new stock option plan of Cicero will be presented to the stockholders for their approval in Spring 2006.

Changes in Conversion Prices and Rates

The table below illustrates the current and amended conversion prices for the convertible promissory notes and the current and amended conversion rates for each series of preferred stock, as well as the common stock equivalents for each security. Each of such securities would be converted into the number of shares of Cicero Series A-1 preferred stock that corresponds to such number of shares of Cicero common stock issuable upon conversion of convertible promissory notes and preferred stock based on the amended conversion price and rates set forth below.

CURRENT AND AMENDED CONVERSION PRICES AND RATES FOR CONVERTIBLE PROMISSORY
NOTES AND PREFERRED STOCK

Security	Amount	Current Conversion Price	Common Equivalents	Amended Conversion Price	Common Equivalents
Convertible Promissory Notes	$150,000	$0.37	405,405	$0.026	3,323,077
	$185,000	$0.32	578,125	$0.023	8,093,750
	$125,000	$0.28	446,429	$0.02	6,250,006
	$112,000	$0.20	560,000	$0.014	7,840,000
	$15,320	$0.17	90,118	$0.012	1,261,647
	$125,000	$0.16	781,250	$0.011	11,363,636
	$100,000	$0.10	1,000,000	$0.0025	40,000,000
	$150,000	$0.08	1,875,000	$0.002	75,000,000
	$30,000	$0.07	428,571	$0.005	6,000,000
Series A-3 Preferred Stock	$1,571,000	$8.33	188,528	$3.50	448,857
Series B-3 Preferred Stock	$30,000,000	$12.53	2,394,063	$4.00	7,500,000
Series C Preferred Stock	$1,141,000	$0.38	3,002,632	$0.25	4,564,000
Series D Preferred Stock	$1,135,520	$0.32	3,548,500	$0.20	5,677,600

Current conversion prices reflect then-current market prices, with the exception of the Series A-3 and B-3 preferred stock, whose conversion rates were reduced in 2002 to then-current market prices in consideration of waiving anti-dilution protection in respect of certain capital raises. The current conversion prices for the convertible promissory notes were determined by the board of directors by reference to the fair market value on the date of issue. The new conversion prices with respect to the Series A-3, B-3 and D preferred stock were negotiated with the holders of each series based upon such factors as the current conversion price in relation to the market, the dollar amount represented by such series, waiver of anti-dilution, liquidation preferences, seniority and other senior rights. The conversion price for the Series C preferred stock was determined in relation to the conversion price for the Series D preferred stock. The board of directors determined the new conversion price of each series of Level 8 preferred stock after discussion and review of those rights, ranks and privileges that were being waived by the present holders of preferred stock. Among those rights being waived are anti-dilution protection, liquidation preferences and seniority. The conversion price for the convertible promissory notes was reduced, based on such negotiations, to approximately one-fourteenth of the current conversion prices. One of the goals of the negotiations was to encourage the holders of convertible promissory notes of Level 8 to convert in order to minimize liquidity issues after the recapitalization merger.

Changes in Capital Structure

As a result of the conversion of Level 8 preferred stock into Cicero Series A-1 preferred stock at the conversion rates set forth above, the conversion of convertible promissory notes of Level 8 into Cicero Series A-1 preferred stock at the conversion prices set forth above, the issuance of Additional Warrants and Early Adopter Warrants, and, to a lesser extent, the conversion of Level 8 common stock into Cicero common stock at a conversion rate of 0.05, the holders of common stock will suffer substantial dilution in their holdings.

The table below illustrates (i) the number of shares of Level 8 common stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis prior to the recapitalization merger (ii) the number of shares of Level 8 common stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis if the recapitalization merger is approved as proposed, and (iii) the number of shares of Cicero common stock or common equivalents held by holders of each class of security of Cicero, and by each person known to Level 8 to be the beneficial owner of 5% or more of Level 8 on a common equivalent basis (anticipating that holders of more than 5% of the stock of Level 8 will hold more than 5% of the stock of Cicero) if the recapitalization merger is approved as proposed.

	Ownership of Each Class of Security of Level 8 Using Current Conversion Rates		Ownership of Each Class of Security of Level 8 Using Amended Conversion Rates and Giving Effect to Merger		Ownership of Each Class of Security of Cicero Giving Effect to Merger
	% Held	Number of Shares Held	% Held	Number of Shares Held	% Held	Number of Shares Held
Common Equivalents (1)	100.0%	74,349,659	100%	1,629,950,694	100%	81,338,024
Common Stock	63.8%	47,410,835	2.9%	47,410,835	89.1%	72,471,895
Series A-1 Preferred Stock					10.9%	8,866,129
Series A-3 Preferred Stock	0.3%	188,528	*	448,857
Series B-3 Preferred Stock	3.2%	2,394,063	0.5%	7,500,000
Series C Preferred Stock	4.0%	3,002,632	0.3%	4,564,000
Series D Preferred Stock	4.8%	3,548,500	0.3%	5,677,600
Senior Reorganization Notes (2)	15.7%	11,640,203	26.8%	410,139,471		1,005,562
Non-lenders Warrants (3)		7,735,872		7,735,872		527,258
Stock Options (4)		7,258,647		7,258,647		551,000
Convertible Bridge Notes (5)			61.0%	995,077,815
Convertible Promissory Notes	6.9%	6,164,898	9.8%	159,132,116
Total		89,344,178		1,644,945,213		83,421,844
Landis, Mark & Carolyn	14.0%	10,404,575	20.2%	329,745,652	20.5%	16,642,045
Pizi, Anthony	5.7%	4,207,497	7.7%	125,991,805	7.8%	6,323,340
Brown Simpson Partners I, Ltd.	8.0%	5,936,921	6.3%	103,411,482	6.6%	5,328,076
Liraz Systems, Ltd.	8.6%	6,426,869	0.7%	11,739,819	0.9%	715,789

____________
*Represents less than 0.1%.
(1) Includes all issued and outstanding shares of common stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon automatic exercise of warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 common stock as of November 30, 2005.
(2) Includes 1,005,562 Early Adopter Warrants. As the exercise price for the Early Adopter Warrants is in excess of market value, those warrants are not dilutive and are not included in the percentage column.
(3) Warrants held by those who did not advance the exercise price of their warrants in exchange for Senior Reorganization Notes. As the exercise price for the warrants is in excess of market value, those warrants are not dilutive and are not included in the percentage column.
(4)   Includes all options granted and reserved for grant under Level 8’s stock option plan. As the exercise price of all options granted are excess of market value, those options are not dilutive and neither non-dilutive options nor shares not subject to option grants are included in the percentage column.
(5) Assumes that the recapitalization merger will become effective prior to December 31, 2005.

Note and Warrant Offering

From July 2004 to April 2005, Level 8 issued Senior Reorganization Notes in the aggregate principal amount of $2,559,000 to Senior Reorganization Noteholders who had loaned funds to Level 8 in exchange for Senior Reorganization Notes and Additional Warrants pursuant to the December and March Note and Warrant Offerings at a special one-time exercise price of $0.10 per share. Upon the approval of the recapitalization merger, Senior Reorganization Noteholders (i) will receive and have automatically exercised Additional Warrants exerciseable into shares of common stock, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price, (ii) if a holder of existing warrants who advanced the exercise price of their warrants to Level 8, will have their existing warrants automatically exercised and (iii) those Senior Reorganization Noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their existing warrants will receive Early Adopter Warrants of Level 8 at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $0.10 per share, as part of the recapitalization merger. The number of shares of Cicero common stock to which the Early Adopter Warrants are exercisable will be 0.05 of the number of shares of Level 8 common stock to which they are exercisable and the strike price of the Early Adopter Warrants of Cicero will be $2.00 per share. As part of the recapitalization merger, the Senior Reorganization Notes will be cancelled.

For information with respect to the participation in such offerings by certain directors and executive officers, see “Summary” and “Certain Relationships and Related Party Transactions.”

Convertible Promissory Notes

Level 8 has issued $992,320 aggregate principal amount of convertible promissory notes. As of the date of this proxy statement/prospectus, holders of $947,320 or 95.5% aggregate principal amount of the notes have agreed to convert their notes into shares of Cicero Series A-1 preferred stock upon the consummation of the merger. The consent of the holders of the other convertible promissory notes will be sought after the recapitalization merger. The conversion prices of all of the convertible promissory notes converted will be reduced in connection with the recapitalization merger by 1/14 of the prior conversion price. If all of the holders of all of the convertible promissory notes convert their notes into shares of Cicero Series A-1 preferred stock, 7,956,606 shares of Cicero common stock will be issuable upon conversion of the shares of Cicero preferred stock into which the convertible promissory notes are converted.

Level 8 has entered into agreements with respect to the convertible promissory notes with a variety of private lenders at various times. In April 2005, Mr. Bruce Miller, a member of our Board of Directors effective July 22, 2005, purchased $30,000 of convertible promissory notes at interest rates of 1% per month and are convertible upon the option of the noteholder into 428,571 shares of our common stock at a conversion price of $0.07 per share. In May 2004, Level 8 sold convertible promissory notes aggregating $185,000 to several investors including a member of the Company’s board of directors. Under the terms of these convertible promissory notes, the notes bear interest at a rate of 1% per month and are convertible upon the option of the noteholder into an aggregate of 578,125 shares of Level 8 common stock and existing warrants to purchase an aggregate of 578,15 shares of common stock exercisable at $0.30 per share. In May 2004, Level 8 entered into agreements with respect to $50,000 convertible promissory notes to private lenders. Under the terms of the convertible promissory notes, the notes bear interest at 1% per month and are convertible upon the option of the noteholder into 135,135 shares of Level 8 common stock and existing warrants to purchase 135,135 shares of Level 8 common stock at an exercise price of $0.37 per share. The existing warrants expire three years from the date of grant.

For information with respect to the participation in such offerings by certain directors and executive officers, see “Summary” and “Certain Relationships and Related Party Transactions.”

Convertible Bridge Notes/Consortium Offering

From July through November 2005 Level 8 issued $1,562,272 aggregate principal amount of 10% senior unsecured Convertible Bridge Notes due on the consummation date of the recapitalization merger, but in any event, no later than October 31, 2005 as part of the Consortium Note Offering. In addition, the Company may issue additional Convertible Bridge Notes as may be necessary for working capital purposes. Upon consummation of the recapitalization merger, the Convertible Bridge Notes will automatically convert, to the extent of the principal and accrued interest then due and owing, into shares of Cicero common stock at a conversion price of $0.0314 (equivalent of $0.00157 for Level 8 shares). As a result, the $1,562,272 principal amount of Convertible Bridge Notes will be convertible into 49,753,884 shares of Cicero common stock. In addition, the Convertible Bridge Noteholders have certain immediate rights, including (i) to nominate a majority of the candidates to the Board of Directors; (ii) to create an Advisory Board to assist in the development of our policy and strategy for implementation by the board of directors and management; and (iii) to effect certain changes in management, including requiring Level 8 to launch a search for a highly qualified software executive to assume the permanent position of chief executive officer as financial conditions permit. As a result of the Consortium Note Offering, Cicero will also be required by the Convertible Bridge Noteholders to develop a program to reduce operating expenses by approximately twenty (20%) from the levels existing prior to the recapitalization merger. In addition, Cicero will be required by the Convertible Bridge Noteholders to create an equity set-aside for incentivizing management of no less than 10% of the total shares outstanding on a fully diluted basis after completion of the recapitalization merger. In the event the recapitalization merger is not declared effective by October 31, 2005, Level 8 agreed that the pre-money valuation of Level 8 of $1,500,000 be lowered to $1,250,000, and then if the recapitalization merger is subsequently consummated, the conversion price of Convertible Bridge Notes will be reduced to $0.0314. In the event the recapitalization merger is not completed prior to December 31, 2005, the pre-money valuation of Level 8 then in place of $1,250,000 will be lowered to $1,000,000, and then if the recapitalization merger is subsequently consummated, the conversion of the Convertible Bridge Notes will be reduced to $0.025.

For information with respect to the participation in such offering by certain directors and executive officers, see “Summary” and “Certain Relationships and Related Party Transactions.”

Changes in Management

The recapitalization merger will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, or assets, (other than as a result of the costs incident to the recapitalization merger, which are immaterial). Our management, including all directors and officers, will remain the same in connection with the recapitalization merger and will assume identical positions with Cicero. None of our subsidiaries will be changing their capitalization in connection with the recapitalization merger. There will be no new employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of Level 8 as a result of the recapitalization. Upon the effective time of the recapitalization merger, each 20 shares of Level 8 common stock will be converted into one share of common stock of Cicero.

Change in Name

The recapitalization merger will effect a change in the name of Level 8 to Cicero. Level 8 has decided to change its name to Cicero in order have the same name as Level 8’s primary software product, Cicero. This will allow Level 8 to take advantage of the significant marketing campaign that has been undertaken utilizing the “Cicero” name. The name change to Cicero will eliminate confusion and will reflect the change in Level 8’s business focus.

Cicero, our wholly owned subsidiary, was incorporated under the General Corporation Law of the State of Delaware on December 17, 2004 under the name "Cicero, Inc." exclusively for the purpose of merging with Level 8. The address and phone number of Cicero's principal office are the same as those of Level 8. Prior to the recapitalization merger, Cicero will have no material assets or liabilities and will not have carried on any business other than those incident to its formation and the execution of the merger agreement.

Upon completion of the recapitalization merger, the rights of the stockholders of Cicero will be governed by General Corporation Law of the State of Delaware and the certificate of incorporation and the bylaws of Cicero. The certificate of incorporation and the bylaws of Cicero are attached to this prospectus/proxy statement as Annexes B and C, respectively.

Effective Time

If approved by the requisite vote of Level 8 stockholders, it is anticipated that the recapitalization merger, and consequently the recapitalization, will become effective at the time set forth in the certificates of merger to be filed with the Secretary of State of the State of Delaware in accordance with Section 253 of the General Corporation Law of the State of Delaware. However, the merger agreement may be terminated and abandoned by action of the board of directors of Level 8 at any time prior to the effective time of the recapitalization merger, whether before or after the approval by Level 8’s stockholders, if the board of directors of Level 8 determines for any reason, in its sole judgment and discretion, that the consummation of the recapitalization merger would be inadvisable or not in the best interests of Level 8 and its stockholders.

Rights and Preferences of Cicero Series A-1 Preferred Stock

The holders of the Cicero Series A-1 preferred stock shall have the rights and preferences set forth in the Certificate of Designation which will be filed with the Secretary of State of the State of Delaware upon the effectiveness of the recapitalization merger, which are summarized here. The Cicero Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of Cicero for each share of Cicero Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero. The Cicero Series A-1 preferred stock is also convertible on a automatic basis in the event that (i) Cicero closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) Cicero has four consecutive quarters of positive cash flow as reflected on Cicero’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission. The holders of Cicero Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever Cicero declares a dividend on its common stock, other than dividends payable in shares of common stock. The holders of the Cicero Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Cicero Series A-1 preferred stock upon the liquidation of Cicero. The Cicero Series A-1 preferred stock is not redeemable.

The holders of the Cicero Series A-1 preferred stock also possess the following voting rights. Each share of Cicero Series A-1 preferred stock shall represent that number of votes equal to the number of shares of common stock issuable upon conversion of a share of Cicero Series A-1 preferred stock. The holders of Cicero Series A-1 preferred stock and the holders of Cicero common stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of Cicero (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by Cicero (as set forth below).

The approval of at least two-thirds of the holders of Cicero Series A-1 preferred stock voting together as a class, shall be required in order for Cicero to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Cicero Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on Cicero equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Cicero Series A-1 preferred stock; (v) effectuate a significant change in the principal business of Cicero as conducted at the effective time of the recapitalization merger; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by Cicero; (vii) make any loan or advance to any person, including any employees or directors of Cicero or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the Cicero board of directors is required for any liquidation, dissolution, recapitalization or reorganization of Cicero The voting rights of the holders of Cicero Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by Cicero of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares Cicero Series A-1 preferred stock are entitled to appoint two observers to Cicero’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of Cicero’s board of directors and any committees thereof. At the option of a majority of the holders of

Cicero Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Cicero board of directors, each having all voting and other rights attendant to any member of the Cicero board of directors. Upon approval of the recapitalization merger, the holders of Cicero Series A-1 preferred stock waived their right to elect a majority of the voting members of the Cicero board of directors.

Comparisonof Preferred Stockholder Rights Before and After the Recapitalization

The following is a comparison of the rights and preferences of the Level 8 Series A-3, B-3, C and D preferred stock, to the rights and preferences of Cicero Series A-1 preferred stock. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to our certificate of incorporation, applicable certificates of designation and our bylaws.

Level 8 Series A-3, B-3, C and D Preferred Stock	Cicero Series A-1 Preferred Stock

Voting Rights	Voting Rights

The holders of Level 8 common stock and holder of each of the series of preferred stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Company common stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least two-thirds (85% in the case of the Series A-3, B-3 and C preferred stock) and two-third (66% in the case of the Series D) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for Level 8 to:

The holders of Cicero common stock and holders of the Series A-1 preferred stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

Until the closing by Cicero of an additional $5,000,000 equity financing from institutional investors, approval of the holders of at least two-thirds of the outstanding shares of the Series A-1 preferred stock voting together separately as a class will be required for:

a)	alter or change the rights, preferences or privileges of any series of the preferred stock;	a)	a merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of Cicero;
b)	alter or change the rights, preferences or privileges of any capital stock of Level 8 so as to affect adversely any series of the preferred stock;	b)
the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock. (excluding debt not convertible into any such senior or pari passu equity security);

c)	create any securities that are superior in rank to any series of preferred stock;	c)
the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of Cicero at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 preferred stock) or the payment of dividends or other distributions on equity securities by Cicero (other than on the Series A-1 preferred stock);

d)	create any securities that are pari passu in rank to any series of preferred stock;	d)	any amendment or repeal of any provision of Cicero’s certificate of incorporation or by-laws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock;
e)	increase the authorized number of shares of any series of preferred stock;	e)	a significant change in the principal business of Cicero as conducted by Cicero at the time of the consummation of the closing of the recapitalization merger;

f)	issue any shares of securities that are superior or pari passu in rank to any series of preferred stock;	f)	the making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by Cicero;
g)	issue any shares of preferred stock other than pursuant to the stock purchase agreement applicable to any particular series of preferred stock;	g)
the making of any loan or advance to any person, including, without limitation, any employee or director of the Cicero or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors; or

h)	redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;	h)	the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.
i)	increase the par value of the common stock;
j)	Issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of Level 8;
The holders of a majority of the outstanding shares of the Series A-1 preferred stock shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 preferred stock, the holders of the Series A-1 preferred stock may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

k)	cause Level 8 to issue securities such that it would exceed the issuance cap set forth in the certificate of designations for each of the Series A-3 and B-3 preferred stock; or
l)
issue, grant or sell, or be deemed to have issued, granted or sold, any shares of common stock, or options, rights or warrants to purchase common stock at a price per share less than the conversion price then applicable to such series of preferred stock.

Board of Directors	Board of Directors

The holders of Level 8 common stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Cicero common stock and the holders of the Series A-1 preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 preferred stock shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

Upon approval of the recapitalization merger, in addition, if Cicero does not have aggregate consolidated revenues of more than $1,500,000 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 preferred stock shall have the right, but not the obligation, to elect a majority of the voting members of the board of directors. The right of holders of the Series A-1 preferred stock to elect the majority of the board is being waived as part of the recapitalization merger.

Dividends	Dividends

The holders of Series C and D preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever Level 8 declares a dividend on its common stock, other than dividends payable in shares of common stock.

The holders of Series A-3 and B-3 preferred stock are not entitled to dividends unless declared by the board of directors.

The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever Cicero declares a dividend on its common stock, other than dividends payable in shares of common stock.

Redemption	Redemption

Series A-3, B-3 and C preferred stock is redeemable at the option of Level 8 at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Level 8 common stock is greater than $5.00 for Series C, $16.00 for Series A-3, and $25.06 for Series B-3 for at least 20 trading days.

Series D preferred stock is redeemable at the option of the holder under certain circumstances such as bankruptcy, merger or change of control at a redemption price calculated pursuant to a formula set forth in the Certificate of Designation for the Series D preferred stock.
The Series A-1 preferred stock is not redeemable.

Conversion	Conversion

Series A-3, B-3, C and D preferred stock are each convertible at any time at the option of the holder. The initial conversion prices for each series are: Series A-3 $3.50 previously reduced from $8.333 per share; Series B-3 $4.00 previously reduced from $12.531 per share; Series C $.25 previously reduced from $0.38 per share; and Series D $.20 previously reduced from $0.32 per share.

The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of common stock of Cicero for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero

The Series A-1 preferred stock is also convertible on a automatic basis in the event that (i) Cicero closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) Cicero has four consecutive quarters of positive cash flow as reflected on Cicero’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission.

Anti-Dilution Protection	Anti-Dilution Protection

The Series C preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of Cicero

The Series A-3 and B-3 preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any common stock is sold at a lower price than the conversion price.

The Series D preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, merger, consolidation or other corporate changes, and the issuance by Level 8 to all common stockholders of distributions or spin-offs, or the issuance to all common stockholders of any rights to purchase Level 8’s common stock.

Liquidation Preference	Liquidation Preference

The holders of each series of preferred stock are entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.	The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of Cicero.

Other Rights	Other Rights

The holders of Series A-3 and B-3 preferred stock are also entitled to receive warrants to purchase common stock upon either a subsequent financing or a loan from an unaffiliated lender. In addition, the occurrence of certain events will trigger a 14% per annum dividend that will accrue until such events are cured.

Until the second anniversary of the issuance date of the Series D preferred stock, the holders of the Series D preferred stock have rights to participate on a pro rata basis in any subsequent issuances of securities by Level 8, including common and preferred stock.
The holders of the Series A-1 preferred stock are not entitled to any additional rights except as may be set forth in the Certificate of Designation.

Par Value of Capital Stock; Surplus; Capital

The additional paid in capital of Level 8 will be increased by $1,136,000 following the consummation of the recapitalization merger and this is attributable to the conversion of the remaining shares of Level 8 Series D preferred stock into shares of Cicero Series A-1 preferred stock. The redemption provisions of the Level 8 Series D preferred stock offering are being waived as part of the recapitalization merger and the accounting for the Level 8 Series D preferred stock as mezzanine financing is no longer applicable.

Under the terms of the Note and Warrant Offering, the Senior Reorganization Noteholders will receive additional warrants which will be automatically cashlessly exercised for 19,360,959 shares of Cicero common stock by applying the difference between the $0.002 exercise price and the average trading price of the Level 8 common stock for the three days prior to the effective date of the recapitalization merger. In addition, certain Senior Reorganization Noteholders exercised existing warrants that will convert to 582,010 shares of Cicero common stock. Level 8 will be required to allocate the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted. We will employ the Black-Scholes valuation method to determine the fair value of the warrants exercised and warrants issued. The December 31, 2004 Note and Warrant Offering amounted to $1,615,000. The allocation of the fair value of the warrants issued for the December 2004 Note and Warrant Offering is $83,000 and the beneficial conversion is approximately $1,532,000 which is recorded as a deemed dividend. For the nine months ended September 30, 2005, the allocation of the fair value of the warrants issued for the December 2004 Note and Warrant Offering is $539,000 and the beneficial conversion is approximately $1,076,000. The March 2005 Note and Warrant Offering completed resulted in an additional $944,000 in Senior Reorganization Notes. Employing the Black-Scholes valuation method, it appears that the allocation of the fair value of the stock underlying the warrants to be issued is $305,000 and the beneficial conversion value being approximately $639,000. The September 2005 Convertible Bridge Notes as of September 30, 2005, amounted to $1,053,000. Employing the Black-Scholes valuation method, it appears the allocation of the shares issued is $162,000 and the beneficial conversion value is approximately $890,000. Based upon the allocation of the proceeds, we believe that the effective conversion price of the stock will be less than the fair value of Cicero’s common stock on the date of issuance. Since this beneficial conversion feature is immediately convertible upon issuance, Cicero will fully amortize this beneficial conversion feature on the date of issuance.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RECAPITALIZATION MERGER (PROPOSAL I).

PROPOSAL II: ELECTION OF DIRECTORS

General

Our board of directors currently consists of eight directors. As of the date of this prospectus, the board of directors of our Company consisted of Mark Landis, Frederic Mack, Bruce Miller, John Broderick, Charles B. Porciello, Anthony Pizi, Bruce Hasenyager and Jay Kingley. Messrs. Pizi, Kingley, and Hasenyager were elected at the 2003 Special Meeting of Stockholders and Messrs. Landis, Mack, Miller, Broderick and Porciello were elected by unanimous vote of the board of directors, to serve until the election and qualification of their successors or until their earlier death, resignation or removal. On March 7, 2005 the board of directors elected by unanimous vote Mr. Ralph Martino to serve on the board until the next special meeting of stockholders. On May 31, 2005, Mr. Martino resigned from the board. Mr. Frank Artale resigned from the board in January 2004. Mr. Nicholas Hatalski and Mr. Kenneth Nielsen resigned from the board in July 2005. Messrs. Martino’s, Artale’s, Hatalski’s and Nielsen’s resignations were not the result of a disagreement with Level 8 or its management.

At the special meeting, the following eight directors will be considered for election to the board for the ensuing year and until their successors are duly elected and qualified .

THE BOARD OF DIRECTORS OF LEVEL 8, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

Nominees for Director

Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of Level 8, when applicable.

Mark Landis
Director since July 2005	Age: 64

Mr. Mark Landis is the Senior Managing Member of the Security Growth Fund, a newly established private equity firm focused on the electronic security industry. Prior to joining the Security Growth Fund and since 2003, Mr. Landis was the Executive in Residence of The Jordan Company, a private equity firm based in New York. Mr. Landis retired from being President of the North American Security Division of Siemens Building Technologies, Inc. in July of 2003, having spent 16 years with the company.

Anthony C. Pizi
Director since August 2000.	Age: 46

Mr. Pizi has served as Chairman of the Board of Directors from December 1, 2000 until March 7, 2005 and from June 1, 2005 until July 22, 2005. Mr. Pizi currently is Chief Information Officer. He served as Chief Executive Officer and Chief Technology Officer from February 1, 2001 to July 22, 2005. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his B.S. in Engineering from West Virginia University.

Bruce W. Hasenyager
Director since October 2002.	Age: 63

Mr. Hasenyager has been a director of Level 8 since October 2002. Since November 2004, Mr. Hasenyager has served as Principal of Bergen & Webster Executive Communications. Prior to that, he served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University (SMU) and Chief Operating Officer of the Guildhall at SMU. From April 1996 to April 2002, Mr. Hasenyager was a founder and served as Senior Vice President of Technology and Operations and Chief Technology Officer at MobilStar Network Corporation. Prior to April 1996, Mr. Hasenyager held executive and senior management positions in information technology at Chemical Bank, Merrill Lynch, Kidder Peabody, and Citibank.

Jay R. Kingley
Director since November 2002.	Age: 44

Mr. Kingley has been a director of Level 8 since November 2002. Mr. Kingley is currently the Chief Executive Officer of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

Charles B. Porciello
Director since June 2005.	Age: 70

Mr. Porciello has been a director since June 6, 2005. Mr. Porciello graduated from the U.S. Military Academy with a B.S. in Engineering and received his Masters Degree in Management from the University of Nebraska. Mr. Porciello is the Chief Executive Officer of Pilar Services, Inc. Mr. Porciello retired from the U.S. Air Force in 1982 after serving his country for twenty five years.

Frederic Mack
Director since July 2005	Age: 54

Mr. Frederic H. Mack has served as Vice President and Senior Partner of Mack Construction Corporation since 1975 and as a Partner of Mack Industries, Mack Affiliates, The Mack Company and other family holdings. Mr. Mack has been the Executive Director of Mack-Heiferman Company since 1987. Mr. Mack has served as a member of the Board of Directors of Patriot American Investors since 1992. He has been on the Board of Directors of AFA Protective Systems since 1993. Since 1997 Mr. Mack has served on the Board of Directors of Mack-Cali Realty Company and Bnox, Inc. Mr. Mack graduated from Adelphi University with a degree in History, Business Administration.

Bruce Miller
Director since July 2005	Age: 55

Mr. Bruce Miller is a General Partner of Delphi Partners, Ltd. a privately-owned investment partnership since 1989. He is a director of American Season Corporation. Mr. Miller has served as a consultant for various entities including a long-standing association with Cape Air/Nantucket Airlines, Inc. Mr. Miller sits on the board of the Nantucket Historical Association and is involved in other non-profit activities. Mr. Miller received his B.S. in Finance from Lehigh University and subsequently earned an M.B.A. from Lehigh.

John P. Broderick
Director since July 2005	Age: 56

Mr. Broderick is currently the Chief Executive Officer and Chief Financial Officer of Level 8. Mr. Broderick has served as the Chief Operating Officer of Level 8 since June 2002, as the Chief Financial Officer of Level 8 since April 2001, and as Corporate Secretary since August 2001. Prior to joining our Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim Chief Financial Officer. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

Attendance at Board, Committee and Stockholder Meetings

The board of directors is responsible for the overall affairs of the Company. The board of directors held 13 meetings in 2004. Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2004.

Compensation of Directors

In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the board of directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three-year period in equal increments upon the eligible director’s election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common stock in lieu of cash, subject to approval by the board of directors. In addition, the plan permits the board of directors to grant discretionary awards to eligible directors under the plan. None of the Company’s directors received additional monetary compensation for serving on the board of directors of the Company in 2001, other than reimbursement of reasonable expenses incurred in attending meetings.

In October 2002, the board of directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the board of directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

Committees

To assist the board of directors in carrying out their responsibility, the board has delegated certain authority to several committees. Information concerning these committees follows.

Messrs. Porciello and Kingley presently serve on the Compensation Committee of the board of directors. Mr. Artale served on the Committee until his resignation from the board in January 2004 and Messrs. Hatalski and Nielsen served on the Committee until their resignations from the board in July 2005. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Level 8 1997 Stock Option Plan and the Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met eight times during fiscal 2004.

Messrs. Miller and Hasenyager presently serve on the Audit Committee of the board of directors. Mr. Nielsen also served on the Committee until his resignation from the board in July 2005. The Audit Committee recommends to the board of directors the independent public accountants to be selected to audit the Company’s annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company’s internal accounting staff. The Audit Committee met five times during fiscal 2004.

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. To date, the Company has not named anyone to the position.

Mr. Hasenyager presently serves on the Nominating Committee of the board of directors. The Nominating Committee is responsible for proposing nominees to fill vacancies on the board of directors. The Nominating Committee does not consider stockholder recommendations for directors.

The board of directors may from time to time establish certain other committees to facilitate the management of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee for 2004 was comprised of Messrs. Hatalski, Kingley and Neilsen. Mr. Artale also served on the Committee until his resignation from the Board in January 2004. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Hatalski, Kingley and Neilsen have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Code of Conduct and Ethics

Our board of directors has adopted a code of ethics and a code of conduct that applies to all of our directors, officers, and employees. We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Level 8 Systems, Inc., Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27511, Attn: Corporate Secretary. The code of ethics is also available on the Company’s website at www.level8.com.

Communications with the Board of Directors

Stockholders may communicate with the chairman of the board, the directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Level 8 Systems, Inc., 1433 Highway 34, Building C, Farmingdale, NJ 07727.

Audit Committee Report

The Audit Committee assists the board of directors in its oversight of the Company’s accounting, reporting practices and financial reports. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Appendix A to the Proxy Statement for the 2001 Special Meeting of Stockholders. Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Margolis & Company P.C., are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reports as follows with respect to the audit of the Company’s 2004 audited financial statements:

•	The Committee reviewed and discussed the Company’s 2004 audited financial statements with its management,

•
The Committee discussed with the independent auditors, Margolis & Company P.C. the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements,

•
The Committee received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and discussed with the auditors their independence from the Company, and

•	Based on review and discussions of the Company’s 2004 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the Company’s 2004 audited financial statements be included in its Annual Report on Form 10-K.

Submitted by:	THE AUDIT COMMITTEE

Bruce Miller (effective July 2005)
Bruce Hasenyager

Audit Committee Charter

The board of directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to the Proxy Statement for the 2001 Special Meeting of Stockholders. The board of directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was not amended in 2002, 2003 or 2004.

Independence of Audit Committee Members

The board of directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Until his resignation in January 2004, Mr. Frank Artale was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Following the resignation of Mr. Artale in January 2004, the Company has not appointed a replacement “audit committee financial expert” and continues to look for a candidate to fill this role on the board or directors and the Audit Committee.

EXECUTIVE OFFICERS

The Company’s current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi	Age: 46

Mr. Pizi currently serves as the Chief Information Officer of Level 8. He served as the Chief Executive Officer and Chief Technology Officer of Level 8 from February 1, 2001 until July 22, 2005. Prior to joining our Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his B.S. in Engineering from West Virginia University.

John P. Broderick	Age: 56

Mr. Broderick serves as the Chief Executive Officer since July 22, 2005 and as the Chief Financial Officer of Level 8 since April 2001. He has served as the Chief Operating Officer of Level 8 since June 2002 and as Corporate Secretary since August 2001. Prior to joining our Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim Chief Financial Officer. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

2004 Executive Compensation

The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2004, serving or having served at the end of fiscal 2003 whose salary and bonus exceeded $100,000 for services rendered to the Company during the fiscal year 2004. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2004, see “Option Grants in Fiscal 2004.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary		Bonus	Securities Underlying Options	All Other Annual Compensation
Anthony C. Pizi	2004	$200,000	(1)	$--	500,000	$--
Chief Executive Officer, Chief	2003	$200,000	(2)	$100,000	500,000	$--
Technology Officer and Chairman (1)	2002	$337,500	(3)	$--	500,000	$--
John P. Broderick	2004	$200,000	(4)	$--	500,000	$--
Chief Financial Officer, Corporate	2003	$200,000	(5)	$60,000	500,000	$--
Secretary	2002	$200,000		$40,000	100,000	$--

(1)
Mr. Pizi’s base salary for fiscal 2004 was $200,000. Mr. Pizi had voluntarily elected to defer $50,000 of salary from 2004. In December 2004, Mr. Pizi received approximately $55,000 of deferred salary from 2004 and 2003 and used those proceeds to participate in the Note and Warrant Offering. At December 31, 2004, Mr. Pizi is still owed approximately $26,250 of deferred salary from 2004 and all of his earned bonus from 2003. Mr. Pizi was the Company’s Chief Executive Officer and Chairman until July 22, 2005.

(2)	Mr. Pizi’s base salary for fiscal 2003 was $200,000. Mr. Pizi had voluntarily elected to defer $31,250 of salary from 2003 and all of his 2003 earned bonus.

(3)	Mr. Pizi’s base salary for fiscal 2002 was $300,000. Mr. Pizi had voluntarily elected to defer $75,000 of salary from 2001, which was paid in 2002, and to defer $37,500 of 2002 salary.

(4)
Mr. Broderick’s base salary for 2004 was $200,000. Mr. Broderick voluntarily elected to defer $50,000 of salary from 2004. At December 31, 2004, Mr. Broderick is still owed approximately $81,250 of deferred salary and $60,000 from his earned bonus in 2003.

(5)	Mr. Broderick’s base salary for 2003 was $200,000. Mr. Broderick voluntarily elected to defer $31,250 of salary from 2003 and all of his earned bonus.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Under the employment agreement between the Company and Mr. Pizi effective January 1, 2005, the Company is to pay Mr. Pizi an annual base salary of $200,000 and a performance bonus in cash of up to $400,000 per annum based upon certain revenue goals, and additional rewards at the discretion of the Compensation Committee of the board of directors of the Company, if the Company’s revenues significantly exceed $12,500,000. Mr. Pizi receives a performance bonus of $200,000 if the Company’s revenue ranges from $6,000,000 to $8,499,999, a performance bonus of $300,000 if the Company’s revenue ranges from $8,500,000 to $12,499,999, and a performance bonus of $400,000 if the Company’s revenue exceeds $12,499,999. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Pizi. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi five hundred thousand (500,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2005, the Company pays Mr. Broderick a base salary of $200,000 and a performance bonus of cash up to $100,000 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date of termination. In the event there occurs a substantial change in Mr. Broderick's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to pay Mr. Broderick (a) a lump sum payment of one year of Mr. Broderick’s then base salary within thirty (30) days of termination and (b) two hundred fifty thousand (250,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under the agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

2004 Option Grants

The following table sets forth information regarding each grant of stock options to each of the Named Executives during fiscal 2004. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights (“SARs”) during fiscal 2003.

Option Grants in Fiscal 2004 Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term
Name	Granted	Fiscal Year	($/share)	Date	5% ($)	10% ($)

Anthony C. Pizi	500,000	19.08%	$0.31	02/18/14	97,479	247,030

John P. Broderick	500,000	19.08%	$0.31	02/18/14	97,479	247,030

The following table sets forth information concerning the options exercised during fiscal 2004 and held at December 31, 2004 by the Named Executives.

Fiscal 2004 Year-End Option Holdings and Values
			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony C. Pizi	--	--	1,333,271	666,729	-0-	-0-
John P. Broderick	--	--	732,510	533,390	-0-	-0-
__________________
(1) Based on $0.13 per share, the December 31, 2004, closing price as quoted on the OTCBB.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2004, about shares of common stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. All of the Company’s equity compensation plans were approved by the Company’s stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by stockholders	7,488,639	$1.11	1,729,072
Equity compensation plans not approved by stockholders (1)	--	--	--
Total	7,488,639	$1.11	1,729,072
_______________________
(1) The Company does not have any equity compensation plans that were not approved by stockholders.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Commission and Nasdaq. Reporting Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations all Section 16(a) reports were filed in a timely manner.

Stock Performance Graph

ASSUMES $100 INVESTED ON DEC. 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of September 30, 2005 with respect to beneficial ownership of shares by (i) each person known to Level 8 to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of Level 8’s directors, (iii) the executive officers of Level 8 named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of Level 8 as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to Level 8. Beneficial ownership as reported in this section was determined in accordance with Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before November 30, 2005 upon the exercise of stock options as well as exercise of warrants. The chart is based on 47,410,835 common stock outstanding as November 30, 2005. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares		Percent of Class
Brown Simpson Partners I, Ltd. (1)	5,936,921	(2)	11.2%
Liraz Systems, Ltd.(3)	6.426,869	(4)	13.5%
Mark and Carolyn P. Landis (5)	10,404,575	(6)	18.3%
Frederic H. Mack and Trust(s) (7)	2,324,431	(8)	4.8%
Anthony C. Pizi	4,207,497	(9)	8.2%
John P. Broderick	1,099,200	(10)	*
Bruce W. Hasenyager	100,000	(11)	*
Jay R. Kingley	100,000	(11)	*
Charles Porciello	0		*
Bruce Miller	705,629	(12)	*
All current directors and executive officers as a group (8 persons)	18,941,332	(13)	29.3%
______________________
•	Represents less than one percent of the outstanding shares.

(1)	The address of Brown Simpson Partners I, Ltd. is c/o Xmark Asset Mgmt. LLC, 152 West 57th St., 1st Floor, New York, New York 10019.

(2)
Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 preferred stock, 460,526 shares of common stock issuable upon conversion of Series C preferred stock and 4,009,093 shares issuable upon the exercise of warrants and 270,270 shares of common stock. The exercise prices of the warrants are as follows: 115,132 at $0.38 per share, 270,270 at $0.37 per share and 3,623,691 at $0.40 per share. Does not include 215,000 shares issuable upon the exercise of Early Adopter Warrants or 1,441,893 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed. Brown Simpson Partners I, Ltd. disclaims beneficial ownership of 4,009,093 warrant shares because they are anti-dilutive.

(3)	The address of Liraz Systems, Ltd. is 5 Hazoref St., Holon 58856, Israel.

(4)
Includes 2,632 shares of common stock issuable upon the conversion of Series C preferred stock, 82,237 shares of common issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock, 3,600,000 shares of common issuable upon the exercise of warrants at an exercise price of $0.002, and 6,342,000 shares of common stock. Does not include 8,224 shares issuable upon the exercise of Early Adopter Warrants or 81,653 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(5)	The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(6)
Includes 263,158 shares of common stock issuable upon the conversion of Series C preferred stock. Also includes 5,220,273 shares of common stock issuable upon the exercise of warrants issuable in connection with convertible promissory notes as follows: (i) 1,875,000 shares with an exercise price of is $0.08 per share; (ii), 2,000,000 shares with an exercise price of $0.10 per share; (iii) 781,250 shares with an exercise price of $0.16 per share; (iv) 446,429 shares with an exercise price of $0.28 per share; and (v) 117,594 shares with an exercise price of $0.37 per share. Also includes: (ii) 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on February 1, 2004 at a conversion price of $0.28; (ii) 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on June 30, 2004 at a conversion price of $0.16 (iii) 1,000,000 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory notes issued October 12, 2004; and (iv) 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory notes issued November 11, 2004. Also includes 818,465 shares of common stock. Disclaims beneficial ownership of 5,220,273 shares because they are anti-dilutive. Does not include 152,860 shares issuable upon the exercise of Early Adopter Warrants or 2,211,726 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(7)
The address of Frederic H. Mack is 2115 Linwood Avenue, Fort Lee, New Jersey 07024. Frederic H. Mack, trustee of 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack.

(8)
Includes 394,737 shares of common stock issuable upon conversion of Series C preferred stock and 632,883 shares of common stock issuable upon the exercise of warrants and 476,942 shares of common stock. The exercise price of warrants is as follows: 390,625 shares at $0.32 per share of common stock; 202,703 shares at $0.37 per share of common stock; 22,222 shares at $0.45 per share of common stock; and 17,333 shares $0.60 per share. Also includes 390,625 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on May 10, 2004 at a conversion price of $0.32. Also includes, in the Frederic Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D preferred stock, 30,672 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise and 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share and 144,445 shares of common stock. Also includes, in the trust for Hailey Mack and the trust for Jason Mack, 4,167 each shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share and 16,667 shares each of common stock. Does not include 68,123 shares issuable upon the exercise of Early Adopter Warrants or 565,739 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(9)
Includes 1,833,300 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C preferred stock and 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of warrants is as follows: 90,118 shares at $0.17 per share of common stock; 560,000 shares at $0.20 per share of common stock; and 185,624 shares at $0.32 per share of common stock. Also includes 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory notes issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note issued on June 11, 2004 at a conversion price of $0.20 and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note issued on June 14, 2004 at a conversion price of $0.17. Disclaims beneficial ownership of 223,330 shares of common stock because they are anti-dilutive. Does not include 58,333 shares issuable upon the exercise of Early Adopter Warrants or 2,858,300 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(10)
Consists of 1,099,200 shares subject to stock options exercisable within sixty (60) days. Does not include 16,667 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(11)	Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(12)
Consists of 101,372 shares of Level 8 common stock issuable upon the exercise warrants. The exercise price of the warrants range from $0.37 to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise. Includes 300,000 shares of common stock upon the conversion of $21,000 principal amount of convertible promissory note issued on April 25, 2005 at a conversion price of $0.07 per share. Mr. Miller has sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd., which holds a senior promissory note in the amount of $10,203.49 which bears interest at 10% per annum. Delphi Partners, Ltd. also owns 128,571 shares of common stock issuable upon conversion of $9,000 principal amount of convertible promissory note issued on April 25, 2005 at a conversion price of $0.07. Delphi Partners owns 175,686 shares of common stock issuable upon the exercise of warrants. The exercise price of the warrants range from $0.45 to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise. Does not include 47,706 shares issuable upon the exercise of Early Adopter Warrants or 511,279 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(13)	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 9-12 to our financial statements.

PROPOSAL III: RATIFICATION OF MARGOLIS & COMPANY P.C. APPOINTMENT AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will be asked to vote for a proposal to ratify the appointment of Margolis & Company P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005. If the stockholders do not approve this appointment, the Audit Committee of the board of directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal III.

On November 24, 2003, Deloitte & Touche LLP resigned as the Company’s independent registered public accounting firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Company has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished the Company with a letter addressed to the Commission indicating agreement with the statements provided therein.

On February 2, 2004, Level 8 appointed Margolis & Company as the Company’s new independent registered public accounting firm.

A representative of Margolis & Company is expected to be present at the Special Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and December 31, 2003 by Margolis & Company and Deloitte & Touche.

	December 31, 2004	December 31, 2003
Audit fees (1)	$36,000	$103,026
Audit-related fees (2)	19,000	11,000
Tax Fees (3)	--	--
All other fees (4)	--	8,190
Total fees	$55,000	$122,216

(1)
Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual reports on Form 10-K for the fiscal years ended 2004 and 2003 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2004 and 2003.

(2)	Includes fees for professional services rendered in fiscal 2004 and 2003, in connection with Commission registration statements.

(3)	There were no tax services performed by Margolis & Company or Deloitte & Touche.

(4)	Includes fees for 2003 review of stock purchase agreement.

The Audit Committee has adopted policies and procedures regarding procurement of audit services and non-audit services that are compatible with maintaining independence of our independent registered public accounting firm.

The scope of our external services is classified into the following categories:

Permitted Services

Audit Services/Audit Related. These services generally are highly correlated with the role of an independent registered public accounting firm. Such services include matters such as analysis and interpretation of accounting principles and their application, support for financings and similar transactions, and other services that have bearing on the Company’s financial statements on which the external auditor provides their opinion. These services must be pre-approved annually by the Audit Committee.

Tax Services. These services are expressly allowed under this policy and do not impact the auditors independence. It is in the best interest of the Company to utilize the best service provider available particularly where knowledge of the Company is deemed highly advantageous, provided independence is not impaired. These services must be approved annually by the Audit Committee.

Specific Approval. These services are allowed under the policy and do not affect the auditor’s independence, but do require the pre-approval of the Audit Committee prior to the engagement.

Restricted Services. Restricted services are those services that may not be provided by external auditors as they are considered by statute or in the Company’s opinion to be incompatible with the role of an independent auditor. Any questions or interpretations of such matters should be addressed by the chief financial officer.

This policy applies to the Company and all corporations, subsidiaries, branches and other entities directly or indirectly owned by the Company that are included in the Company’s consolidated financial statements.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MARGOLIS & COMPANY P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of September 30, 2005 with respect to beneficial ownership of shares by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of Level 8’s directors, (iii) the executive officers of Level 8 named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of Level 8 as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished stock ownership information to Level 8. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before November 30, 2005 upon the exercise of stock options as well as exercise of warrants. The chart is based on 47,410,835 outstanding common stock if Level 8 as of September 30, 2005. The pro forma table of Cicero shares is based on 71,372,006 shares including, common stock, options, warrants, and preferred shares. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Level 8 Common Stock			Cicero Common Stock
Name of Beneficial Owner	No. of Shares		Percent of Class	No. of Shares		Percent of Class

Brown Simpson Partners I, Ltd. (1)	5,936,921	(2)	11.2%	5,328,076	(14)	6.4%
Liraz Systems, Ltd.(3)	6,426,869	(4)	13.5%	715,789	(15)	0.9%
Mark and Carolyn P. Landis (5)	10,404,575	(6)	18.3%	16,642,046	(16)	19.9%
Frederic H. Mack and Trust(s) (7)	2,324,431	(8)	4.8%	2,931,172	(17)	3.5%
Anthony C. Pizi	4,207,497	(9)	8.2%	6,323,340	(18)	7.6%
John P. Broderick	1,099,200	(10)	*	71,627	(19)	*
Bruce W. Hasenyager	100,000	(11)	*	5,000	(20)	*
Jay R. Kingley	100,000	(11)	*	5,000	(20)	*
Charles Porciello	0		*	0		*
Bruce Miller	705,629	(12)	1.5%	3,261,373	(21)	3.9%
All current directors and executive officers as a group (8 persons)	18,941,332	(13)	29.3%	17,467,501		35.1%
____________________
•	Represents less than one percent of the outstanding shares.

(1)	The address of Brown Simpson Partners I, Ltd. is c/o Xmark Asset Mgmt. LLC, 152 West 57th St., 1st Floor, New York, New York 10019.

(2)
Includes 1,197,032 shares of common stock issuable upon conversion of Series B-3 preferred stock, 460,526 shares of common stock issuable upon conversion of Series C preferred stock and 4,009,093 shares issuable upon the exercise of warrants and 270,270 shares of common stock. The exercise prices of the warrants are as follows: 115,132 at $0.38 per share, 270,270 at $0.37 per share and 3,623,691 at $0.40 per share. Does not include 215,000 shares issuable upon the exercise of Early Adopter Warrants or 1,441,893 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed. Brown Simpson Partners I, Ltd. disclaims beneficial ownership of 4,009,093 warrant shares because they are anti-dilutive.

(3)	The address of Liraz Systems, Ltd. is 5 Hazoref St., Holon 58856, Israel.

(4)
Includes 2,632 shares of common stock issuable upon the conversion of Series C preferred stock, 82,237 shares of common issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock, 3,600,000 shares of common issuable upon the exercise of warrants at an exercise price of $0.002 and 6,342,000 shares of common stock. Does not include 8,224 shares issuable upon the exercise of Early Adopter Warrants or 81,653 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(5)	The address of Mark and Carolyn P. Landis is 251 Crandon Blvd., Key Biscayne, Fl. 33149

(6)
Includes 263,158 shares of common stock issuable upon the conversion of Series C preferred stock. Also includes 5,220,273 shares of common stock issuable upon the exercise of warrants issuable in connection with convertible promissory notes as follows: (i) 1,875,000 shares with an exercise price of is $0.08 per share; (ii), 2,000,000 shares with an exercise price of $0.10 per share; (iii) 781,250 shares with an exercise price of $0.16 per share; (iv) 446,429 shares with an exercise price of $0.28 per share; and (v) 117,594 shares with an exercise price of $0.37 per share. Also includes: (ii) 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on February 1, 2004 at a conversion price of $0.28; (ii) 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on June 30, 2004 at a conversion price of $0.16 (iii) 1,000,000 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory notes issued October 12, 2004; and (iv) 1,875,000 shares of common stock issuable upon conversion of $150,000 principal amount of convertible promissory notes issued November 11, 2004. Also includes 818,465 shares of common stock. Disclaims beneficial ownership of 5,220,273 shares because they are anti-dilutive. Does not include 152,860 shares issuable upon the exercise of Early Adopter Warrants or 2,211,726 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(7)
The address of Frederic H. Mack is 2115 Linwood Avenue, Fort Lee, New Jersey 07024. Frederic H. Mack, trustee of 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack.

(8)
Includes 394,737 shares of common stock issuable upon conversion of Series C preferred stock and 632,883 shares of common stock issuable upon the exercise of warrants and476,942 shares of common stock. The exercise price of warrants is as follows: 390,625 shares at $0.32 per share of common stock; 202,703 shares at $0.37 per share of common stock; 22,222 shares at $0.45 per share of common stock; and 17,333 shares $0.60 per share. Also includes 390,625 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory notes issued on May 10, 2004 at a conversion price of $0.32. Also includes, in the Frederic Mack 4-30-92 Trust, 203,125 shares of common stock issuable upon conversion of Series D preferred stock, 30,672 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise and 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share and 144,445 shares of common stock. Also includes, in the trust for Hailey Mack and the trust for Jason Mack, 4,167 each shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share and 16,667 shares each of common stock. Does not include 68,123 shares issuable upon the exercise of Early Adopter Warrants or 565,739 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(9)
Includes 1,833,300 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon conversion of Series C preferred stock and 835,742 shares of common stock issuable upon the exercise of warrants. The exercise price of warrants is as follows: 90,118 shares at $0.17 per share of common stock; 560,000 shares at $0.20 per share of common stock; and 185,624 shares at $0.32 per share of common stock. Also includes 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory notes issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note issued on June 11, 2004 at a conversion price of $0.20 and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note issued on June 14, 2004 at a conversion price of $0.17. Disclaims beneficial ownership of 223,330 shares of common stock because they are anti-dilutive. Does not include 58,333 shares issuable upon the exercise of Early Adopter Warrants or 2,858,300 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(10)
Consists of 1,099,200 shares subject to stock options exercisable within sixty (60) days. Does not include 16,667 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(11)	Consists of 100,000 shares subject to stock options exercisable within sixty (60) days.

(12)
Consists of 101,372 shares of Level 8 common stock issuable upon the exercise warrants. The exercise price of the warrants range from $0.37 to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise. Includes 300,000 shares of common stock upon the conversion of $21,000 principal amount of convertible promissory note issued on April 25, 2005 at a conversion price of $0.07 per share. Mr. Miller has sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd., which holds a senior promissory note in the amount of $10,203.49 which bears interest at 10% per annum. Delphi Partners, Ltd. also owns 128,571 shares of common stock issuable upon conversion of $9,000 principal amount of convertible promissory note issued on April 25, 2005 at a conversion price of $0.07. Delphi Partners owns 175,686 shares of common stock issuable upon the exercise of warrants. The exercise price of the warrants range from $0.45 to the lower of $0.20 or the trading price of Level 8’s common stock at the time of exercise. Does not include 47,706 shares issuable upon the exercise of Early Adopter Warrants or 511,279 shares issuable upon the conversion of Additional Warrants, the exercise of which is conditioned upon the approval of the recapitalization merger and as to which beneficial ownership is disclaimed.

(13)	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 9-12 to our financial statements.

(14)
Includes 222,500 shares of common stock issuable upon conversion of Series A-1 preferred stock, 1,749,849 shares issuable upon the exercise of warrants, 107,500 common stock to be issued upon the exercise of existing converted warrants, 3,184,713 shares upon the automatic conversion of convertible bridge note and 63,514 shares of common stock. The exercise prices of warrants are as follows: (i) 73,685 shares at $8.00 per share of common stock; (ii) 5,757 shares at $7.60 per share of common stock; (iii) 13,514 shares at $7.40 per share of common stock; (iv) 215,000 shares at $2.00 per share of common stock; and (v) 1,441,893 shares at $0.04 per share of common stock.

(15)
Includes 200 shares of common stock issuable upon the conversion of Series A-1 preferred stock, 89,877 shares issuable upon the exercise of warrants, 4,112 common stock to be issued upon the exercise of existing converted warrants and 321,600 shares of common stock. The exercise prices of warrants are as follows: (i) 8,224 shares at $2.00 per share of common stock; and (ii) 81,653 shares at $0.04 per share of common stock.

(16)
Includes 20,000 shares of common stock issuable upon the conversion of Series A-1 preferred stock, 6,630,682 shares of common stock issuable upon the conversion of Series A-1 preferred stock from the conversion of $500,000 convertible promissory notes, 2,470,836 shares of common stock issuable upon the exercise of warrants, 154,764 common stock to be issued upon the exercise of existing converted warrants, 7,324,840 shares upon the automatic conversion of convertible bridge note and 40,923 shares of common stock. The exercise prices of warrants are as follows: (i) 165,360 shares at $2.00 per share of common stock; (ii) 93,750 shares at $1.60 per share of common stock; and (iii) 2,211,726 shares at $0.04 per share of common stock.

(17)
Includes 30,000 shares of common stock issuable upon conversion of Series A-1 preferred stock, 273,438 shares of common stock issuable upon the conversion of Series A-1 preferred stock from the conversion of $125,000 convertible promissory note, 587,946 shares of common stock issuable upon the exercise of warrants, 31,644 common stock to be issued upon the exercise of existing converted warrants, 1,910,828 shares upon the automatic conversion of convertible bridge note and 23,847 shares of common stock. The exercise prices of warrants are as follows: (i) 63,288 shares at $2.00 per share of common stock; and (ii) 524,658 shares at $0.04 per share of common stock. Also includes, in the Frederic Mack 4-30-92 Trust, 16,250 shares of common stock issuable upon conversion of Series A-1 preferred stock and 40,082 shares of common stock issuable upon the exercise of warrants. The exercise prices of warrants are as follows: (i) 4,001 shares at $2.00 per share of common stock; and (ii) 36,081 shares at $0.04 per share of common stock. Includes 2,000 common stock to be issued upon the exercise of existing converted warrants and 7,222 shares of common stock. Also includes in the trust for Hailey Mack and the trust for Jason Mack, 417 each shares of common stock issuable upon exercise of warrants at an exercise price of $2.00 per share and 2,500 each shares of common stock issuable upon exercise of warrants at an exercise price of $0.04 per share. Also includes 208 shares of common stock to be issued upon the exercise of existing converted warrants and 833 shares of common stock.

(18)
Includes 91,665 shares subject to stock options exercisable within sixty (60) days, 30,000 shares of common stock issuable upon conversion of Series A-1 preferred stock, 525,082 shares of common stock issuable upon the conversion of Series A-1 preferred stock from the conversion of $227,320 convertible promissory notes, 23,750 common stock to be issued upon the exercise of existing converted warrants, 2,707,006 shares upon the automatic conversion of convertible bridge note, 11,167 shares of common stock and 2,934,670 shares of common stock issuable upon the exercise of warrants. The exercise prices of warrants are as follows: (i) 13,531 shares at $4.00 per share of common stock; (ii) 4,506 shares at $3.40 per share of common stock; (iii) 58,333 shares at $2.00 per share of common stock; and (iv) 2,858,300 shares at $0.04 per share of common stock.

(19)
Includes 16,667 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.04 per share of common stock and 54,960 shares subject to stock options exercisable within sixty (60) days.

(20)	Consists of 5,000 shares subject to stock options exercisable within sixty (60) days.

(21)
Includes 210,000 shares of common stock issuable upon the conversion of Series A-1 preferred stock from the conversion of $21,000 convertible promissory note, 2,388,535 shares upon the automatic conversion of convertible bridge note, 395,127 shares of common stock issuable upon the exercise of warrants and 5,069 shares of common stock to be issued upon the exercise of existed converted warrants. The exercise price of warrants are as follows: (i) 30,137 shares at $2.00 per share of common stock; and (ii) 364,990 shares at $0.04 per share of common stock. Mr. Miller is a sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd. which holds 90,000 shares of common stock issuable upon the conversion of Series A-1 preferred stock from the conversion of $9,000,000 convertible promissory note. Also includes 163,858 shares of common stock issuable upon the exercise of warrants. The exercise price of warrants are as follows: (i)17,569 shares at $2.00 per share of common stock; and (ii) 146,289 shares at $0.04 per share of common stock. Also includes 8,784 shares of common stock to be issued upon the exercise of existed converted warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans from Related Parties

During 2004, the Company entered into short term notes payable with Anthony Pizi, then the Company’s Chief Executive Officer, for various working capital needs. The notes bear interest at 1% per month and are unsecured. At December 31, 2004, the Company was indebted to Mr. Pizi in the amount of $69,000.

Convertible Promissory Notes. Directors and executive officers made the following loans to us for convertible promissory notes: In June 2004, the Company entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $112,000, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share.

On April 12, 2004, the Company entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $100,000, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share.

In November 2004, the Company entered into a convertible promissory note with Mark and Carolyn Landis, who are parents-in-law to Mr. Pizi, in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08 per share.

In October 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10 per share.

In June 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 781,250 shares of Level 8 common stock and warrants to purchase 781,250 shares of Level 8 common stock exercisable at $0.16 per share.

In March 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 446,429 shares of Level 8 common stock and warrants to purchase 446,429 shares of Level 8 common stock exercisable at $0.28 per share.

In June 2004, the Company entered into a convertible promissory note with Frederic Mack, a director of Level 8, in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 390,625 shares of Level 8 common stock and warrants to purchase 390,625 shares of Level 8 common stock exercisable at $0.32 per share.

In April 2005, the Company entered into a convertible promissory note with Bruce Miller, a director of Level 8, in the amount of $30,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 428,571 shares of Level 8 common stock.

In July 2004, the Company entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 (during the period when the terms of the recapitalization merger were being negotiated and at the time of approval of the recapitalization merger by our board of directors), was a director of Level 8, in the amount of $25,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 78,125 shares of Level 8 common stock and warrants to purchase 78,125 shares of Level 8 common stock exercisable at $0.32 per share.

All of such warrants expire three years from date of grant.

Senior Reorganization Notes. From March 2004 to April 2005, directors and executive officers made the following loans to us for Senior Reorganization Notes: Mr. Pizi holds $423,333 of Senior Reorganization Notes, which may be converted into warrants to purchase an additional 57,165,993 shares of Level 8 common stock at a purchase price of $0.002 per share.

Mr. Landis holds $327,860 of Senior Reorganization Notes, which may be converted into warrants to purchase an additional 44,234,523 shares of Level 8 common stock at an exercise price of $0.002 per share.

Mr. Mack holds, together with his affiliates, $88,122 of Senior Reorganization Notes, which may be converted into warrants to purchase an additional 44,234,523 shares of Level 8 common stock at a purchase price of $0.002 per share.

Mr. Miller holds, together with his affiliates, $77,706 of Senior Reorganization Notes, which may be converted into warrants to purchase an additional 11,459,727 shares of Level 8 common stock at a purchase price of $0.002.

John Broderick, Chief Executive Officer and Chief Financial Officer of Level 8, holds $2,300 of Senior Reorganization Notes, which may be converted into warrants to purchase 333,333 shares of Level 8 common stock at a purchase price of $0.002 per share, and options to purchase 1,099,200 shares of common stock under the Level 8 stock option plan that will convert into options to purchase Cicero common stock.

Such warrants are only issuable upon approval of the recapitalization merger, and are to be automatically exercised in connection with the consummation of the recapitalization merger.

Convertible Bridge Notes. From July to October 2005, directors and executive officers made the following loans to us for Convertible Bridge Notes:

Mr. Pizi holds $85,000 of Convertible Bridge Notes which bear interest at 10% and mature on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 2,707,006 shares of Cicero common stock.

Mr. Landis holds $230,000 of Convertible Bridge Notes which bear interest at 10% and mature on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 7,324,840 shares of Cicero common stock.

Mr. Mack holds, together with his affiliates, $60,000 of Convertible Bridge Notes which bear interest at 10% and mature on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 1,910,828 shares of Cicero common stock.

Mr. Miller holds, together with his affiliates, $75,000 of Convertible Bridge Notes which bear interest at 10% and mature on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 2,388,535 shares of Cicero common stock.

Bruce Hasenyager, a member of our Board of Directors, holds $2,060 of Convertible Bridge Notes which bear interest at 10% and mature on September 15, 2005. Upon consummation of the recapitalization merger, these notes will automatically convert into 65,625 shares of Cicero common stock.

For further information concerning the effects of the changes to conversion rates and the recapitalization merger with respect to affiliates, see “Proposal I: Approval and Adoption of the Merger Agreement—Interests of Certain Parties in the Recapitalization Merger.”

Business

Overview

We provide next generation application integration and encryption solutions that are based on open technology standards. Our software helps organizations leverage their extensive system and business process investments, secure information, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate systems, information and business processes.

Our focus is on the growing desktop integration and business process automation market with our Cicero® software product. Cicero is a business application integration platform that enhances end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero software offers a proven, innovative departure from traditional, costly and labor-intensive enterprise application integration, which occurs at the server level. Cicero provides non-invasive application integration at the desktop level. Desktop level integration provides the user with a single environment with a consistent look and feel for diverse applications across multiple operating environments, reduces enterprise integration implementation cost and time, and supports a Service-Oriented Architecture (SOA). Cicero’s desktop level integration also enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric composite interface that works the way people think.

By using Cicero software, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero software enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero software is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. Cicero software provides an intuitive integration and development environment, which simplifies the integration of complex multi-platform applications and provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. In addition, Cicero can streamline end-user tasks by providing a single, seamless user interface for simple access to multiple systems or be configured to display one or more composite applications to enhance productivity. Cicero software enables automatic information sharing among line-of-business applications and tools. It is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency. Finally, Cicero software, by integrating diverse applications across multiple operating systems, is ideal for the financial services, for which Cicero was initially developed, insurance, telecommunications, intelligence, security, law enforcement, governmental and other industries requiring a cost-effective, proven application integration solution. Cicero is also an integration solution for merger and acquisition events where the sharing of data and combining of systems is imperative.

Some of the companies and other users that have implemented or are implementing our Cicero software product include Nationwide Financial Services, arvato services (a division of Bertlesman A.G.), Science Applications International Corporation, IBM and N.E.W. Customer Service Companies. Since the beginning of 2005, we have experienced special interest from intelligence, security, law enforcement and other government users. The U.S. Department of Agriculture installed Cicero software in January 2005, and the West Windsor Township, New Jersey Police Department deployed Cicero software in Spring 2005.

In addition to our Cicero product, our Ensuredmail email encryption products address information and security compliance requirements from the individual to the enterprise. The Ensuredmail suite of products include the Enterprise Email Encryption Server, Small Business Email Encryption Server, and Email Encryption Desktop for individual use. All of the Ensuredmail products use 3-DES encryption technology and are tested and federally certified FIPS 140-1. Ensuredmail products are easy to install, use and administer. They also use rules and other utilities that allow users to flag messages including attachments for encryption. Unlike other secure email encryption software applications, Ensuredmail products do not require the recipient to install software or use special secure keys to open and read messages and attachments. In conjunction with Cicero software, Ensuredmail email encryption technology has been used to secure information shared in Cicero integration projects.

Some of the companies using Ensuredmail server products include the United Postal Service, E-Loan, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, Science Application International Association, Physicians Plus Insurance Company, Wilmington Trust, Delta Dental, Truog-Ryding Company, and hundreds of individual users with the Ensuredmail Email Desktop product. Enduredmail customers use email encryption primarily to secure outbound messages with confidential information for compliance (e.g., HIPAA) and security purposes.

Until October 2002, we also offered products under our Geneva brand name to provide organizations with systems integration. Our systems integration products included Geneva Enterprise Integrator and Geneva Business Process Automator. These products were sold to EM Software Solutions Inc. in October 2002.

Level 8 was incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Cicero, Inc. was incorporated in Delaware in 2004. Effective August 2004, our principal executive offices were relocated to 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is (732) 919-3150 and our web site is located at www.level8.com.

Strategic Realignment

Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as “Enterprise Application Integration” or “EAI.” EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different hardware platforms, a typical situation in larger companies. In most cases, companies with large customer bases utilize numerous different, or “disparate,” applications that were not designed to effectively communicate and pass information. In addition, traditional EAI is oftentimes too costly and time-consuming to implement. It also requires a group of programmers with the necessary skills and ongoing invasive changes to application software code throughout the enterprise. With Cicero software, which non-invasively integrates the functionality of these disparate applications at the desktop, we believe that we have found a unique solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero software solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services and other industries with large deployed call centers, as well as our other target markets.

We originally licensed the Cicero software technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. Cicero software was developed internally by Merrill Lynch to increase the efficiency of its employees that have daily contact with Merrill Lynch customers. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. It is a condition to consummation of the recapitalization merger that the license agreement be clarified so that the recapitalization merger would not give rise to a right of Merrill Lynch to terminate the license. Consideration for the original Cicero license consisted of 1,000,000 shares of our common stock. In exchange for the amendment, we granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero software or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000,000. We have completely re-implemented the Cicero software to provide increased functionality and much more powerful integration capabilities.

In connection with executing our strategic realignment and focusing on Cicero software, we have restructured our business, reduced our number of employees and, in the fourth quarter of 2002, sold the remaining assets associated with Geneva Enterprise Integrator and Geneva Business Process Automator. In April 2001, management reassessed the methodology by which Level 8 would make operating decisions and allocate resources. Operating decisions and performance assessments were based on the following reportable segments: (1) Desktop Integration (Cicero), (2) System Integration (Geneva Enterprise Integrator and Geneva Business Process Automator) and (3) Messaging and Application Engineering (Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder). We have sold most of the assets comprising the Messaging and Application Engineering Products segment and all of the assets in the Systems Integration Segment. Level 8 has recognized the Systems Integration segment as a discontinued business and accordingly, has reclassified those assets and liabilities on the accompanying balance sheets for 2002 and 2003 and segregated the results of operations under gain or loss from a discontinued business on the accompanying statement of operations. As such, the Systems Integration segment has been eliminated. Geneva Integration Broker is the only current software product represented in the Messaging and Application Engineering segment.

We have experienced negative cash flows from operations for the past three years. At December 31, 2004, we had a working capital deficiency of approximately $10,255,000 and at September 30, 2005 we had a working capital deficiency of approximately $12,972,000. Our future revenues are entirely dependent on acceptance of a newly developed and marketed software product, Cicero, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that Level 8 can continue as a going concern, and the independent auditor’s report accompanying our financial statements raises doubt about our ability to continue as a going concern. In order to address these issues and to obtain adequate financing for Level 8’s operations for the next twelve months, Level 8 is actively promoting and expanding its product line and continues to negotiate with significant customers who have demonstrated interest in the Cicero software technology. Level 8 is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about Level 8’s financial viability. Cicero software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. Level 8 is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, Level 8 must seek additional equity capital or other strategic transactions in the near term to provide additional liquidity. On December 31, 2004, we completed a Note and Warrant Offering wherein we raised a total of approximately $1,615,000. On March 31, 2005, we completed an extension to the Note and Warrant Offering and raised an additional $944,000. Under the terms of such offers, holders of warrants for Level 8’s common stock were offered a one-time exercise of their existing warrants at an exercise price reduced to $0.10 per share as part of the recapitalization merger plan. Those warrant holders who elected to exercise lent Level 8 an amount equal to the exercise price of their warrants, as so reduced, and received a Senior Reorganization Note, Additional Warrants, and those warrantholders who lent Level 8 the first $1,000,000 also received Early Adopter Warrants in exchange. Upon approval of the recapitalization merger by our stockholders and the consummation of the recapitalization merger, the warrants in respect of which the exercise price was advanced to Level 8 and represented by Senior Reorganization Notes would be deemed exercised, the Additional Warrants also deemed exercised, and the Senior Reorganization Notes cancelled. These funds were used to finance the operations of Level 8. From July through November 2005, the Company raised $1,562,272 of new capital from both new and existing investors. Under the terms of that offering, the Company issued investors senior promissory notes that are convertible into shares of Level 8 at a conversion price of $0.00157 only upon approval of the recapitalization merger.

We expect that increased revenues will reduce our operating losses in future periods. However, there can be no assurance that management will be successful in executing as anticipated or in a timely manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months. At our current rates of expense and assuming revenues for the next twelve months at an annualized rate of our revenue for the nine months of 2005, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $2,000,000 during the next twelve months to maintain planned operations.

Market Opportunity

Contact Centers Market

Our target markets for Cicero software include the customer contact centers of large consumer-oriented businesses, such as in the financial services, insurance and telecommunications industries. Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, emails and other incoming customer inquiries and requests. In today’s highly competitive markets, companies increasingly focus on the provision of customer service as a means of increasing customer satisfaction, customer retention rates and cross-selling opportunities. For most companies, the key organization involved in this effort is the company’s customer contact center, or call center, whose personnel are directly customer-facing.

To provide quality customer service, customer service representatives (“CSR”) must be able to answer a customer’s questions quickly, handle any request the customer may have, and do so in an efficient and pleasant manner. One of the significant challenges in the provision of quality customer service is the complexity of the CSR desktop. This is due to the number of software applications on the CSR’s computer desktop, to the complexity of the applications used on the desktop, and changes in business processed within the organization. Most CSRs must manage three or more applications on their desktop, including billing, inventory, delivery tracking, call tracking and customer relationship management software. In many instances, CSRs have six, eight, or ten or more applications they must learn and manage in order to provide service.

The number of applications on the typical CSR desktop is increasing due to the broader range of services that organizations are demanding of contact centers, the desire for CSRs to resolve calls during the first contact with the customer, and the need to sell additional products. These applications are often a combination of Windows, web and host centric applications that are not integrated, requiring the CSR to learn and master them to perform their jobs.

Our goal is to greatly increase the efficiency of CSRs in our target markets. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while addressing high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

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Long Average Call Handling Time. Currently, most customer contact centers use several applications requiring the CSR to ask customers for account and telephone information, navigate between applications, and to retype customer information in several screens. This increases the overall call handling time and decreases customer satisfaction. In addition, many contact centers require multiple transfers to different agents to deal with diverse customer service issues. A one-call, one-contact system reduces average call handling time and enhances customer service by avoiding these multiple transfers. Ideally, the customer service representative provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Reducing average call handling time and increasing customer service and customer intimacy are some of the primary metrics on which contact centers are evaluated by management. Improving customer service through simplified processes and having access to additional information in an integrated environment also provides opportunities to cross-sell other products.

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Training and Turnover of Contact Center Staff. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call. These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service representatives, and pressure to decrease training time and increase the return on investment in customer service representatives.

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Industry Consolidation. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate through mergers and acquisitions, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

Command and Emergency Operations Center Market

Our other target market for Cicero software is the Command and Emergency Operations Center Market.  This market includes a number of government organizations and private companies that provide intelligence, security, and law enforcement services.  Today’s command and emergency operations centers are faced with new challenges in providing homeland security, intelligence, emergency response and other public safety services.  These centers must manage massive amounts of data, use various software and hardware technologies, support rapid assessments, and present a course of actions from contacting first responders to communicating with federal, state, and local agencies.   They are the information hubs that must have focused, integrated views of information and be able to communicate quickly and efficiently using various technologies.

Cicero software is ideal in providing the “glue” between existing and new systems in command and emergency operations centers.  Integrators can quickly eliminate time-consuming procedures such as searching databases and re-keying data, combine systems into a single view, and provide support to field personnel such as law enforcement officers who need accurate information quickly.  One solution that we have sold in this market is Cicero Law Enforcement Integrator (LEI).  LEI is being used to integrate applications that are used to create arrest packets in the law enforcement community.  The solution searches systems such as the National Crime Information (NCIC) and the National Law Enforcement Telecommunication System (NLETS) and completes forms for the dispatchers reducing the amount of time to complete an arrest packet from twenty to five minutes.   This allows the dispatchers in the department to spend more time working with field officers and providing better overall public safety.

Our goal is to focus on the growing need for integrated information and processes in command and emergency operations centers in response to increasing homeland security needs.  A Cicero-based solution is unique in addressing integration needs in this market by quickly combining systems without modifying code, automating processes and providing composite views of information across systems, maintaining an auditable history of center operations, and integrating with existing and emerging technology such as Common Area Protocol (CAP) alerts systems.

Our Solution

Cicero is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. The Cicero software solution provides the following key features:

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Integrated End-User Environment. The end-user can navigate any number of applications, whether local, client-server, mainframe legacy or web-browser, from a single environment with a consistent look and feel. Cicero software integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows environment, Cicero can subordinate its presentation and control it through the Cicero environment. Cicero software can guide the user by providing assistance in tasks consisting of multiple steps, and make additional information accessible without any extra effort on the user’s part.

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Information Center. The optional Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly. The Information Center is a composite application and a subset of the Cicero Graphical User Interface Manager, and provides a configurable information hub to enable end-users to interact with selected applications on a continuous basis and access real-time information. The Information Center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with integrated voice response systems and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the optional Information Center and other applications.

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Context Sharing. Cicero software’s unique, patented technology enables the right information in any workstation application to be shared with the other applications that need it. Cicero software’s Context-Sharing Manager within the Cicero Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. It also allows one subordinated application to perform processing based on a change in another application, thus causing applications to work together without end-user intervention.

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Advanced Integration Architecture. Cicero software is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a light “footprint” in the Windows environment. The Cicero software’s publish and subscribe bus architecture provides for efficient inter-application communication. Its event management capabilities allow applications to respond to events that occur within unrelated applications, making the integration more responsive. Cicero software extends the usefulness and life span of legacy architectures and provides a common architecture for events across all platforms. Applications are integrated using Cicero Studio, a visual integration tool within the Cicero software product which allows applications to be quickly integrated. Integrators are not required to understand the details of the underlying technology when integrating an application. Cicero software also supports open platform architecture for communication and interoperability, native scripting languages and XML. Cicero software is designed to be extendible, allowing extensions to new environments by using well-defined plug-ins or connectors. Cicero software can also present components or elements of integration as web services and incoming web services requests can initiate Cicero software processes without requiring any action by a user.

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Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties. In addition, built-in trace and history mechanisms allow user’s management to obtain operational information that can detail users’ activities or point out operational problems. Furthermore, Cicero software can enforce steps to be performed in a particular order, if needed, so as to enforce conformance with regulations, such as HIPAA, across multiple applications, or when an older, non-conformant application needs to be used in such an environment.

Deployment of the Cicero software solution can provide our customers with the following key benefits:

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Lower Average Cost Per Call and Average Call Time. Because Cicero presents users with a single interface through which applications are accessed, it eliminates the need to navigate through and between applications. Therefore, it eliminates redundant data entry, cuts keystrokes and streamlines or even eliminates process steps, including time consuming call wrap-up processes, thereby generating greater efficiency. This enables increased first call resolution and significant reduction in average call times. Cost per call is lowered because the customer service representative is more productive.

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Reduce Staff Cost. Cicero software can reduce staff cost in two ways. First, by increasing the efficiency of each customer service representative, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

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Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross-selling of products and services. For instance, a Cicero enabled contact center might be configured to inform the customer service representatives that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero software can help prevent customer service representatives from selling a product that is inappropriate for that customer or a product or service that the customer already has. Increasing the efficiency of cross-selling can both increase revenues and avoid customer dissatisfaction.

•	Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency of its customer service representatives, decreasing average time per call and increasing effective cross-selling, the Cicero-enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition. The access to multiple platforms through one user-friendly interface also improves the experience of the customer service representative, leading to improved customer service representative morale and productivity.

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Preserve Existing Information Technology Investment. Cicero software integrates applications at the desktop level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero software solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

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Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards such as BPEL and Service-Oriented Architecture. The Cicero software solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platforms. The Cicero software solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the desktop level.

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Ease of Implementation and Enhanced Information Technology Productivity. The Cicero software solution allows customers to create comprehensive data transformation and information exchange solutions without the need for custom coding. Our products provide pre-built adapters for a wide variety of systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero software solution allows users to rapidly integrate new and existing applications with little or no customization required.

Our Strategy

Our goal is to be a recognized leader in providing complete desktop level application integration to our target markets. Key elements of our strategy include the following:

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Expand into Our Target Markets. Our short-term goal is to gain a presence in contact centers, such as in the financial services industry with the Cicero software solution. The financial services industry is ideal for Cicero because each entity has a large base of installed users that use the same general groups of applications. However, Cicero software can be used in any industry that needs to integrate applications and processes, such as the telecommunications and insurance industries. Additionally, we believe that state and local governments, first responders, intelligence and defense agencies are excellent target markets for integration of legacy applications. Since the beginning of 2005, we entered into an agreement to install Cicero software throughout N.E.W. Customer Service Companies, a contact center outsourcing company, to shorten call times, improve agent efficiency and improve customer satisfaction. In addition, we have licensed Cicero software to the U.S. Department of Agriculture and the West Windsor Township, New Jersey Police Department. The latter agency is deploying Cicero in their Public Safety Answering Point. In this environment, Cicero software will allow for fast and accurate retrieval of National Crime Information Center (NCIC) wanted person and related information, Interstate Identification Index, and National Law Enforcement Telecommunications systems, as well as various state criminal history and warrant data bases, motor vehicle records, and local arrest records.

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Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. Similarly, penetration into the government market requires alliances with proven government system integrators and suppliers. To supplement our direct dales efforts, are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services, government and eCRM integrated solutions. Since announcing the general availability of Cicero 6.0 in May 2004, we have entered into strategic partnerships with the following system integrators/resellers, for integrated business solutions: Science Applications International Corporation, ThinkCentric, Hewlett Packard, House of Code, and Titans Systems Corporation. In addition, we have entered into strategic partnerships with Silent Systems, Inc. (a consultancy and reselling organization), ADPI LLC (a consultancy and reseller organization), arvato services (a division of Bertlesman A.G.) (a co-marketing agreement for outsourcing services), GEMMS (an OEM provider to the healthcare industry), Genesis Technology Group Inc. (a Homeland Security - focused reseller agreement), Plan B Technologies Inc. (a government focused reseller agreement), Pilar Services, Inc. (a government focused integrator and reseller) and Gini Corporation (a minority-owned reseller to the government). The Company has no material dependency on any of these organizations, but rather looks to build upon these relationships as additional outlets for its products. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

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Leverage Our In-House Expertise in the Cicero Software. Merrill Lynch originally developed Cicero software internally for use by approximately 30,000 professionals worldwide. To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch’s Private Technology’s Architecture and Service Quality Group, and the Cicero project director as our Chief Executive Officer and Chief Technology Officer (currently Chief Information Officer) as well as several of the primary Cicero engineers from Merrill Lynch to support our ongoing Cicero development efforts.

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Utilize Market Analyses to Demonstrate Tangible Return-On-Investment results. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero software will provide tangible, demonstrable improvements to these metrics. In addition, Cicero technology can integrate applications and processes more efficiently than other competing solutions. This reduces costs to customers and provides a faster return on investment than competing products.

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Augment our product line with complementary product offerings. In this area, we use three strategies. The first is to acquire, when possible, complementary products that can be sold on their own and can also complement the Cicero software product offering. In furtherance of such strategy, we have acquired the Ensuredmail product, which has been licensed both on its own, as well as in conjunction with and as an integrated feature of Cicero software, adding additional functionality in the nature of encrypted email capability. When we bought the Ensuredmail assets in January 2004, purchased solely for shares our common stock, Ensuredmail customers included the U.S. Air Force, UPS, leading financial services companies and other multinational corporations. We announced the general availability of a significant upgrade to Ensuredmail for the desktop in March 2004 and small business version in July 2005. Our first major customer for Ensuredmail after the acquisition was Science Applications International Corporation. In August 2005, we entered into a license of our Ensuredmail product, to ITX Corp., a business consulting and technology solutions company, as an enhancement to ITX’s existing hosted email solution. In addition, we agreed to co-market with ITX a new hosted secure email service to customers who want to outsource their email services. The second strategy is to develop Cicero connectors that facilitate the integration of existing products under Cicero technology. Some of these connectors may be delivered along with Cicero, while others may be licensed under separate product codes. The third strategy is to develop Cicero-powered solutions that address specific business challenges. These solutions such as our CTI Integrator not only addresses specific integration problems but also provides us with an opportunity to cross sell Cicero software for future integration.

Products

Desktop Integration Segment

Cicero. Cicero software integrates disparate applications regardless of the platform, enables rapid development of effective, simple-to-maintain composite applications, accelerates time to value and deploys cost-effective, "best-of-breed" business solutions by leveraging existing IT investments. Cicero software helps the architect maintain consistent integration project design and implementation by providing extensible, standardized methods for interacting with Windows applications, COM objects, web pages, commercial software packages, legacy applications, and Java applications among others. Cicero software can integrate applications running on the server or desktop, giving the architect complete flexibility in determining where, when, and how application integration occurs. Cicero software can also be used to capture and aggregate data from many different applications, apply business rules as needed, such as data transformation rules, and share that data bi-directionally via a composite view. An event in one application can cause processing in another unrelated application, even if these were implemented using differing technologies, such as Windows and Java.

The patented Cicero software technology, as exclusively licensed from Merrill Lynch, consists of several components, including the following: The Resource Manager, which manages the starting, stopping, and status of applications; the Event Manager, a Component Object Model (COM)-based messaging service; the Context Manager which administers the “publish and subscribe” protocols; and a Graphical User Interface (GUI) manager which allows applications to be presented to the user in one or more flexible formats selected by the user organization. In 2004, we released a version of the Cicero product which included our newly developed Cicero Studio integration tool, to allow applications to be integrated using point-and-click methods. Cicero software incorporates an Application Bus with code modules to handle the inter-application connections. There are additional tools that provide ancillary functions for the integrator including tools to debug, view history and trace logs.

Cicero Studio provides a nontraditional approach to application integration. By providing a high level of object-oriented integration, Cicero Studio eliminates the need for source code modification. It includes high-level integration objects, called genes (which translate disparate application interface protocols to one common interface used by Cicero software), an event processor, a context manager and a publish-subscribe information bus that enables applications to share data. It also includes a set of integration wizards that greatly simplify the task of application integration.

Cicero Studio is a powerful integration tool that eliminates most of the technical complexity associated with application integration. Integrators avoid the high cost and complexity of invasive code modifications and extend the scope of their integration capabilities into new and legacy environments. Cicero Studio provides an open architecture that can be extended to incorporate new behaviors by adding genes and communicating with COM objects. This enables Cicero software to be extended to accommodate new platforms and interface requirements as needed and provides a rich paradigm for evolving integration behaviors over time. It also means that Cicero software can be implemented in both the desktop and n-tier server of a service-oriented architecture.

Cicero software runs on Windows NT, Windows XP, and Windows 2000 to organize applications in a flexible graphical configuration that keeps all the application functionality that the user needs within easy reach. For instance, selecting the “memo” tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer-tracking database can be linked with a customer relationship management software package.

Cicero software technology provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly. Cicero software’s non-invasive technology means that clients don’t risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

Cicero software allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative may not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero implementation, however, a different Cicero configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

Messaging and Application Engineering Segment

Ensuredmail. Our Ensuredmail products provide encrypted email capabilities such as security, proof-of-delivery and non-repudiation of origination. The recipient of an Ensuredmail message does not need to be an Ensuredmail licensee or install software. When an Ensuredmail user sends a message to another user, the recipient receives an email message with an attached encrypted message. The recipient opens the attached, which starts their web browser, enters a password, and can read the message and attachments. If the recipient replies to the message, the message is fully encrypted and sent back securely to the original sender. Organizations typically use our server-based Ensuredmail products, whereas individuals can use a person-to-person desktop variation.

Ensuredmail is FIPS140-1 certified, and in use by agencies of the Federal Government, in addition to private sector organizations.

Geneva Integration Broker. Geneva Integration Broker does not represent a significant portion of Level 8’s current business or prospects. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker’s support for open data exchange and secure Internet transports is used for building Internet-based business-to-business solutions.

Services

We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions. Our services organization is staffed by experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering. In addition, our service professionals have substantial industry specific backgrounds with extraordinary depth in the financial services industry.

Maintenance and Support

We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet. Cicero and Ensuredmail software are frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must meet to deliver world-class service to our clients. Many of the members of our staff have expertise in lights-out mission critical environments and are ready to deliver service commensurate with those unique client needs.

Training Services

Our training program offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies. Our training program seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor its curriculum to meet specific needs of our clients.

Consulting Services

We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting effort supports third party consultants by providing architectural and enabling services.

Customers

Our customers include both end-users to whom we sell our products and services directly and distributors and other intermediaries who either resell our products to end-users or incorporate our products into their own product offerings. Typical end-users of our products and services are large businesses with sophisticated technology requirements for contact centers, in the financial services, insurance and telecommunications industries, and intelligence, security, law enforcement and other governmental organizations.

Our customers are using our solutions to rapidly deploy applications. Some examples of customers' uses of our products include:

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Business Process Outsourcers - use our Cicero solution to provide in contact centers real time integration among existing back-office systems, eliminate redundant data entry, shorten call times, provide real-time data access and enhance customer service and service levels.

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A financial institution - uses our Cicero solution to provide real-time integration among market data, customer account information, existing back-office systems and other legacy applications, eliminate redundant data entry, provide real-time data access and processing, and enhance customer service and service levels.

•	An insurance company - uses our Cicero solution to integrate their customer information systems with over thirty software applications including a CRM application.

•	A law enforcement organization - uses our Cicero solution to streamline and automate support for arrests and investigations while merging federal, state and local systems within a unified process.

Other customers are systems integrators, which use our Cicero product to develop integration solutions for their customers.

More than 4,000 Merrill Lynch personnel are currently using Cicero software. We licensed the Cicero technology from Merrill Lynch during 2000 and have enhanced it to license to contact centers and the financial services, insurance and telecommunications industries, as well as the intelligence, security, law enforcement and other governmental organizations. Our significant customers include Nationwide Financial Services, arvato services, a division of Bertlesmann A.G., Bank of America, IBM, Science Applications International Corporation, N.E.W. Customer Service Companies and the West Windsor Township, New Jersey Police Department.

Bank of America and Nationwide Financial Services individually accounted for more than ten percent (10%) of our operating revenues in 2002. In 2003, Bank of America, Nationwide Financial Services, and Gateway Electronic Medical Management Systems (GEMMS) each accounted for more than ten percent (10%) of our operating revenues. In 2004, Bank of America, Convergys, IBM, Nationwide Financial Services and Science Applications International Corporation each accounted for more than ten percent (10%) of our operating revenue. In the nine months of 2005, only N.E.W. Customer Service Companies accounted for more than ten percent (10%) of our operating revenues, accounting for approximately 65% through a large installation.

Sales and Marketing

Sales

An important element of our sales strategy is to supplement our direct sales force by expanding our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we continue to jointly sell and implement Cicero software solutions with strategic partners such as systems integrators and embed Cicero along with other products through OEM relationships. We provide training and other support necessary to systems integrators and OEMs to aid in the promotion of our products. To date we have entered into strategic partnerships with the following OEMs, for integrated business solutions: Science Applications International Corporation, ThinkCentric, Hewlett Packard,

House of Code and Titan Systems Corporation. In addition, we have entered into strategic partnerships with Silent Systems, Inc., ADPI LLC, arvato services, a division of Bertelsmann A.G, GEMMS, Genesis Technology Group Inc., Plan B Technologies Inc., Pilar Services, Inc., and Gini Corporation. These organizations have relationships with existing customers and have access to organizations requiring top secret or classified access. In addition, several of these partners can bundle Cicero with other software to provide a comprehensive solution to customers. We are not materially dependent on any of these organizations. Generally, our agreements with such partners provide for price discounts based on their sales volume, with no minimum required volume.

Marketing

The target market for our products and services are large companies operating contact centers and in the financial services, insurance and telecommunications industries, as well users in the intelligence, security and law enforcement communities and other governmental organizations. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

Our marketing staff has an in-depth understanding of the customer contact center software marketplace and the needs of these customers, as well as experience in all of the key marketing disciplines. They also have knowledge of the financial services industry and government organizations that have focused on application integration solutions to address needs in mergers and acquisitions and homeland security.

Core marketing functions include product marketing, marketing communications and strategic alliances. We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote our company and our brands. Our marketing programs are specifically directed at our target markets, and include speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and ancillary material. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

The marketing department also produces ancillary material for presentation or distribution to prospects, including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

Research and Product Development

In connection with the narrowing of our strategic focus, and in light of the sale of our Systems Integration products, we have experienced an overall reduction in research and development costs. Since Cicero software is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

We incurred research and development expense of approximately $1,100,000, $1,000,000 and $1,900,000, in 2004, 2003, and 2002, respectively and $715,000 for the nine months ended September 30, 2005. The decrease in research and development costs in 2003 as compared with 2002 is the result of the impact of the closing of the Berkeley, California facility in June 2002.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

Competition

The markets in which we compete are highly competitive and subject to rapid change. These markets are highly fragmented and served by numerous firms. We believe that the competitive factors affecting the markets for our products and services include:

•	Product functionality and features;

•	Availability and quality of support services;

•	Ease of product implementation;

•	Price;

•	Product reputation; and

•	Our financial stability.

The relative importance of each of these factors depends upon the specific customer environment. Although we believe that our products and services can compete favorably, we may not be able to increase our competitive position against current and potential competitors. In addition, many companies choose to deploy their own information technology personnel or utilize system integrators to write new code or rewrite existing applications in an effort to develop integration solutions. As a result, prospective customers may decide against purchasing and implementing externally developed and produced solutions such as ours.

We compete with companies that utilize varying approaches to modernize, web-enable and integrate existing software applications:

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Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the Portal market.

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Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture. This approach requires modification of the application source code and substantial infrastructure investments and operational expense. Reuters, TIBCO and IBM MQSeries are competitors in the middleware market.

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CRM software offers application tools that allow developers to build product specific interfaces and custom applications. This approach is not designed to be product neutral and is often dependent on deep integration with Level 8’s technology. Siebel is a representative product in the CRM software category.

Other competitors include Above All Software, Attachmate Corporation, Seagull Software Ltd. and Oracle. Our Cicero product competes directly with other contact center solutions offered by Microsoft, Corizon and Jacada. We expect additional competition from other established and emerging companies. Furthermore, our competitors may combine with each other, or other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors’ responsiveness to customer needs.

Intellectual Property

Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials. In addition, Merrill Lynch holds a patent, exclusively licensed to us, with respect to the Cicero software technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the registered trademarks “Level 8 Systems”, “Cicero” and “Ensuredmail, and the trademarks “Level 8”, “Level 8 Technologies” and “Geneva Integration Broker”.

All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. Additionally, with respect to the Cicero line of software products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers.

Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against our customers or us in the future. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

Employees

We employed 29 employees as of December 31, 2004 and 22 employees as of September 30, 2005. Our employees are not represented by a union or covered by a collective bargaining agreement.

We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Windows NT, Windows XP, and Windows 2000 operating systems by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

Properties

Our corporate headquarters are located in approximately 1,300 square feet of office space in Farmingdale, New Jersey, pursuant to a twelve-month sublease from one of our resellers that expired in August, 2005. We are continuing to occupy such premises on a month-to-month basis. Our operations group and administrative functions are based in offices of approximately 2,956 square feet in our Cary, North Carolina, office pursuant to a lease expiring in 2007. The research and development and customer support groups are located in the Farmingdale, New Jersey, and Cary, North Carolina, facilities.

Legal Proceedings

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131,000.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200,000 and has been included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending December 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, we reached a settlement agreement wherein we agreed to pay $160,000 over a 24 month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 20 month period ending July 2006.

In March 2005, we were notified that EM Software Solutions, Inc. is seeking damages amounting to approximately $300,000 resulting from alleged misrepresentations made by us as part of the sale of the Geneva Enterprise Integrator asset sale in December 2002. The basis of the claim involves EM Software’s inability to secure renewals on maintenance contracts. We believe that the probability of an unfavorable outcome is remote and accordingly we have not reserved for this contingency.

Under the indemnification clause of Level 8’s standard reseller agreements and software license agreements, Level 8 agrees to defend the reseller/licensee against third party claims asserting infringement by Level 8’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General Information

We are a provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero software product. Business integration software addresses the emerging need for a company’s information systems to deliver enterprise-wide views of the Company’s business information processes. We also provide email encryption products that address information and security compliance from the individual to the enterprise.

In addition to software products, we also provide technical support, training and consulting services as part of our commitment to providing our customers industry-leading integration solutions. Our consulting team has in-depth experience in developing successful integration solutions as well as valuable insight into the business information needs of customers in the Global 5000. We offer services around our integration and encryption software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Level 8 notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in Level 8’s forward-looking statements. See “Forward Looking and Cautionary Statements.”

The Company's results of operations include the operations of Level 8 and its subsidiaries from the date of acquisition. During 2002, we identified the assets of the Systems Integration segment as being held for sale and thus a discontinued operation. Accordingly, the assets and liabilities have been reclassified to assets held for sale and the results of operations of that segment are now reclassified as loss from discontinued operations.

In 2002, we continued to reorganize and concentrate on the emerging desktop integration market and continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment.

Business Strategy

Management makes operating decisions and assesses performance of Level 8’s operations based on the following reportable segments: (1) Desktop Integration and (2) Messaging and Application Engineering. As noted above, the assets comprising the System Integration segment were identified as being held for resale and accordingly, the results of operations have been reclassified to gain or loss from a discontinued business and no segment information is presented.

The principal product in the Desktop Integration segment is Cicero software. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.

The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker and Ensuredmail. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. Ensuredmail is an encrypted email technology that can reside on either the server or the desktop.

Results of Operations

The following table sets forth, for the years indicated, Level 8's results of continuing operations expressed as a percentage of revenue.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
Revenue:
Software	30.8%	19.3%	48.1%	55.1%	23.1%
Maintenance	39.5%	59.6%	18.4%	15.2%	43.9%
Service	29.7%	21.1%	33.5%	29.7%	33.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue:
Software	577.8%	783.4%	238.5%	2.0%	884.0%
Maintenance	49.3%	70.4%	5.8%	39.9%	56.9%
Services	131.0%	171.3%	29.0%	97.4%	158.3%
Total	758.1%	1,025.1%	273.3%	139.3%	1,099.2%

Gross margin (loss)	(658.1)%	(925.1)%	(173.3)%	(39.3%)	(999.2%)

Operating expenses:
Sales and marketing	140.4%	317.0%	90.6%	79.5%	185.8%
Research and product development	143.3%	191.9%	61.3%	102.4%	174.3%
General and administrative	196.4%	482.6%	126.9%	111.8%	250.0%
Write-off of intangible assets	75.7%	0.0%	0.0%	0.0%	116.0%
(Gain)/loss on disposal of assets	(0.6)%	78.3%	14.9%	0.0%	(0.6%)
Restructuring, net	0.0%	(157.4)%	41.9%	0.0%	0.0%
Total	555.2%	912.4%	335.6%	293.7%	725.5%

Loss from operations	(1,213.3)%	(1,837.5)%	(508.9)%	(333.0%)	(1,724.7%)
Other income (expense), net	(42.3)%	(25.5)%	80.1%	(55.5%)	21.5%
Loss before taxes	(1,255.6)%	(1,863.0)%	(428.8)%	(388.5%)	(1,703.2%)
Income tax provision (benefit)	0.0%	0.0%	(5.0)%	0.0%	0.0%

Loss from continuing operations	(1,255.6)%	(1,863.0)%	(423.8)%	(388.5%)	(1,703.2%)
Loss from discontinued operations	(3.9)%	(24.9)%	(162.5)%	0.0%	(4.5%)
Net loss	(1,259.5)%	(1,887.9)%	(586.3)%	(388.5%)	(1,707.7%)

The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004

United States	98%	90%	96%	100%	98%
Europe	2%	9%	4%	--	2%
Asia Pacific	--	--	--	--	--
Middle East	--	--	--	--	--
Other	--	1%	--	--	--
Total.	100%	100%	100%	100%	100%

The table below presents information about reported segments for the twelve months ended December 31, 2004, 2003 and 2002 (in thousands):

	Desktop Integration	Messaging/Application Engineering	TOTAL
2004
Total revenue	$707	$68	$775
Total cost of revenue	5,662	213	5,875
Gross margin (loss)	(4,955)	(145)	(5,100)
Total operating expenses	3,348	373	3,721
Segment profitability (loss)	$(8,303)	$(518)	$(8,821)

2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

The table below presents information about reported segments for the nine months ended September 30, 2005 and 2004 (in thousands):

	Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$678	$20	$698	$469	$37	$506
Total cost of revenue	972	--	972	5,348	214	5,562
Gross margin (loss)	(294)	20	(274)	(4,879)	(177)	(5,056)
Total operating expenses	1,967	83	2,050	2,771	316	3,087
Segment profitability (loss)	$(2,261)	$(63)	$(2,324)	$(7,650)	$(493)	$(8,143)

A reconciliation of segment operating expenses to total operating expense follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
Segment operating expenses	$3,721	$5,255	$8,645	$2,050	$3,087
Write-off of intangible assets	587	--	--	--	587
(Gain)/loss on disposal of assets	(5)	415	461	--	(3)
Restructuring, net	--	(834)	1,300	--	--
Total operating expenses	$4,303	$4,836	$10,406	$2,050	$3,671

A reconciliation of total segment profitability to net loss as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
Total segment profitability (loss)	$(8,821)	$(10,158)	$(14,021)	$(2,324)	$(8,143)
Write-off of intangible assets	(587)	--	--	--	(587)
Gain/(loss) on disposal of assets	5	(415)	(461)	--	3
Restructuring	--	834	(1,300)	--	--
Interest and other income/(expense), net	(328)	(135)	2,485	(388)	109
Net loss before provision for income taxes	$(9,731)	$(9,874)	$(13,297)	$(2,712)	$(8,618)

Comparison of Years Ended December 31, 2004, 2003, and 2002 and the Nine Months Ended September 30, 2005 and September 30, 2004

Revenue and Gross Margin

We have three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily from license and product fees for our proprietary software products. We sell licenses to customers primarily through our direct sales force and indirectly through systems integrators, resellers and others. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to Level 8’s software products. Services revenue is comprised of fees for consulting and training services related to Level 8’s software products.

Our revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force. We typically do not have any material backlog of unfilled software orders and product revenue in any period is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from period to period. Fluctuations in operating results may result in volatility of the price of our common stock.

Total revenues increased 46% from $530,000 in 2003 to $775,000 in 2004 and decreased 83% from $3,101,000 in 2002 to $530,000 in 2003. During 2002, we executed software contracts with two major companies that totaled more than $1,200,000 in license revenues as well as significant integration services revenues. During 2003, no such contracts were executed. In 2004, we were also unable to secure significant large scale contracts but did secure several smaller pilot programs from several different companies. The overall decline in revenues since 2002 may also be affected by our financial condition as well as the overall economy as certain prospective customers have deferred purchasing activity. Gross profit margin (loss) was (658)%, (925)%, and (173)% for 2004, 2003, and 2002, respectively.

Total revenues decreased $89,000 or 51.5% from $173,000 to $84,000 for the quarter ended September 30, 2005 as compared with the same period of the previous year. The decrease in revenues, is primarily the result of two factors: a reduction in maintenance revenue from the loss of one annual renewal and a reduction in billable service revenues in the current quarter.. For the nine months ended September 30, 2005, revenues amounted to $698,000 or an increase of 38%, or $192,000 over the same period in the previous year. The year to date increase in revenues is attributed an increasing acceptance of the Company’s Cicero software solution.

The Desktop Integration segment had a gross margin (loss) of (701)% and (1,053)% for the years ended December 31, 2004 and December 31, 2003, respectively. The Desktop Integration segment had a gross margin

(loss) of (43.4)% for the nine months ended September 30, 2005 and (1,040)% for the nine months ended September 30, 2004. In July 2002, the Company reassessed the life of the Cicero software technology in light of the extension of the license and exclusivity provisions in perpetuity. As a result, the Company changed the estimated useful life to be 5 years, which resulted in a reduction in 2002 amortization expense by $2,407,000. At each balance sheet date, the Company reassesses the recoverability of the Cicero technology in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. The Company had been in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004, September 30, 2003 and at December 31, 2003. These charges, in the amount of $2,844,000, $745,000 and $248,000 respectively, have been recorded as cost of software revenue.

The Messaging and Application Engineering segment gross margin (loss) for the year ended December 31, 2004 was (213%) and was 3% for the year ended December 31, 2003. For the year ended December 31, 2002, the Messaging and Application Engineering segment had a gross margin (loss) of (105%). The Messaging and Application Engineering segment incurred no cost of maintenance resulting in a gross margin of approximately 100% for the nine months ended September 30, 2005 and (478.4)% for the nine months ended September 30, 2004. In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensured mail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000, and was paid in full at the closing. The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensured mail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. The Company completed an assessment of the recoverability of the Ensured mail product technology, as of June 30, 2004 in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections did not support the long-lived asset and accordingly the Company impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154,000, was recorded as software amortization for the period ended June 30, 2004. We began selling Ensured mail licenses shortly after the acquisition in January 2004. However, sales were delayed pending release of upgraded versions. We announced that general availability of a significant upgrade to Ensured mail for the desktop in March 2004 and small business version in July 2005. Our sales of Ensured mail products was $30,000 for the year ended December 31, 2004, and $11,000 for the nine month period ended September 30, 2005.

Software Products. Software product revenue increased approximately 134% in 2004 from those results in 2003 and decreased approximately 93% in 2003 as compared to 2002. The increase in software revenues in 2004 is attributed to the successful deployment of a few small pilot engagements, which were non-existent in 2003. The decrease in software product revenue from 2002 to 2003 is the result of the two substantial deployments to both Bank America and Nationwide Financial Services in 2002 that were not repeated in 2003.

Software product revenue increased 229% or $268,000 for the nine months ended September 30, 2005 as compared to the same period in 2004, however, the absolute dollar change was not significant.

The gross margin on software products was (1,773)%, (3,971)%, and (396)% for the 2004, 2003, and 2002 years ended, respectively. The gross margin on software products for the nine months ended September 30, 2005 was 96%. The gross margin (loss) on software products was (3,723)% for the same period ended September 30, 2004 and reflects the amortization of acquired software not offset by revenues. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software, impairment of software product technology, and royalties to third parties, and to a lesser extent, production and distribution costs. All software costs have been fully amortized as of December 31, 2004. The Cicero software technology and related patents was licensed by Level 8 on a worldwide basis from Merrill Lynch in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend Level 8’s exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. Level 8 is indemnified by Merrill Lynch with regard to the rights granted to Level 8 by them. It is a condition to consummation of the recapitalization merger that the license agreement be clarified so that the recapitalization merger would not give rise to a right of Merrill Lynch to terminate the license. Consideration for the original Cicero license consisted of 1,000,000 shares of Level 8 common stock. In exchange for the amendment, Level 8 granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, Level 8 pays a royalty of 3% of the sales price for each sale of Cicero software or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000,000.

The software product gross margin (loss) for the Desktop Integration segment was (1,950)% in 2004, (3,971)% in 2003 and (309)% in 2002. The software product gross margin for the Desktop Integration segment was 96% for the nine months ended September 30, 2005 and the software product gross margin (loss) was (4,337)% for the same period in 2004. The software product gross margin (loss) on the Messaging and Application Engineering segment was (587)% for 2004, 0 for 2003 and (1,162)% in 2002. The software product gross margin on the Messaging and Application Engineering segment was 100% for the nine months ended September 30, 2005 and the gross margin (loss) was (919)% for the same period in 2004.

We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero software gains acceptance in the marketplace. Our expectations are based on our review of the sales cycle that has developed around the Cicero product since being released by us, our review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the establishment of viable reference points in terms of an installed customer base with Fortune 500 Companies. However, none of these prospective customers have contracted to purchase our software. Through September 30, 2005, substantially all of our sales of Cicero licenses has been through our direct sales force. Since announcing the general availability of Cicero 6.0 software in May 2004, we have entered into several strategic partnerships with systems integrators, resellers, OEMs and others. Although we have not experienced meaningful sales through such agreements, due in part to the sales cycle, these partners are experiencing greater interest in Cicero software. The Messaging and Application Engineering segment revenue is expected grow as a result of the new Ensured mail products acquired, and the release of a small business version in July 2005.

Maintenance. Maintenance revenues for the year ended December 31, 2004 decreased by approximately 3% or $10,000 from 2003. The decline in maintenance revenues in 2004 as compared to 2003 is the result of one small maintenance contract not being renewed. Maintenance revenues declined by approximately $255,000 or 45% in 2003 as compared to 2002. The decline in maintenance revenue is the result of the sale of the CTRC and Star SQL products in June 2002.

Maintenance revenue for the nine months ended September 30, 2005 decreased by approximately 52% or $116,000 as compared to the similar period for 2004. The decline in overall maintenance revenues is primarily due to the non-renewal of two maintenance contracts for the Cicero product within the Desktop Integration segment.

The Desktop Integration segment accounted for approximately 93% of total maintenance revenue and the Messaging and Application Engineering segment accounted for approximately 7% of total maintenance revenues in 2004. The Desktop Integration segment accounted for approximately 87% of total maintenance revenue for the quarter and nine months ended September 30, 2005 and the Messaging and Application Engineering segment accounted for approximately 13% of total maintenance revenues. The decrease in the Desktop Integration maintenance as a percentage of the total is directly tied to the non renewal of two maintenance contracts within the Desktop segment.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of our software products. We experienced a gross margin (loss) on maintenance revenues of (25)% for 2004. Gross margins (losses) on maintenance revenues for 2003 and 2002 were (18)% and 68% respectively. Gross margin (loss) on maintenance products for the nine months ended September 30, 2005 and September 30, 2004 was (162)%, and (30)%, respectively. The increase in gross margin (loss) is attributable to the decline in maintenance revenues from 2004 to 2005.

Maintenance revenues are expected to increase, primarily in the Desktop Integration segment. The Messaging and Application Engineering segment is now composed of the new Ensured mail encryption technology and maintenance revenues should increase as the product achieves market acceptance. The cost of maintenance should increase slightly for the Desktop Integration segment.

Services. Services revenue for the year ended December 31, 2004 increased by approximately 105% or $118,000 over the same period in 2003. Services revenue for the year ended December 31, 2003 decreased by approximately 89% or $927,000 from 2002. The Company recognized $207,000 in services revenue for the nine months ended September 30, 2005 as compared to $167,000 service revenue for the same period in 2004. The increase in service revenue in 2004 as compared to 2003 for the nine months ended September 30, 2005 is attributable to the pilot engagements that were incurred during this period as well as the deployment under a new contract. The decline in service revenues in 2003 as compared to 2002 is directly attributed to the lack of software license revenues in 2003.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was (341)%, (711)%, and 13% for the years ended 2004, 2003, and 2002 respectively. Services gross margin (loss) was (229)% for the nine months ended September 30, 2005 and (380)% for the nine months ended September 30, 2004..

Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues will continue to be deminimis as the new products that comprise that segment do not require substantial service oriented work.

Sales and Marketing. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 35% or approximately $592,000 in 2004 due to a continued reduction in the Company’s sales and marketing workforce, decreased promotional activities and a reduction in the sales compensation structure. Sales and marketing expenses decreased by 40% or approximately $1,128,000 in 2003 as a result of our restructuring activities. For the nine months ended September 30, 2005, sales and marketing expenses decreased by approximately $385,000 or 41% over the same period in the previous year. The reductions in sales and marketing are primarily attributable to a reduction in the Company’s sales and marketing workforce and sales compensation structure in March 2004. Specifically, the Company changed the compensation structure to lower fixed costs and increase variable success-based costs.

Sales and marketing expenses are expected to increase slightly as we add additional direct sales personnel and support the sales function with collateral marketing materials. Our emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 9% or $94,000 in 2004 as compared to 2003. The increase in research and development spending is attributable to an allocation of certain costs primarily from General and Administrative costs. Research and development expense decreased by 47% or $885,000 in 2003 over the same period in 2002 which is primarily attributed to operational restructurings and reduction in workforce.

Research and development expense decreased by 19% or approximately $167,000 in the period ended September 30, 2005 as compared to the same period in 2004. The decrease in costs in 2005 reflects the reduction in headcount by one employee, plus associated overhead.

We intend to continue to make a significant investment in research and development on our Cicero software product while enhancing efficiencies in this area.

General and Administrative. General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, IT and administrative staff, related overhead, and all non-allocable corporate costs of operating our Company. General and administrative expenses for the year ended December 31, 2004 decreased by 41% or $1,036,000 over the prior year. In fiscal 2003, general and administrative expenses decreased by 35% or $1,377,000 as compared to 2002. The sharp decline in general and administrative costs in 2004 and 2003 reflect the general downsizing conducted by Level 8 in both years. Specifically, we were able to reduce legal costs by approximately $354,000 in 2004 and insurances, audit and other professional services by approximately $335,000. The reduction in costs in 2003 as compared to 2002 is primarily related to restructuring costs both domestically and abroad.

General and administrative expenses for the period ended September 30, 2005 decreased by 38% or $485,000 over the same period in the prior year. The reason for the decrease in costs is the reduction of headcount and an overall reduction in the costs of business fees and a dependency on third party services.

General and administrative expenses are expected to slightly increase going forward as our revenues increase.

Write-off of Goodwill and Other Intangible Assets

Write-off of goodwill was $587,000 for 2004 and $0 for 2003 and 2002. During 2004, we acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensured mail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000. The purchase price was allocated to the assets acquired and liabilities assumed based on Level 8’s estimates of fair value at the acquisition date. We assessed the net realizable value of the Ensured mail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. At December 31, 2004, 2003 and 2002, there was no remaining goodwill on our balance sheet.

Restructuring

As part of our plan to focus on the emerging desktop integration marketplace with our new Cicero software product, we completed substantial restructurings in 2002 and 2001. As of December 31, 2002, our accrual for restructuring was $772,000, which was primarily comprised of excess facility costs. As more fully discussed in Note 21 Contingencies, in 2003 we settled litigation relating to these excess facilities. Accordingly, we reversed the restructuring balance. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 3 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $370,000 and matures December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and have recognized a long-term liability in the amount of $131,000.

During the second quarter of 2002, we announced an additional round of restructurings to further reduce our operating costs and streamline our operations. We recorded a restructuring charge in the amount of $1,300,000, which encompassed the cost associated with the closure of our Berkeley, California facility as well as a significant reduction in our European personnel.

These restructurings resulted in the termination of 107 employees in our European operations and 129 employees in our U.S. operations. Employee termination costs were comprised of severance-related payments for all employees terminated in connection with the operational restructuring.

Change in Fair Value of Warrant Liability

We issued warrants to Series A-3 and Series B-3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of Level 8. The fair value of the warrants is accounted for as a liability and is re-measured at each balance sheet date. As of December 31, 2004, the warrant liability had a fair value of $0 and Level 8 had recorded the change in the fair value of the warrant liability of $198,000 for the year ended December 31, 2004 in the consolidated statements of operations.

Provision for Taxes

Our effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2004, 2003 or 2002. Because of our inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision (credit) for the year ended December 31, 2002 is primarily related to income taxes associated with foreign operations and foreign withholding taxes.

Impact of Inflation

Inflation has not had a significant effect on our operating results during the periods presented.

Liquidity and Capital Resources
Operating and Investing Activities the Years ended December 31, 2004 and December 31, 2003 and the nine months ended September 30, 2005 and September 30, 2004

Periods Ended December 31, 2004 and 2003.

We generated $88,000 of cash for the year ended December 31, 2004.

Operating activities utilized approximately $3,400,000 of cash, which was primarily comprised of the loss from operations of approximately $9,800,000, offset by non-cash charges for depreciation and amortization of approximately $4,300,000, an impairment of goodwill from the acquisition of the Ensured mail technology in the amount of approximately $600, stock compensation expense of $600,000, offset by the impact of a non-cash adjustment to the fair value of a warrant liability in the amount of $200,000. In addition, we utilized cash through an increase in accounts receivable of $100,000 as well as through a reduction of prepaid expenses and other assets of $200,000 and generated approximately $900,000 in cash through an increase in its amount owing its creditors, and an increase in assets and liabilities of discontinued operations of $100,000.

We generated approximately $3,500,000 of cash during the year from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200,000, $100,000 in proceeds from the exercise of warrants. In addition, we generated approximately $1,500,000 as a result of its Note and Warrant Offering which expired on December 31, 2004. In addition we incurred gross borrowings of $1,100,000 and repaid $400,000 against those borrowings.

By comparison, we utilized approximately $180,000 in cash for the year ended December 31, 2003.

Operating activities utilized approximately $4,800,000 in cash, which was primarily comprised of the loss from operations of $10,000,000, offset by non-cash charges for depreciation and amortization of approximately $3,100,000, an impairment of software technology of $1,000,000 and a non-cash decrease in the fair value of its warrant liability of $100,000. In addition, we had a reduction in accounts receivable of $1,400,000, a reduction in assets and liabilities of discontinued operations of $100,000 and a reduction of prepaid expenses and other assets of $400,000.

We generated approximately $800,000 in cash from investing activities, which was primarily the result of the collection of various notes receivable.

We generated approximately $3,800,000 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $800,000, cash proceeds from warrant exercises of $400,000 and cash proceeds from the sale of Series D Preferred Stock of approximately $3,500,000 offset by cash held in escrow of $776,000. In addition, we incurred gross borrowings of $1,000,000 and repaid $1,200,000 against those borrowings.

Nine Months Ended September 30, 2005 and 2004.

The Company utilized $91,000 of cash for the nine months ended September 30, 2005.

Operating activities utilized approximately $1,876,000 of cash, which is primarily comprised of the loss from operations of approximately $2,712,000, offset by non-cash charges for depreciation and amortization of approximately $8,000 and stock compensation expense of $101,000. In addition, the Company’s cash increased by approximately $145,000 and $86,000 from the reduction in accounts receivable and prepaid expenses and other assets respectively, and approximately $539,000 for the increase in accounts payable and accrued expenses from vendors for services rendered.

The Company generated approximately $1,782,000 in cash during the first nine months of 2005 from financing activities from the proceeds of an additional round of investment from several new investors, offset by repayments of the Company’s short-term debt in the amount of $55,000.

By comparison, in 2004, the Company generated approximately $18,000 in cash during the nine months ended September 30, 2004.

Operating activities utilized approximately $2,600,000 of cash, which was primarily comprised of the loss from operations of approximately $8,600,000, offset by non-cash charges for depreciation and amortization of approximately $4,300,000, an impairment of goodwill from the acquisition of the Ensured mail technology in the amount of approximately $600,000, offset by a non-cash adjustment to the fair value of a warrant liability in the amount of $200,000. In addition, the Company’s cash increased by approximately $300,000 from the reduction in prepaid expenses and other assets, approximately $100,000 for an increase in deferred revenues from maintenance contracts and approximately $800,000 for the increase in accounts payable and accrued expenses from vendors for services rendered.

The Company generated approximately $2,600,000 in cash during the first nine months of 2004 from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200,000, $100,000 in proceeds from the exercise of warrants, an increase in net short-term borrowings of $1,600,000, offset by repayments of the Company’s short-term debt in the amount of $300,000.

Financing Activities

We funded our cash needs during the year ended December 31, 2004 with cash on hand from December 31, 2003, through the use of proceeds from a private placement of common stock and warrants, exercises of outstanding warrants, proceeds from borrowings under convertible debt agreements, as well as the proceeds from Note and Warrant Offerings.

We funded our cash needs during the nine months ended September 30, 2005 with cash on hand from December 31, 2004, with the cash realized from a Note and Warrant Offering and Extended Note and Warrant Offering and the Convertible Bridge financing.

We have a $1,971,000 term loan bearing interest at LIBOR plus 1% (approximately 4.43% at September 30, 2005), which is payable semi-annually. There are no financial covenants and the term loan is guaranteed by Liraz Systems, Ltd., Level 8’s former principal stockholder. During 2000, the loan and guaranty were amended to extend the due date from May 31, 2001 to November 30, 2003 and to provide us with additional borrowings. In exchange for the initial and amended guarantees, we issued Liraz a total of 170,000 shares of our common stock. Based upon fair market value at the time of issuance, we recorded total deferred costs of $4,013,000 related to the guaranty. These costs were amortized in the statement of operations as a component of interest expense over the term of the guaranty. In November 2003, Level 8 and Liraz Systems Ltd. agreed to extend its guaranty on our term loan and with Bank Hapoalim, the note holder, to extend the maturity date on the loan to November 8, 2004. Under the terms of the agreement with Liraz, we agreed to issue 300,000 shares of our common stock. In September 2004, Level 8 and Liraz Systems Ltd. agreed to extend its guaranty on the term loan and with Bank Hapoalim, to extend the maturity date on the loan to November 3, 2005. Under the terms of the agreement with Liraz, we agreed to issue 3,942,000 shares of our common stock. Based upon fair market value at the time of issuance, we recognized $394,000 as loan amortization costs in our Statement of Operations for the year ended December 31, 2004. In November 2005, Level 8 and Liraz Systems Ltd. agreed to an additional extension of the guaranty on the term loan with Bank Hapoalim and to extend the maturity date on the loan to November 2006. Under the terms of the agreement with Liraz, we issued 2,400,000 shares of our common stock and granted a warrant to purchase an additional 3,600,000 shares of our common stock.

In January 2004, we completed a common stock financing round wherein we raised $1,247,000 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. Level 8 sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, we also issued warrants to purchase 3,369,192 shares of our common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

On March 19, 2003, we completed a $3,500,000 private placement of Series D Convertible Redeemable preferred stock (“Series D Preferred Stock”), convertible at a conversion price of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, we also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, consistent with our obligations, we also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price of $0.20, the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because we failed to report $6,000,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. We also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of Level 8’s capital stock. We allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890,000 to the Series D Preferred Stock and $640,000 to the detachable warrants. Based upon the allocation of the proceeds, we determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of our common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, we fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, we and the lead investors agreed to form a joint venture to exploit the Cicero software technology in the Asian market. The terms of the agreement required that we deposit $1,000,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225,000 of escrowed funds were released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors had the right, but not the obligation, to require us to purchase $1,000,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, we received notification from the lead investors of their intent to require us to purchase from the escrow balance the equivalent amount of Series D preferred shares. This purchase was completed in November 2004.

Another condition of the financing required us to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors had the right, but not the obligation, to require us to purchase $1,000,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter of 2003, $390,000 of escrowed funds were released. In addition, we and the lead investor agreed to extend the escrow release provisions until the end of July 2003, when all remaining escrow funds were released to us and the purchase condition waived.

In connection with the sale of Series D Preferred Stock in March 2003, the holders of our Series A-3 and B-3 preferred stock (collectively, the “Existing Preferred Stockholders”), entered into an agreement whereby the Existing Preferred Stockholders agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, we are also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900,000 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of our delisting from Nasdaq. As consideration for the waiver agreement, we agreed to issue on a pro rata basis up to 1,000,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as we close financing transactions that represent proceeds in excess of $2,900,000, excluding the proceeds from the Series D Preferred Stock transaction and any investments made by a strategic investor in the software business. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that we issue in connection with our financing or loan transaction that exceeds the $2,900,000 threshold.

In October 2003, we completed a common stock financing wherein we sold 1,894,444 shares of common stock at a price of $0.45 per share for a total of $853,000 in proceeds and issued warrants to purchase 473,611 shares of our common stock at an exercise price of $0.45. The warrants expire three years from the date of grant. As part of an agreement with Liraz Systems Ltd., the guarantor of our term loan, we used $200,000 of the proceeds to reduce the principal outstanding on the term loan to $1,971,000.

We have incurred a loss of approximately $9,800,000 for the year ended December 31, 2004 in addition to losses of approximately $31,000,000 for the previous two fiscal years. We have experienced negative cash flows from operations for the past three years. At December 31, 2004 we had a working capital deficiency of approximately $10,255,000. Our future revenues are entirely dependent on acceptance of Cicero software, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that we can continue as a going concern and the independent auditor’s report accompanying our financial statements raises doubts about our ability to continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers who have demonstrated interest in the Cicero software technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about our financial viability. Cicero software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero software through increased marketing and leveraging our limited number of reference accounts, while enhancing our list of resellers and systems integrators to assist in the sales and marketing process. Additionally, we must seek additional equity capital or other strategic transactions in the near term to provide additional liquidity.

On December 31, 2004, we completed a Note and Warrant Offering wherein we raised a total of approximately $1,615,000. On March 31, 2005, we completed an extension to this offering and revised an additional $944,000. Under the terms of such offers, holders of warrants for our common stock were offered a one-time exercise of their existing warrants at an exercise price reduced to $0.10 per share as part of the recapitalization merger plan. Those warrant holders who elected to exercise lent us an amount equal to the exercise price of their warrants, as so reduced, and received a Senior Reorganization Note, Additional Warrants, and those warrant holders who lend us the first $1,000,0000 also received Early Adoption Warrants in exchange. Upon approval of the recapitalization merger by our stockholders and the consummation of the recapitalization merger. The warrants in respect of which the exercise price was advanced to us and represented by Senor Reorganization Notes would be deemed exercised, the Additional Warrants also deemed exercised and the Senior Reorganization Notes cancelled.

From July though November 2005 we issued $1,562,272 of Convertible Bridge Notes to a consortium of investors. These notes bear interest at 10% and mature at various dates beginning on September 15, 2005. The Notes are convertible into shares of Cicero, Inc. common stock upon effectiveness of the proposed recapitalization merger. Since the Company has not effected the recapitalization merger by October 31, 2005, the conversion rates on the Notes is $0.0314. Should the recapitalization merger become effective after December 31, 2005, the conversion rate will be amended to $0.025.

We believe that the recapitalization merger will have a positive impact on the future operations of our company and our ability to raise additional capital that we will need to continue operations. However, there can be no assurance that management will be successful in executing as anticipated or in a timely enough manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months. We do not believe that we currently have sufficient cash on hand to finance operations for the next twelve months. At our current rates of expense and assuming revenues for the next twelve months at the annualized rate of revenue for the first nine months of 2005, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $2,000,000 during the next twelve months to maintain planned operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contractual Obligations

Future minimum payments for all contractual obligations for years subsequent to September 30, 2005 are as follows:

	Payments due by period
Contractual Obligations	Total	Less 1 year	1-3 years	3-5 years	More than 5 years
Short and long-term debt, including interest payments	$7,606	$7,475	$131	$--	$--
Service purchase commitments	400	400	--	--	--
Operating leases	126	56	70	--	--
Total	$8,132	$7,931	201	$--	$--

Short and long-term debt, including interest payments includes approximately $992,000, of convertible promissory notes and $2,559,000 of short term debt related to the Note and Warrant Offering. Upon approval of the recapitalization merger, these amounts will convert into equity in Cicero.

At September 30, 2005, we had $1,136,000 of Series D Convertible Redeemable Preferred Stock outstanding. Under the terms of the agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of our capital stock. The holders of the Series D Convertible Redeemable Preferred Stock have agreed in principal to support the recapitalization merger, which if passed would automatically convert these shares into Series A-1 preferred stock of Cicero, the surviving corporation and eliminate the redemption clause of the Series D offering.

Under the employment agreement between our company and Mr. Pizi effective January 1, 2005, we are to pay Mr. Pizi an annual base salary of $200,000 and a performance bonus in cash of up to $400,000 per annum based upon certain revenue goals, as determined by the Compensation Committee of the board of directors of Level 8, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, we have agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination (b) all then outstanding but unvested stock options shall vest one hundred percent (100%), and (c) two hundred thousand (200,000) shares of our common stock.

Under the employment agreement between our Company and Mr. Broderick effective January 1, 2005, we pay Mr. Broderick a base salary of $200,000 and a performance bonus of cash up to 50% of Mr. Broderick’s base salary. Upon termination of Mr. Broderick's employment by the Company without cause, we have agreed to pay Mr. Broderick a lump sum payment equal to six months of Mr. Broderick's then base salary within thirty (30) days of termination.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements. We have no unconsolidated subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

Significant Accounting Policies and Estimates

The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply the most judgment and make estimates regarding matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

Our financial statements and related disclosures, which are prepared to conform to accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported. We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements. Our actual results in future periods could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; (3) valuation of notes receivable; and (4) valuation of deferred tax assets. These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

Revenue Recognition

Our revenues are derived principally from three sources: (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support. We generally recognize revenue from software license fees when both parties have signed a license agreement, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain. For multiple-element arrangements, we apply the "residual method." According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence ("VSOE") of fair value of those elements. VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately. Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price. The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable. For instance, in our license arrangements with resellers, estimates are made regarding the reseller's ability and intent to pay the license fee. Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Revenues from services include fees for consulting services and training. Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable. Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided. To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

Allowance for Doubtful Trade Accounts Receivable

In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices. Assumptions are made regarding the customer's ability and intent to pay and are based on historical trends, general economic conditions, and current customer data. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

Valuation of Notes Receivable

We continually assess the collectability of outstanding notes receivable. Assumptions are made regarding the indebted party's ability and intent to pay and are based on historical trends and general economic conditions, and current financial data. As of December 31, 2004 and September 30, 2005 we had no notes receivable.

Capitalization and Valuation of Software Product Technology

Our policy on capitalized software costs determines the timing of our recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or cost of software revenue. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, we review software product technology assets for net realizable value at each balance sheet date. Should we experience reductions in revenues because our business or market conditions vary from our current expectations, we may not be able to realize the carrying value of these assets and will record a write down at that time. For the year ended December 31, 2004, we recorded a write down of software product technology totaling $3,585,000 and as of December 31, 2004 we had $0 in capitalized software product technology.

Valuation of Deferred Tax Assets

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future. At December 31, 2004, we had a valuation allowance of $84,370,000 against $84,370,000 of gross deferred tax assets. We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

At December 31, 2004, we had net operating loss carry forwards of approximately $190,571, which may be applied against future taxable income. These carry forwards will expire at various times between 2005 and 2023. A substantial portion of these carry forwards is restricted to future taxable income of certain of our subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carry forwards cannot be assured.

Restructuring Reserves

At December 31, 2002, our restructuring liabilities totaled $772,000, which represented estimated excess facilities costs. In August 2003, we settled litigation relating to these excess facilities. Accordingly, we have reversed the restructuring balance. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 3 Dispositions to our financial statements), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable at assignment is approximately $370,000 and matures December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131,000.

Recent Accounting Announcements

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (SFAS 123R).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting For Stock Issued To Employees.” Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income.  SFAS 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  We have not yet determined which fair-value method and transitional provision we will follow.  However, we expect that the adoption of SFAS 123R will have a significant impact on our results of operations.  We do not expect the adoption of SFAS 123R will impact our overall financial position.  See Stock-Based Compensation in Note 1 to our financial statements for the pro forma impact on net income and net income per share from calculating stock-based compensation costs under the fair value alternative of SFAS 123.  However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46 "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. We have no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on our consolidated financial position or results of operations. However, if we enter into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, our consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements.” The adoption of this statement did not have a material impact on the Company’s results of operations and financial condition.

Disclosures about Market Risk

As we have sold most of our European based business and have closed several European sales offices, the majority of revenues are generated from US sources. We expect that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should we continue to develop a reseller presence in Europe and Asia, that risk will be increased.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On November 24, 2003, Deloitte & Touche LLP resigned as our independent registered public accounting firm. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche’s reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. Level 8 has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished Level 8 with a letter addressed to the Commission indicating agreement with the statements provided therein.

On February 2, 2004, we appointed Margolis & Company P.C. as Level 8’s new independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The authorized capital stock of our Company consists of 95,000,000 shares, of which 85,000,000 shares have been designated common stock, par value $.001 per share. As of November 30, 2005, there were 47,410,835 shares of common stock issued and outstanding, held by approximately 210 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of Level 8 and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Company is authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share. The board of directors of our Company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our Company.

As of the date of this prospectus: (i) 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock, none of which are currently outstanding; (ii) 30,000 shares have been designated Series B 4% Convertible Redeemable Preferred Stock, none of which are currently outstanding; (iii) 11,570 shares have been designated Series A-1 Convertible Redeemable Preferred Stock, none of which are currently outstanding; (iv) 30,000 shares have been designated Series B-11 Convertible Redeemable Preferred Stock, none of which are currently outstanding; (v) 11,570 shares have been designated Series A-2 Convertible Redeemable Preferred Stock, none of which are currently outstanding; (vi) 30,000 shares have been designated Series B-2 Convertible Redeemable Preferred Stock, none of which are currently outstanding; (vii) 11,570 shares have been designated Series A-3 Convertible Redeemable Preferred Stock,

all of which were issued October 25, 2002, and 1,571 of which are currently outstanding; (viii) 30,000 have been designated Series B-3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and all of which all are currently outstanding; (ix) 1,600 shares have been designated Series C Convertible Redeemable Preferred Stock, 1,590 of which were issued August 13, 2002 and 1,166 of which are currently outstanding; and (x) 3,705 shares have been designated Series D Convertible Preferred Stock, 3,530 of which were issued March 19, 2003 and 1,367 of which are currently outstanding.

Each series of preferred stock is entitled to vote on an as-converted basis, subject to certain conversion restrictions, as to all matters presented to the stockholders of Level 8.

Convertible Promissory Notes

As of the date of this prospectus, 6,164,898 shares have been designated as shares held for conversion of promissory notes. The convertible promissory notes bear interest at 1% per month and are convertible into 6,164,898 shares of our common stock and warrants to purchase 8,611,327 shares of our common stock. The warrants are exercisable as follows: (i) 446,429 warrants are exercisable at $0.28 per share; (ii) 578,125 warrants are exercisable at $0.32 per share; (iii) 405,405 warrants are exercisable at $0.37 per share; (iv) 560,000 warrants are exercisable at $0.20 per share; (v) 90,118 warrants are exercisable at $0.17 per share; (vi) 781,250 warrants are exercisable at $0.16 per share; (vii) 2,000,000 warrants are exercisable at $0.10 per share; and (viii) 1,875,000 warrants are exercisable at $0.08 per share. The warrants expire three years from the date of grant.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000, of which the current unpaid principal portion is approximately $370,000 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131,000.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending December 15, 2005.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, we reached a settlement agreement wherein we agreed to pay $160,000 over a 24-month period ending October 2006.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 20-month period ending July 2006.

In March 2005, we were notified that EM Software Solutions, Inc. is seeking damages amounting to approximately $300,000 resulting from alleged misrepresentations made by us as part of the sale of the Geneva Enterprise Integrator asset sale in December 2002. The basis of the claim involves EM Software’s inability to secure renewals on maintenance contracts. We believe that the probability of an unfavorable outcome is remote and accordingly we have not reserved for this contingency.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

EXPERTS

The financial statements for the years ended December 31, 2004 and 2003 have been audited by Margolis & Company P.C., independent registered public accounting firm, and as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Level 8’s ability to continue as a going concern), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2002 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Level 8’s ability to continue as a going concern), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 that file electronically with the Commission. The address of the Commission web site is http://www.sec.gov. We have filed with the Commission a Registration Statement on Form S-4 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Commission’s public reference facilities at the addresses listed above

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Farmingdale, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Margolis & Company P.C.
Certified Public Accountants

Bala Cynwyd, PA
February 25, 2005, except for Note 23, as to which the date is March 7, 2005, and for Note 1. Going Concern, as to which the date is December 2, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Level 8 Systems, Inc.
Farmingdale, New Jersey

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss of Level 8 Systems, Inc. and subsidiaries for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of Level 8 Systems, Inc. and subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 28, 2003

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$107	$19
Cash held in escrow	--	776
Assets of operations to be abandoned	148	149
Trade accounts receivable, net	152	12
Prepaid expenses and other current assets	108	270
Total current assets	515	1,226
Property and equipment, net	15	26
Software product technology, net	--	4,063
Other assets	--	47
Total assets	$530	$5,362

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Senior reorganization debt	$1,548	$--
Short-term debt	3,646	2,625
Accounts payable	2,351	2,545
Accrued expenses:
Salaries, wages, and related items	879	508
Other	1,725	1,613
Liabilities of operations to be abandoned	536	451
Deferred revenue	85	39
Total current liabilities	10,770	7,781
Long-term debt	250	131
Warrant liability	--	198
Senior convertible redeemable preferred stock (Series D)	1,367	3,355
Total liabilities	12,387	11,465

Commitments and contingencies (Notes 20 and 21)

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized.
Series A-3 - 10,070 shares issued and 1,571 and 4,070 shares outstanding at December 31, 2004 and 2003, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $1,571)	--	--
Series B3 - 30,000 shares issued and outstanding, $1,000 per share liquidation preference (aggregate liquidation value of $30,000)	--	--
Series C - 1,590 shares issued and 1,141 and 1,340 outstanding at December 31, 2004 and 2003, respectively, $1,000 per share liquidation preference (aggregate liquidation value of $1,141)	--	--
Common stock, $0.001 par value, 85,000,000 shares authorized at December 31, 2004 and 2003; 43,304,022 and 26,645,062 issued and outstanding at December 31, 2004 and 2003, respectively	43	27
Additional paid-in-capital	210,142	206,149
Accumulated other comprehensive loss	(8)	(6)
Accumulated deficit	(222,034)	(212,273)
Total stockholders' (deficit)	(11,857)	(6,103)
Total liabilities and stockholders' deficit	$530	$5,362

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
	Years Ended December 31,
	2004	2003	2002
Revenue:
Software	$239	$102	$1,491
Maintenance	306	316	571
Services	230	112	1,039
Total operating revenue	775	530	3,101
Cost of revenue:
Software	4,478	4,152	7,396
Maintenance	382	373	181
Services	1,015	908	900
Total cost of revenue	5,875	5,433	8,477
Gross margin (loss)	(5,100)	(4,903)	(5,376)
Operating expenses:
Sales and marketing	1,088	1,680	2,808
Research and product development	1,111	1,017	1,902
General and administrative	1,522	2,558	3,935
Write-off of intangible assets	587	-	-
(Gain)/loss on disposal of assets	(5)	415	461
Restructuring, net	-	(834)	1,300
Total operating expenses	4,303	4,836	10,406
Loss from operations	(9,403)	(9,739)	(15,782)
Other income (charges):
Interest income	-	33	180
Interest expense	(264)	(119)	(471)
Change in fair value of warrant liability	198	133	2,947
Other expense	(262)	(182)	(171)
	(328)	(135)	2,485
Loss before (benefit) for income taxes	(9,731)	(9,874)	(13,297)
Income tax (benefit) - foreign	-	-	(155)
Loss from continuing operations	(9,731)	(9,874)	(13,142)
Loss from discontinued operations	(30)	(132)	(5,040)
Net loss	($9,761)	($10,006)	($18,182)

Accretion of preferred stock and deemed dividends	-	1,702	995
Net loss applicable to common stockholders	($9,761)	($11,708)	($19,177)
Loss per share:
Loss from continuing operations - basic and diluted	($0.28)	($0.54)	($0.75)
Loss from discontinued operations - basic and diluted	-	-	(0.27)
Net loss applicable to common stockholders - basic and diluted	($0.28)	($0.54)	($1.02)

Weighted average common shares outstanding - basic and diluted	35,982	21,463	18,877

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)
	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total
Balance at December 31, 2001	16,155	$16	42	--	$196,043	$(181,388)	$(778)	$13,893
Shares issued as compensation	108	--			139			139
Shares issued in private placement of common stock	2,382	3			3,571			3,574
Shares issued for litigation settlement	142	--			270			270
Shares issued for Cicero license agreement	250	--			622			622
Shares forfeited for repayment of notes receivable	(15)	--			(21)			(21)
Shares issued in private placement of series C preferred		--	2		1,590			1,590
Conversion of preferred shares to common	181	--	(2)		--			--
Warrants issued for financing					373	(373)		--
Accretion of preferred stock					329	(329)		--
Deemed dividend						(293)		(293)
Foreign currency translation adjustment							61	61
Net loss						(18,182)		(18,182)
Balance at December 31, 2002	19,203	$19	42	--	$202,916	$(200,565)	$(717)	$1,653
Conversion of preferred shares to common	1,378	1	(6)		--			1
Shares issued as compensation	95	--			48			48
Shares issued for bank guarantee	150	--			51			51
Exercises of stock options	27	--			6			6
Conversion of warrants	3,352	4			402			406
Conversion of senior convertible redeemable preferred stock	546	1			174			175
Accretion of preferred stock					640	(640)		--
Shares issued in private placement of common stock	1,894	2			850			852
Deemed dividend					1,062	(1,062)		--
Foreign currency translation adjustment.							(6)	(6)
Reclassification of unrealized loss included in income							717	717
Net loss						(10,006)		(10,006)
Balance at December 31, 2003	26,645	$27	36	$--	$206,149	$(212,273)	$(6)	$(6,103)
Conversion of preferred shares to common	824	1	(3)		--			1
Shares issued as compensation	1,068	1			188			189
Shares issued for bank guarantee	5,579	5			603			608
Conversion of senior convertible redeemable preferred stock	3,792	4			1,210			1,214
Shares issued in private placement of common stock	3,369	3			1,244			1,247
Issuance of common stock from acquisition	2,027	2			748			750
Foreign currency translation adjustment							(2)	(2)
Net loss						(9,761)		(9,761)
Balance at December 31, 2004	43,304	$43	33	$--	$210,142	$(222,034)	$(8)	$(11,857)

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
	Years Ended December 31,
	2004	2003	2002

Net loss	$(9,761)	$(10,006)	$(18,182)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(2)	(6)	(199)
Reclassification of accumulated foreign currency translation adjustments for dissolved subsidiaries	-	-	260
Reclassification of unrealized loss included in income - other than temporary decline	-	717	-
Comprehensive loss	$(9,763)	$(9,295)	$(18,121)

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(9,761)	$(10,006)	$(18,182)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	4,287	3,116	8,042
Change in fair value of warrant liability	(198)	(133)	(2,947)
Stock compensation expense	635	48	139
Impairment of intangible assets and software product technology	587	993	-
Provision for doubtful accounts	(4)	(52)	(477)
(Gain) loss on disposal of assets	--	(23)	461
Other	--	--	98
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(143)	1,404	352
Assets and liabilities held for sale - systems integration	--	--	6,409
Assets and liabilities of operations to be abandoned	86	101	473
Due from Liraz	--	--	(56)
Prepaid expenses and other assets	216	420	803
Accounts payable and accrued expenses	884	(351)	(2,181)
Deferred revenue	46	(273)	(122)
Net cash (used in) operating activities	(3,365)	(4,756)	(7,188)
Cash flows from investing activities:
Proceeds from sale of available for sale securities	--	--	175
Purchases of property and equipment	--	(36)	(11)
Repayment of note receivable	--	867	2,460
Cash received from sale of line of business assets	--	--	1,300
Net cash provided by investing activities	--	831	3,924
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	1,250	859	1,974
Proceeds from issuance of preferred shares, net of issuance costs	--	--	1,380
Proceeds from issuance of convertible redeemable stock, less escrow of $776	--	2,754	--
Proceeds from exercise of warrants	112	406	--
Borrowings under credit facility, term loans and notes payable	2,540	980	381
Repayments of term loans, credit facility and notes payable	(447)	(1,248)	(583)
Net cash provided by financing activities	3,455	3,751	3,152
Effect of exchange rate changes on cash	(2)	(6)	(199)
Net increase (decrease) in cash and cash equivalents	88	(180)	(311)
Cash and cash equivalents at beginning of year	19	199	510
Cash and cash equivalents at end of year	$107	$19	$199

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (refunds) during the year for:
Income taxes	$2	$(18)	$117
Interest	$749	$218	$274

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Non-Cash Investing and Financing Activities

2004

During 2004, Level 8 Systems, Inc. (the “Company” or “Level 8”) issued 600,948 shares of common stock to vendors for outstanding liabilities valued at $92,0000. The Company also issued 466,668 shares of common stock to contractors for compensation valued at $47,000.

In January 2004, the Company acquired substantially all assets and certain liabilities of a federally certified encryption software company. The Company issued 2,027,027 shares of common stock valued at $750,000.

During 2004, the Company issued 4,092,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $447,000.

In October 2004, 750 shares of Series D preferred stock were redeemed in return for $775,000 as a condition of escrow in the event that a joint venture for the Asian market was not formed or operational by July 17, 2003. Such redemption was concluded in November 2004 and the escrowed proceeds, including $4,000 of interest, were distributed back to the holders of Series D preferred stock. During 2004, the Company issued 3,791,999 shares of Level 8 common stock upon conversion of 1,213 shares of Series D preferred stock.

During 2004, 179 shares of Series C preferred stock were converted into 523,684 shares of Level 8 common stock.

In May 2004, the Company issued 135,135 shares of common stock on conversion of a $50,000 convertible promissory note.

2003

During 2003, the Company issued 161,438 shares of common stock to vendors for outstanding liabilities valued at $73,000. Of this total, 66,667 shares or $25,000, were issued as part of the 1,894,444 shares issued in the October 2003 private placement.

In November 2003, the Company issued 150,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $51,000.

During 2003, the Company issued 546,875 shares of Level 8 common stock upon conversion of 175 shares of Series D preferred stock.

In October 2003, the Company issued 3,048,782 warrants to holders of the Series A-3 and B-3 preferred stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A-3 and B-3 preferred stock agreements. The warrants have a strike price of $0.40 valued at $1,062. (See Note 12.)

In April 2003, the Company agreed to exchange the warrants issued in the January 2002 private placement priced at $2.50 each for new warrants priced at $0.60 each and has extended the expiration date to March 2007. This exchange was made as a result of a waiver by such warrant holders of certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended (the “Securities Act”).

2002

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The bonus was valued at $92,000. (See Note 12.)

In January 2002, the Company extended the exclusive, perpetual license to develop and sell the Cicero software and obtain ownership of the registered trademark from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in exchange for 250,000 shares of common stock. Total consideration was valued at $622,000.

In June 2002, the Company issued 141,658 shares of common stock to a former reseller of the Company as part of a settlement agreement. The settlement agreement was valued at $270,000.

In August 2002, as part of the Series C preferred stock offering, the Company exchanged approximately $150,000 of indebtedness to Anthony Pizi, the Company’s Chief Executive Officer, for Series C preferred stock.

In August 2002, the Company completed an exchange of 11,570 shares of Series A-1 preferred stock and 30,000 shares of Series B-1 preferred stock for 11,570 shares of Series A-2 preferred stock and 30,000 shares of Series B-2 preferred stock respectively. (See Note 12.)

In October 2002, the Company completed an exchange of all of the outstanding shares of Series A-2 and B-2 preferred stock and related warrants for an equal number of shares of newly created Series A-3 and Series B-3 preferred stock and related warrants. This exchange was affected to correct a deficiency in the conversion price from the prior exchange of Series A-1 and B-1 preferred stock and related warrants for Series A-2 and B-2 preferred stock and related warrants. (See Note 12.)

In December 2002, the Company issued 1,462,801 warrants to holders of the Series A-3 and B-3 preferred stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A-3 and B-3 preferred stock agreements. The warrants have a strike price of $0.40. (See Note 12.)

In December 2002, the Company received $744,000 and $617,000 in notes receivable related to the sale of assets related to Systems Integration segment products. (See Note 3.)

LEVEL 8 SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Level 8 Systems, Inc. (''Level 8'' or the ''Company'') is a provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with the Company’s Cicero software product. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes. Level 8 also provides email encryption products that address information and security compliance from the individual to the enterprise.

Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $9,761,000 for the year ended December 31, 2004 and has experienced negative cash flows from operations for each of the years ended December 31, 2004, 2003 and 2002. At December 31, 2004, the Company had a working capital deficiency of approximately $10,255,000. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero-related product line and continues to negotiate with significant customers who have expressed interest in the Cicero software technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero’s integration occurs at the desktop without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. Level 8 is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, the Company must seek additional equity capital or other strategic transactions in the near term to provide additional liquidity. On December 31, 2004, the Company completed a note and warrant offering wherein it raised a total of approximately $1,615,000. On March 31, 2005, the Company completed an extension to the note and warrant offering and raised an additional $944,000. Under the terms of such offers, holders of warrants for Level 8’s common stock were offered a one-time exercise of their existing warrants at an exercise price reduced to $0.10 per share as part of the recapitalization merger plan. Those warrant holders who elected to exercise lent Level 8 an amount equal to the exercise price of their warrants, as so reduced, and received a senior reorganization note, additional warrants, and those warrant holders who lent Level 8 the first $1,000,000, also received early adopter warrants in exchange. Upon approval of the recapitalization merger by Level 8 stockholders and the consummation of the recapitalization merger, the warrants in respect of which the exercise price was advanced to Level 8 and represented by senior reorganization notes would be deemed exercised, the additional warrants also deemed exercised, and the senior reorganization notes cancelled. These funds were used to finance the operations of Level 8. In September 2005, the Company raised $1,000,000 of new capital from both new and existing investors. Under the terms of that offering, the Company issued investors senior promissory notes that are convertible into shares of Level 8 at a conversion price of $0.00185 only upon approval of the recapitalization merger. Level 8 expects that increased revenues will reduce its operating losses in future periods. However, there can be no assurance that management will be successful in executing as anticipated or in a timely manner.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Financial Instruments:

The carrying amount of the Company’s financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

Foreign Currency Translation:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents in the United States may be in excess of FDIC insurance limits.

Trade Accounts Receivable:

Trade accounts receivable are stated in the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Property and Equipment:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

Software Development Costs:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. (See Note 2.)

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product. (See Note 7.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Long-Lived Assets:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. Effective January 1, 2002, the Company accounts for impairments under the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. During 2004 and 2003, the Company recorded impairments associated with its Cicero technology and for its Ensuredmail technology acquired in 2004. During 2002, the Company recorded impairments associated with the sale of the Geneva Enterprise Integrator and Business Process Automation and Star SQL and CTRC products.

Revenue Recognition:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, “Software Revenue Recognition”, as amended by SOP 98-9, ''Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions''. The Company reviews each contract to identify elements included in the software arrangement. SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the ''residual method'' when (1) there is vendor-specific objective evidence (''VSOE'') of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately. Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation. The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue. Any unearned receipts from service contracts result in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $7,000 $9,000 and $53,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Research and Product Development:

Research and product development costs are expensed as incurred.

Income Taxes:

The Company uses SFAS No. 109, ''Accounting for Income Taxes'', to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is ''more likely than not'' that recorded deferred tax assets will not be realized. (See Note 10.)

Discontinued Operations:

During the third quarter of 2002, the Company made a decision to dispose of the Systems Integration segment and entered into negotiations with potential buyers. The Systems Integration segment qualified for treatment as a discontinued operation in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and the Company reclassified the results of operations for the Systems Integration segment in 2002 to "loss from discontinued operations" in the Consolidated Statements of Operations. The sale of the Systems Integration segment was completed in December 2002. (See Note 3.)

Loss Per Share:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2004, 2003, and 2002, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	2004	2003	2002
Stock options	7,488,639	5,625,878	3,834,379
Warrants	19,953,406	10,926,706	5,315,939
Preferred stock	9,855,723	16,893,174	7,812,464
	37,297,768	33,445,758	16,962,782

In 2004, 2003 and 2002, no dividends were declared on preferred stock.

Stock-Based Compensation:

The Company has adopted the disclosure provisions of SFAS 123, “Accounting for Stock-Based Compensation”, and has applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

In thousands, except per share:
	Years ended December 31,
	2004	2003	2002
Net loss applicable to common stockholders, as reported	$(9,761)	$(11,708)	$(19,177)
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(777)	(1,016)	(3,387)

Pro forma loss applicable to common stockholders	$(10,538)	$(12,724)	$(22,564)

Loss per share:
Basic and diluted, as reported	$(0.28)	$(0.54)	$(1.02)
Basic and diluted, pro forma	$(0.29)	$(0.59)	$(1.20)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	2004	2003	2002

Expected life (in years)	4.19 years	8.33 years	10 years
Expected volatility	138%	126%	96%
Risk free interest rate	4.75%	4.00%	4.25%
Expected dividend yield	0%	0%	0%

Warrants Liability:

The Company has issued warrants to Series A-3 and B-3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants are accounted for as a liability and are re-measured through the Consolidated Statements of Operations at each balance sheet date.

Reclassifications:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2004 presentation. Such reclassifications had no effect on previously reported net income or stockholders’ equity.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statements of operations.  SFAS 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  The Company has not yet determined which fair-value method and transitional provision it will follow.  However, the Company expects that the adoption of SFAS 123R will have a significant impact on its results of operations.  The Company does not expect the adoption of SFAS 123R will impact its overall financial position.  See Stock-Based Compensation above for the pro forma impact on net loss and net loss per share from calculating stock-based compensation costs under the fair value alternative of SFAS 123.  However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. In October 2003, the FASB issued FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” deferring the effective date for applying the provisions of FIN 46 for public entities’ interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company’s consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The adoption of this statement did not have a material impact on the Company’s results of operations and financial condition.

NOTE 2.	ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000 and has been accounted for by the purchase method of accounting. The Company registered the common stock for resale under the Securities Act.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and, because it was deemed impaired, charged to the Statements of Operations for the year ended December 31, 2004. (See Note 7.)

NOTE 3.	DISPOSITIONS

Sale of Geneva:

Effective October 1, 2002, the Company sold its Systems Integration software business to EM Software Solutions, Inc. Under the terms of the agreement, EM Solutions acquired all rights, title and interest to the Geneva Enterprise Integrator and Geneva Business Process Automator products along with certain receivables, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The Company had identified these assets as being held for sale during the third quarter of 2002 and, as such, reclassified the results of operations to “income/loss from discontinued operations”. The Company received total proceeds of $1,637,000; $276,000 in cash, a short-term note in the amount of $744,000 and a five-year note payable monthly in the aggregate amount of $617,000. The short-term note was due by February 13, 2003 and was repaid subsequent to December 31, 2002. The five-year note was recorded net of an allowance of $494,000. The carrying value of the assets sold was approximately $374,000 resulting in a loss on the disposal of discontinued operations of $769,000. Revenues for the Systems Integration segment were $3,700,000 in 2002. (See Note 6.)

Sale of Star SQL and CTRC:

In June 2002, the Company entered into an asset purchase agreement with StarQuest Ventures, Inc., a California company and an affiliate of Paul Rampel, a former member of the board of directors of Level 8 and a former executive officer. Under the terms of the asset purchase agreement, Level 8 sold its Star SQL and CTRC products and certain fixed assets to StarQuest Ventures for $365,000 and the assumption of certain maintenance liabilities. The Company received $300,000 in cash and a note receivable of $65,000. The loss on sale of the assets was $74,000. The Company used $150,000 from the proceeds to repay borrowings from Mr. Rampel.

Assets and Liabilities to be Abandoned:

At December 31, 2002, the Company had made the decision to close its remaining foreign subsidiaries.

In December 2002, the Company received notification of the finalization of the bankruptcy proceeding in France and recorded a gain on the closure of the subsidiary of $332,000 in gain (loss) on disposal of assets.

In March 2003, the Company received notification of the finalization of the bankruptcy proceeding in the United Kingdom and recorded a gain on the closure of the subsidiary of $216,000 in gain (loss) on disposal of assets.

In December 2003, the Company received notification of the liquidation of the Denmark subsidiary and the Company recorded a gain on the closure of the subsidiary of $62,000 in gain (loss) on disposal of assets.

NOTE 4.	ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31, (in thousands):

	2004	2003
Current trade accounts receivable	$164	$20
Less: allowance for doubtful accounts	(12)	(8)
	$152	$12

The (credit) provision for uncollectible amounts was ($4,000), ($52,000), and ($477,000) for the years ended December 31, 2004, 2003, and 2002, respectively. Write-offs (net of recoveries) of accounts receivable were ($0), ($488,000), and ($437,000) for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 5.	PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31, (in thousands):

	2004	2003
Computer equipment	$242	$242
Furniture and fixtures	8	8
Office equipment	138	138
	388	388
Less: accumulated depreciation and amortization	(373)	(362)

	$15	$26

Depreciation and amortization expense of property and equipment was $11,000, $167,000, and $402,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 6.	NOTES RECEIVABLE

As discussed in Note 3, in 2002 the Company disposed of the remaining assets of the Systems Integration segment through a sale to EM Software Solutions, Inc. As part of the proceeds, the Company received two notes receivable from the purchaser. The first note was due on February 13, 2003 in the amount of $744,000 and bore interest at prime plus 2.25%. This note was repaid in February 2003. The second note was in the principal amount of $617,000 and bears interest at prime plus 1%. Principal and interest is payable monthly and the note matures in 2007. Due to the uncertainty of the collection of the note at the time, the Company recorded the note net of an allowance of $494,000.

As more fully discussed in Note 21, the Company had been party to litigation for breach of a real estate lease. That case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable due from EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The principal balance outstanding on the note at the time of assignment was $545,000. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131,000. In addition, the Company wrote off the unreserved portion of the note, or $51,000.

In conjunction with the sale of Profit Key on April 6, 1998, the Company received a note receivable from the purchaser for $2,000,000. The remaining balance on the note totaled $1,000,000 and was due in equal annual installments beginning on March 31, 2001. The note bore interest at 9% per annum. In 2002, the Company sold its remaining interest in the note to a group of investors including Nicholas Hatalski and Paul Rampel, both members of the Company's Board of Directors at the time, and Anthony Pizi, the Company's Chief Executive Officer, for $400,000, and recorded a loss on the sale of $100,000.

NOTE 7.	SOFTWARE PRODUCT TECHNOLOGY

In accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company periodically completed an assessment of the recoverability of the Cicero software. This assessment was performed during 2004, due to the Company’s continued operating losses and the limited software revenue generated by the Cicero software over the previous twelve to eighteen months. The Company was in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero software and the Company. Since the negotiations had been in process for several months and expected completion of the transactions had been delayed, the Company had reduced its cash flow projections. Historical cash flows generated by the Cicero software do not support the long-lived asset and accordingly the Company impaired the excess of the unamortized book value of the software in excess of the expected net realizable value for the year ended December 31, 2004. This charge, in the amount of $2,844,000 was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2004, the Company has no capitalized costs for the Cicero software.

Also in accordance with SFAS 86, the Company completed an assessment of the recoverability of the Ensuredmail product technology. This assessment was also completed during 2004, due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value. This charge, in the amount of $154,000, was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2004, the Company has no capitalized costs for the Ensuredmail software technology.

Effective July 2002, the Company determined that the estimated asset life of the Cicero technology has been extended as a result of the January 2002 amended license agreement with Merrill Lynch wherein the exclusive right to modify, commercialize, and distribute the technology was extended in perpetuity. Accordingly, the Company reassessed the estimated life of the technology and extended it from three years to five years. The effect of the change in the estimated life resulted in a reduction of $4,608,000 and $2,407,000 of amortization expense for the years ended December 31, 2003 and 2002, respectively. The impact on the net loss applicable to common stockholders - basic and diluted was $(0.21) per share for December 31, 2003 and $(0.13) per share for December 31, 2002.

During the years ended December 31, 2004, 2003 and 2002, the Company recognized $4,276,000 of which $3,585,000 is an impairment charge, $3,933,000, of which $993,000 is an impairment charge, and $7,375,000, respectively, of expense related to the amortization of these costs, which is recorded as cost of software revenue in the consolidated statements of operations. Accumulated amortization of capitalized software costs was $24,712,000 and $20,436,000 at December 31, 2004 and 2003, respectively.

NOTE 8.	SENIOR REORGANIZATION DEBT

In 2004, the Company announced a note and warrant offering in which holders of warrants for Level 8’s common stock were offered a one-time exercise of their existing warrants to purchase 19,953,406 shares of Level 8 common stock with exercise prices ranging from $0.07 to $0.60 per share, at an exercise price of $0.10 per share or the original conversion price, whichever was less, as part of the recapitalization merger. Under the terms of the offer, which expired on December 31, 2004, warrant holders who elected to exercise, lent the Company an amount equal to the exercise price of their warrants, as so reduced, and received a senior reorganization note and additional warrants in exchange. The senior reorganization notes bear interest at 10% per annum and have various maturity dates but no later than February 28, 2005. Upon approval of the recapitalization merger by the stockholders of the Company and the consummation of the recapitalization merger, the warrants in respect of which the exercise price was advanced to the Company and represented by senior reorganization notes would be deemed exercised, the additional warrants also deemed exercised and the senior reorganization notes cancelled. The exercise price of existing warrants for 11,640,203 was lent to the Company. In addition, those warrant holders who lent the Company the first $1,000,000 also received 20,111,236 early adopter warrants at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $0.10 per share, as part of the recapitalization merger. These additional warrants are only exercisable and the early adopter warrants are only issuable upon the approval of the recapitalization merger by the stockholders. As part of the note and warrant offering, certain other persons who did not own warrants to purchase stock in Level 8 were able to participate through similar senior reorganization notes which convert into warrants to purchase Level 8 common stock. These warrants have identical terms to the additional warrants issued to existing warrant holders and are also subject to stockholder approval of the recapitalization merger before they can be exercised.

As of December 31, 2004, the Company has raised a total of $1,548,000 from the note and warrant offering. An additional $67,000 was in transit to the Company on December 31, 2004 resulting in a total raise of $1,615,000. If the recapitalization merger proposal is not approved, the notes will immediately become due and payable.

NOTE 9.	SHORT TERM DEBT AND CONVERTIBLE NOTES

Notes payable, long-term debt, and notes payable to related party consist of the following at December 31, (in thousands):

	2004	2003
Term loan (a)	$1,971	$1,971
Note payable; related party (b)	69	85
Notes payable (c)	644	444
Short term convertible note (d)	235	125
Short term convertible promissory note, related party (e)	727	--
	$3,646	$2,625

(a)
The Company has a $1,971,000 term loan bearing interest at LIBOR plus 1% (approximately 3.21% at December 31, 2004). Interest is payable semi-annually. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal Stockholder. The loan matures on November 3, 2005. (See Note 17.)

(b)	From time to time during the year the Company entered into promissory notes with the Company's Chairman. The notes bear interest at 12% per annum.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings both secured and unsecured by accounts receivable. In addition, the Company has settled certain litigation and agreed to a series of promissory notes to support the obligations. The notes bear interest between 10% and 12% per annum.

(d)
The Company entered into convertible promissory notes with private lenders. The notes bear interest between 12% and 24% per annum and allow for the conversion of the principal amount due into common stock of the Company. In May 2004 the Company entered into convertible loans aggregating $185,000 from several investors including a member of the Company’s board of directors. Under the terms of these agreements, the loans bear interest at 1% per month and are convertible upon the option of the note holder into an aggregate of 578,125 shares of Level 8 common stock and warrants to purchase an aggregate of 578,125 shares of Level 8 common stock exercisable at $0.32. Also in May 2004, the Company entered into a convertible loan in the amount of $50,000. Under the term of this agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 135,135 shares of Level 8 common stock and warrants to purchase 135,135 shares of Level 8 common stock at an exercise price of $0.37 per share. All such warrants expire three years from the date of grant.

(e)	The Company entered into convertible promissory notes with Anthony Pizi, Level 8’s Chief Executive Officer, and Mark and Carolyn Landis, parents-in-law to Mr. Pizi.

In April 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 270,270 shares of Level 8 common stock and warrants to purchase 270,270 shares of Level 8 common stock exercisable at $0.37. In June 2004, the Company entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 560,000 shares of Level 8 common stock and warrants to purchase 560,000 shares of Level 8 common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a convertible promissory note in the face amount of $15,000 which bears interest at 1% per month and is convertible into 90,118 shares of Level 8 common stock and warrants to purchase 90,118 shares of Level 8 common stock at $0.17 per share. All such warrants expire three years from the date of grant.

In March 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis in the principal amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 446,429 shares of Level 8 common stock and warrants to purchase 446,429 shares of Level 8 common stock exercisable at $0.28. In June 2004, we entered into a convertible loan agreement with Mr. and Mrs. Landis, in the amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and also is convertible upon the option of the noteholder into 781,250 shares of Level 8 common stock and warrants to purchase 781,250 shares of Level 8 common stock exercisable at $0.16. In October 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 1,000,000 shares of Level 8 common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. In November 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 1,875,000 shares of Level 8 common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. All such warrants expire three years from the date of grant.

NOTE 10.	INCOME TAXES

Income tax expense was composed of the following for the years ended December 31, (in thousands):

	2004	2003	2002
Federal - current	$--	$--	$--
State and local - current	--	--	--
	--	--	--

Foreign taxes (benefit) and withholdings	--	--	(155)
Current taxes	--	--	(155)

Federal - deferred	--	--	--
State and local - deferred	--	--	--
Deferred taxes	--	--	--

Total income tax provision (benefit)	$--	$--	$(155)

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31, (in thousands):

	2004	2003	2002
Expected income tax benefit at statutory rate (34%)	$(3,319)	$(3,402)	$(6,235)
State taxes, net of federal tax benefit.	(219)	(405)	(358)
Effect of foreign operations including withholding taxes	12	(31)	(68)
Effect of change in valuation allowance	3,357	3,769	6,362
Amortization and write-off of non-deductible goodwill	--	--	--
Non-deductible expenses	169	69	144
Total	$--	$--	$(155)

Significant components of the net deferred tax asset (liability) at December 31 were as follows, (in thousands):

	2004	2003
Current assets:
Allowance for doubtful accounts	$4	$85
Accrued expenses, non-tax deductible	522	200
Deferred revenue	34	--
Noncurrent assets:
Loss carryforwards	76,229	74,517
Depreciation and amortization	7,581	5,709
	84,370	80,511

Less: valuation allowance	(84,370)	(80,511)

	$--	$--

At December 31, 2004, the Company had net operating loss carryforwards of approximately $190,571,000, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2024. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177,000.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely;

accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2004 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 11.	SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500,000 private placement of Series D preferred stock, convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share. On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price equal to the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D preferred stock and exercise of the warrants for resale under the Securities Act. These securities were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act for transaction by an issuer not including a public offering. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. Using the Black-Scholes model, with an expected life of 5 years, expected volatility of 101%, risk free interest rate of 2.08% and no expected dividend, the Company allocated the proceeds received from the sale of the Series D preferred stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in an allocation of $2,890,000 to the Series D preferred stock and $640,000 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature of $640,000 was recorded as a discount on the value of the Series D preferred stock and an increase in additional paid-in capital. Because Series D preferred stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company place $1,000,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225,000 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000,000 in liquidation value of the Series D preferred stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, the Company received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred stock. This redemption was completed in November 2004.

Another condition of the financing required the Company to place an additional $1,000,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch, providing for the sale of all right, title and interest to the Cicero software. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000,000 in liquidation value of the Series D preferred stock at a 5% per annum premium. During the second quarter of 2003, $390,000 of escrowed funds was released. In addition, the Company and the lead investors agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 12.	STOCKHOLDERS’ EQUITY

Common Stock:

In January 2004, the Company completed a common stock financing round wherein it raised $1,247,000 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc., d/b/a Ensuredmail. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. These securities were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

In October 2003, the Company entered into a securities purchase agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company’s common stock at a price of $0.45 per share for a total of $853,000 in proceeds. This offering closed on October 15, 2003. The warrants expire three years from the date of grant. These securities were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

In January 2002, the Company entered into a securities purchase agreement with several investors wherein the Company agreed to sell up to 3,000,000 shares of its common stock and warrants. The common stock was valued at $1.50 per share and warrants to purchase additional shares were issued with an exercise price of $2.50 per share. This offering closed on January 16, 2002. Of the 3,000,000 shares, the Company sold 2,381,952 shares of common stock for a total of $3,574,000 and granted 476,396 warrants to purchase the Company’s common stock at an exercise price of $2.50 per share. The warrants expire three years from the date of grant and have a call feature that forces exercise if the Company’s common stock exceeds $5.50 per share. These securities were issued in reliance upon the exemption from registration under Rule 506 of Regulation D of the Securities Act and on the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. In connection with such offering, the Company agreed to certain terms and conditions that would trigger payments by the Company if it did not keep such shares registered under the Securities Act. In April 2003, in exchange for a waiver of such provisions the Company agreed to exchange the warrants from the January 2002 private placement priced at $2.50 for new warrants priced at $0.60 and has extended the expiration date until March 2007. Each participant is required to execute a waiver prior to receiving the repriced warrants. All holders of such warrants executed such waivers. As of December 31, 2004, there are warrants for 376,396 shares outstanding.

Stock Grants:

During 2004 and 2003, no stock awards were made to employees. During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The grants were valued and recorded based on the fair market value of the stock on the date of grant, which totaled $92,000.

Stock Options:

The Company maintains two stock option plans, the 1995 Non-Qualified Option Plan and 1997 Stock Option Incentive Plan, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. In July 2003, stockholders approved a proposal to increase the number of shares reserved within these plans to a combined total of 10,900,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

Under the terms of the plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the board of directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the board of directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the board are not satisfied prior to the end of the restriction period. The board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years. Activity for stock options issued under these plans for the fiscal years ending December 31, 2004, 2003 and 2002 was as follows:

	Plan Activity	Option Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2001	4,366,153	1.37 - 39.31	6.92

Granted	1,942,242	0.34 - 1.70	0.58
Forfeited	(2,474,016)	0.39-39.31	6.76
Balance at December 31, 2002	3,834,379	0.34-39.31	3.81

Granted	2,566,126	0.22 - 0.57	0.24
Exercised	(121,434)	0.22 - 0.22	0.22
Forfeited	(653,193)	0.22- 39.31	2.60
Balance at December 31, 2003	5,625,878	0.20-39.31	2.43

Granted	3,139,232	0.12 - 0.39	0.26
Exercised	(519,232)	0.08 - 0.37	0.17
Forfeited	(757,239)	0.22-37.88	8.12
Balance at December 31, 2004	7,488,639	0.12-39.31	1.11

The weighted average grant date fair value of options issued during the years ended December 31, 2004, 2003, and 2002 was equal to $0.26, $0.24, and $0.58 per share, respectively. There were no option grants issued below fair market value during 2004, 2003 or 2002.

At December 31, 2004, 2003, and 2002, options to purchase approximately 4,775,040, 2,770,126, and 1,409,461 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $0.12 to $39.32. The following table summarizes information about stock options outstanding at December 31, 2004:

EXERCISE PRICE	NUMBER OUTSTANDING	REMAINING CONTRACTUAL LIFE FOR OPTIONS OUTSTANDING	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE

$ 0.12 - 3.93	6,737,039	8.2	4,023,440	$ 0.52
3.94 -7.86	646,250	6.1	646,250	5.81
7.87-11.79	72,650	4.4	72,650	8.97
11.80-15.72	5,000	2.7	5,000	14.73
15.73-19.66	7,500	5.6	7,500	18.81
19.67-23.59	3,000	5.5	3,000	20.00
23.60-27.52	0	0.0	0	0.00
27.53-31.45	3,000	5.0	3,000	30.25
31.46-35.38	0	0.0	0	0.00
35.39-39.32	14,200	5.2	14,200	39.16

	7,488,639	8.0	4,775,040	$ 1.56

Preferred Stock:

The Company has four outstanding series of preferred stock. The following table summarizes the rights, terms, privileges and conversion features of each series:

Series A-3 Preferred Stock
Convertible at any time at the option of the holder into common stock of Level 8 at $3.50, previously reduced from $8.333 per share.
Level 8’s Series A-3 preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any common stock is sold at a lower price than the conversion price.

Not entitled to dividends unless declared by the board of directors.

Redeemable at the option of Level 8 at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Company common stock is greater than $16.00 for at least 20 trading days.

Each holder of Series A-3 preferred stock is entitled to a liquidation preference of $1,000 per share of Series A-3 Preferred Stock upon the liquidation of Level 8.

Series B-3 Preferred Stock
Convertible at any time at the option of the holder into common stock of Level 8 at $4.00, previously reduced from $12.531 per share.
Level 8’s Series B-3 preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any common stock is sold at a lower price than the conversion price.

Not entitled to dividends unless declared by the board of directors.

Redeemable at the option of Level 8 at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Company common stock is greater than $25.06 for at least 20 trading days.

Each holder of Series B-3 preferred stock is entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.

Series C Preferred Stock
Convertible at any time at the option of the holder into common stock of Level 8 at $0.25, previously reduced from $0.38 per share.
Level 8’s Series C preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

Entitled to receive equivalent dividends on an as-converted basis whenever Level 8 declares a dividend in its commons tock, other than dividends payable in shares of common stock.

Redeemable at the option of Level 8 at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of Company common stock is greater than $5.00 for at least 20 trading days.

Each holder of Series C preferred stock is entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.

Series D Preferred Stock
Convertible at any time at the option of the holder into common stock of Level 8 at $0.25, previously reduced from $0.32 per share.
Level 8’s Series D preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by Level 8 to all common stockholders of rights to purchase common stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

Entitled to receive equivalent dividends on an as-converted basis whenever Level 8 declares a dividend in its commons tock, other than dividends payable in shares of common stock.

Series D Preferred Stock is redeemable at the option of the holder under certain circumstances such as bankruptcy, merger or change of control at a redemption price calculated pursuant to a formula set forth in the Certificate of Designation for the Series D preferred stock.

Each holder of Series D Preferred Stock is entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.

In connection with the sale of Series D preferred stock, the holders of the Company’s Series A-3 preferred stock and Series B-3 preferred stock (collectively, the “Existing preferred stockholders”), entered into an agreement whereby the Existing preferred stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900,000 following the sale of the Series D preferred stock. Additionally, the Existing preferred stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company’s delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000 warrants to all the Existing preferred stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900,000, excluding the proceeds from the Series D preferred stock transaction. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s financing or loan transaction that exceeds the $2,900,000 threshold.

On August 14, 2002, the Company completed a $1,600,000 private placement of Series C Redeemable preferred stock, convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1,600,000 private placement, the Company received approximately $1,400,000 in cash and allowed certain debt holders to convert approximately $150,000 of debt and $50,000 accounts payable to equity. Mr. Pizi converted $150,000 of debt owed to him into shares of Series C preferred stock and warrants. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series C preferred stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company allocated the proceeds received from the sale of the Series C preferred stock and warrants to the preferred stock and the detachable warrants on a relative fair value basis, resulting in the allocation $1,271,000 to the Series C preferred stock and $329,000 to the detachable warrants. Based on the allocation of the proceeds, the Company determined that the effective conversion price of the Series C preferred stock was less than the fair value of the Company’s common stock on the date of issuance. As a result, the Company recorded a beneficial conversion feature in the amount of $329,000 based on the difference between the fair market value of the Company’s common stock on the closing date of the transaction and the effective conversion price of the Series C preferred stock. The beneficial conversion feature was recorded as a discount on the value of the Series C preferred stock and an increase in additional paid-in capital. Because the Series C preferred stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A-1 preferred stock and the Series B-1 preferred stock, in exchange for their waiver of certain anti-dilution provisions, to reprice an aggregate of 1,801,022 warrants to purchase common stock from an exercise price of $1.77 to $0.38. The Company entered into an exchange agreement with such holders providing for the issuance of 11,570 shares of Series A-2 preferred stock and 30,000 Series B-2 preferred stock, respectively. Series A-2 preferred stock and Series B-2 preferred stock are convertible into an aggregate of 1,388,456 and 2,394,063 shares of the Company’s common stock at $8.33 and $12.53 per share, respectively. The exchange is being undertaken in consideration of the temporary release of the anti-dilution provisions of the Series A-1 preferred stockholders and Series B-1 preferred stockholders. Based on a valuation performed by an independent valuation firm using the Black-Scholes model, the Company recorded a deemed dividend of $293,000, to reflect the increase in the fair value of the preferred stock and warrants as a result of the exchange. (See “Stock Warrants” for fair value assumptions.) The dividend increased the fair value of the warrant liability. As of December 31, 2004, no warrants had been exercised.

On October 25, 2002, the Company effected an exchange of all of our outstanding shares of Series A-2 preferred stock and Series B-2 preferred stock and related warrants for an equal number of shares of newly created Series A-3 preferred stock and Series B-3 preferred stock and related warrants. This exchange was made to correct a deficiency in the conversion price from the prior exchange of Series A-1 and B-1 preferred stock and related warrants for Series A-2 and B-2 preferred stock and related warrants on August 29, 2002. The conversion price for the Series A-3 preferred stock and the conversion price for the Series B-3 preferred stock remain the same as the previously issued Series A-1 and A-2 preferred stock and Series B-1 and B-2 preferred stock, at $8.33 and $12.53, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A-3 preferred stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A-1 preferred stock (“Series A-1 Warrants”). The exercise price for the aggregate 1,047,382 warrants relating to the Series B-3 preferred stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B-1 preferred stock (“Series B-1 Warrants”). The adjusted exercise price was based on the closing price of the Company’s Series C preferred stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company’s preferred stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C preferred stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its common stock. The Company may cause the redemption of the Series A-3 preferred stock warrants and the Series B-3 preferred stock warrants for $.0001 at any time if the closing price of the Company’s common stock over 20 consecutive trading days is greater than $5.00 and $7.50 per share, respectively. The holders of the Series A-3 Warrants and Series B-3 Warrants may cause the warrants to be redeemed for cash at the difference between the exercise price and the fair market value immediately preceding a redemption event as defined in the contract. As such, the fair value of the warrants at issuance has been classified as a warrant liability in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”. As of December 31, 2004, no warrants have been exercised and the fair value of the liability is $0.

Under the terms of the agreement, the Company is authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5,000,000, or up to an aggregate 17,500 shares of common stock, without triggering the price-protection anti-dilution provisions in the Series A-3 preferred stock and B-3 preferred stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, the Company repriced the warrants as described above and have agreed to issue on a pro rata basis up to 4,600 warrants to the holders of Series A-3 preferred stock and Series B-3 preferred stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5,000,000 issuance cap or the 17,500 share issuance cap. As a result of the Series C preferred stock financing, which represented approximately $1,600,000 of the Company’s $5,000,000 in allowable equity issuances, the Company is obligated to issue an aggregate of 1,462,801 warrants at an exercise price of $0.40 per share to the existing preferred stockholders. The warrants were issued on December 31, 2002 and had a fair value of $373,000, which was recorded as a dividend to preferred stockholders. As a result of the Series D preferred stock financing, which represented approximately $3,500,000 against the allowable equity issuances, the Company was obligated to issue an aggregate of 3,048,782 warrants at an exercise price of $0.40 per share to the existing Series A-3 and Series B-3 preferred stockholders. The warrants were issued on October 8, 2003 and had a fair value of $1,062,000, which was recorded as a deemed dividend to preferred stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing preferred stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company’s subsequent financing or loan transaction or $0.40, whichever is greater. These warrants are not classified as a liability under EITF 00-19.

During 2004 and 2003 there were 4,686 shares of preferred stock converted into 7,037,451 shares of the Company's common stock and 6,250 shares of preferred stock converted into 1,377,921 shares of the Company’s common stock, respectively. There were 1,571 shares of the Series A-3 preferred stock, 30,000 shares of Series B-3 preferred stock, 1,141 shares of Series C preferred stock, and 1,136 shares of Series D preferred stock outstanding at December 31, 2004.

Stock Warrants:

The Company values warrants based on the Black-Scholes pricing model. Warrants granted in 2004, 2003, and 2002 were valued using the following assumptions:

	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Expected Dividend	Fair Value of Common Stock

Series A-3 and B-3 Preferred Stock Warrants	4	107.5%	4%	None	$1.89
2002-2003 Financing Warrants	5	97%	2%	None	$0.40
Series C Preferred Stock Warrants	5	117%	3%	None	$0.38
Series D-1 Preferred Stock Warrants	5	117%	3%	None	$0.07
Series D-2 Preferred Stock Warrants	5	102%	3%	None	$0.20
Private Placement - October 2003	3	102%	3%	None	$0.45
Private Placement - January 2004	3	101%	3%	None	$0.36

During December 2000, the Company issued a commercial lender rights to purchase up to 172,751 shares of the Company's common stock at an exercise price of $4.34 in connection with a new credit facility. The warrants were valued at $775,000 or $4.49 per share and were exercisable until December 28, 2004. As of the date of expiration, no warrants were exercised.

Increase in Capital Stock:

In July 2003, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of common stock that the Company is authorized to issue from 60,000,000 to 85,000,000.

NOTE 13.	EMPLOYEE BENEFIT PLANS

The Company sponsors one defined contribution plan for its U.S. employees, the Level 8 Systems 401(k) plan. Under the terms of the plan, the Company provides a 50% matching contribution up to 6% of an employee’s salary. Participants must be eligible plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the plan included in the consolidated statement of operations totaled $54,000, $14,000, and $7,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was $0, $0, and $12,000 in expense recognized under these plans for the years ended December 31, 2004, 2003, and 2002, respectively. The Company no longer maintains foreign subsidiaries.

NOTE 14.	SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2004, five customers accounted for 24.6%, 22.4%, 13.5%, 11.8% and 11.4% of operating revenues. In 2003, three customers accounted for 42.1%, 19.5% and 12.7% of operating revenues. In 2002, two customers accounted for 38.7% and 26.7% of operating revenues.

NOTE 15.	FOREIGN CURRENCIES

As of December 31, 2004, the Company had $0 of U.S. dollar equivalent cash and trade receivable balances denominated in foreign currencies. As of December 31, 2003, the Company had $0 and $8,000 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

The Company’s net foreign currency transaction losses were $13,000, $31,000, and $171,000 for the years ended 2004, 2003, and 2002, respectively.

The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

	2004	2003
Euro	-	41.2%
Pound Sterling	-	-

NOTE 16.	SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The Company makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration (Cicero), and (2) Messaging and Application Engineering. The Company previously had three reportable segments but the Company has reported the Systems Integration segment as discontinued operations.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.

The products that comprise the Messaging and Application Engineering segment are Ensuredmail, Geneva Integration Broker, CTRC and Star/SQL. During 2002, the Company sold its CTRC and Star/SQL products.

Segment data includes a charge allocating all corporate headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. During 2002, the Company reported the operations of its Systems Integration segment as discontinued operations and has reallocated the corporate overhead for the Systems Integration segment in 2002. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, and restructuring.

The table below presents information about reported segments for the twelve months ended December 31, 2004, 2003 and 2002, (in thousands):

	Desktop Integration	Messaging/Application Engineering	TOTAL
2004:
Total revenue	$707	$68	$775
Total cost of revenue	5,662	213	5,875
Gross margin (loss)	(4,955)	(145)	(5,100)
Total operating expenses	3,348	373	3,721
Segment profitability (loss)	$(8,303)	$(518)	$(8,821)

2003:
Total revenue	$466	$64	$530
Total cost of revenue	5,371	62	5,433
Gross margin (loss)	(4,905)	2	(4,903)
Total operating expenses	4,999	256	5,255
Segment profitability (loss)	$(9,904)	$(254)	$(10,158)

2002:
Total revenue	$2,148	$953	$3,101
Total cost of revenue	6,527	1,950	8,477
Gross margin (loss)	(4,379)	(997)	(5,376)
Total operating expenses	8,211	434	8,645
Segment profitability (loss)	$(12,590)	$(1,431)	$(14,021)

A reconciliation of segment operating expenses to total operating expense follows, (in thousands):

	2004	2003	2002
Segment operating expenses	$3,721	$5,255	$8,645
Write-off of intangible assets	587	--	--
(Gain)Loss on disposal of assets	(5)	415	461
Restructuring, net	--	(834)	1,300
Total operating expenses	$4,303	$4,836	$10,406

A reconciliation of total segment profitability to loss before income taxes for the fiscal years ended December 31, (in thousands):

	2004	2003	2002
Total segment profitability (loss)	$(8,821)	$(10,158)	$(14,021)
Impairment of intangible assets	(587)	--	--
Gain/(loss) on disposal of assets	5	(415)	(461)
Restructuring	--	834	(1,300)
Interest and other income/(expense), net	(328)	(135)	2,485
Net loss before provision for income taxes	$(9,731)	$(9,874)	$(13,297)

The following table presents a summary of long-lived assets by segment as of December 31, (in thousands):

	2004	2003
Desktop Integration	$15	$4,089
Messaging/Application Engineering	-	-

Total assets	$15	$4,089

The following table presents a summary of revenue by geographic region for the years ended December 31, (in thousands):

	2004	2003	2002

Denmark	$7	$32	$20
France	-	-	7
Germany	-	-	35
Israel	-	-	4
Italy	4	18	32
Norway	-	-	1
United Kingdom	1	-	13
USA	762	476	2,989
Other	1	4	-

	$775	$530	$3,101

Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2004, 2003 and 2002, all of the long-lived assets of the Company are located in the United States. The Company reimburses the Company’s foreign subsidiaries for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 17.	RELATED PARTY INFORMATION

Liraz Systems Ltd. guarantees certain debt obligations of the Company. In September 2004, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until November 3, 2005. The Company issued 3,942,000 shares of common stock to Liraz in exchange for this guarantee of the debt extension. In 2003, the Company and Liraz also agreed to extend the guarantee and maturity of the debt obligation until November 2004. The Company agreed to issue Liraz 300,000 shares of stock for that extension. (See Note 9.)

During 2004, the Company entered into short term notes payable with Anthony Pizi, the Company’s Chief Executive Officer, for various working capital needs. The notes bear interest at 1% per month and are unsecured. At December 31, 2004, the Company was indebted to Mr. Pizi in the amount of $69,000.

In June 2004, the Company entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $112,000, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of Level 8 common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

On April 12, 2004, the Company entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $100,000, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In November 2004, the Company entered into a convertible promissory note with Mark and Carolyn Landis, who are parents-in-law to Mr. Pizi, in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of Level 8 common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08 per share. The warrants expire in three years.

In October 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of Level 8 common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10 per share. The warrants expire in three years from date of the agreement.

In June 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 781,250 shares of Level 8 common stock and warrants to purchase 781,250 shares of Level 8 common stock exercisable at $0.16 per share. The warrants expire three years from date of the note.

In March 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 446,429 shares of Level 8 common stock and warrants to purchase 446,429 shares of Level 8 common stock exercisable at $0.28 per share. The warrants expire three years from date of the note.

In June 2004, the Company entered into a convertible promissory note with Frederic Mack, a director of Level 8, in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 390,625 shares of Level 8 common stock and warrants to purchase 390,625 shares of Level 8 common stock exercisable at $0.32 per share.

In July 2004, the Company entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 was a director of Level 8, in the amount of $25,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 78,125 shares of Level 8 common stock and warrants to purchase 78,125 shares of Level 8 common stock exercisable at $0.32 per share.

NOTE 18.	RESTRUCTURING CHARGES

As part of the Company’s plan to focus on the emerging desktop integration marketplace with its new Cicero software, the Company completed substantial restructurings in 2002. At December 31, 2002, the Company’s accrual for restructuring was $772,000, which was primarily comprised of excess facility costs. As more fully discussed in Note 21 Contingencies, subsequent to September 30, 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance, as of September 30, 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc. (see Note 3 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $370,000 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131,000.

During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300,000, which encompassed the cost associated with the closure of the Company’s Berkeley, California facility as well as a significant reduction in the Company’s European personnel.

The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs were comprised of severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

NOTE 19.	FUNDED RESEARCH AND DEVELOPMENT

In May 2002, the Company and Amdocs Ltd. agreed to terminate the funded development agreement and enter into a non-exclusive license to develop and sell its Geneva J2EE technology. Under the terms of the agreement to terminate the funded research and development program, Amdocs Ltd. assumed full responsibility for the development team of professionals located in the Company’s Dulles, Virginia facility. The Geneva products comprised the Systems Integration segment and were subsequently identified as being held for sale. Accordingly, the Company reclassified the Systems Integration segment to discontinued operations. The business was eventually sold to EM Software Solutions, Inc., in December 2002.

NOTE 20.	LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004 were as follows, (in thousands):
Lease Commitments
2005	$99
2006	56
$155

Rent expense for the years ended December 31, 2004, 2003 and 2002 was $197,000, $586,000, and $2,980,000, respectively. Sublease income was $0, $241,000, and $2,487,000 for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, the Company had no sublease arrangements.

NOTE 21.	CONTINGENCIES

Various lawsuits and claims have been brought against Level 8 in the normal course of business. In January 2003, an action was brought against the Company in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000 and it matures in December 2007. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131,000.

In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of the Company’s subcontractors. The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, the Company settled this litigation. Under the terms of the settlement agreement, the Company agreed to pay a total of $189,000 plus interest over a 19-month period ending December 15, 2005.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, the Company reached a settlement agreement wherein the Company agreed to pay $160,000 over a 24-month period ending October 2006.

In August 2004, the Company was notified that the Company was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, the Company may be liable for future rents should the space remain vacant. The Company has reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 20-month period ending July 2006.

In March 2005, the Company was notified that EM Software Solutions, Inc. was seeking damages amounting to approximately $300,000 resulting from alleged misrepresentations made by us as part of the sale of the Geneva Enterprise Integrator asset sale in December 2002. The basis of the claim involves EM Software’s inability to secure renewals on maintenance contracts. The Company believes that the probability of an unfavorable outcome is remote and accordingly we have not reserved for this contingency.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 22.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2004:
Net revenues	$83	$250	$173	$269
Gross margin/(loss)	(1,020)	(3,819)	(217)	(44)
Net loss from continuing operations	(2,627)	(4,787)	(1,204)	(1,113)
Net loss discontinued operations	(9)	(7)	(7)	(7)
Net loss	(2,636)	(4,794)	(1,211)	(1,120)
Net loss/share continued operations - basic and diluted	$(0.09)	$(0.14)	$(0.03)	$(0.02)
Net loss/share discontinued operations -- basic and diluted	--	--	--	--
Net loss/share -basic and diluted	$(0.09)	$(0.14)	$(0.03)	$(0.02)

2003:
Net revenues	$143	$177	$113	$97
Gross margin/(loss)	(1,037)	(968)	(1,734)	(1,164)
Net loss from continuing operations	(2,974)	(2,424)	(2,468)	(2,008)
Net loss discontinued operations	(46)	(20)	(58)	(8)
Net loss	(3,020)	(2,444)	(2,526)	(2,016)
Net loss/share continued operations - basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)
Net loss/share discontinued operations -- basic and diluted	--	--	--	--
Net loss/share -basic and diluted	$(0.19)	$(0.12)	$(0.12)	$(0.11)

NOTE 23.	SUBSEQUENT EVENTS

The Company filed a preliminary Registration Statement/Proxy on Form S-4 with the Securities and Exchange Commission on February 15, 2005 with respect to the recapitalization merger, and subsequently withdrew it.

On March 7, 2005, the Company announced an extension to its note and warrant offering. Under the terms of the extension, additional participants lent the Company $950,000, in return for additional senior reorganization notes and additional warrants to purchase common stock. The exercise of the additional warrants is subject to Stockholder approval of the recapitalization merger.

Part I. Financial Information
Item 1. Financial Statements

LEVEL 8 SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$16	$107
Assets of operations to be abandoned.	133	148
Trade accounts receivable, net.	19	152
Prepaid expenses and other current assets.	22	108
Total current assets.	190	515
Property and equipment, net.	7	15
Total assets.	$197	$530
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
Senior reorganization debt	$2,559	$1,548
Convertible Bridge Debt	1,053
Short-term debt	3,390	3,646
Accounts payable	2,394	2,351
Accrued expenses:
Salaries, wages, and related items	1,142	879
Other	2,049	1,725
Liabilities of operations to be abandoned	480	536
Deferred revenue	95	85
Total current liabilities	13,162	10,770
Long-term debt	131	250
Senior convertible redeemable preferred stock (Series D)	1,136	1,367
Total liabilities	14,429	12,387
Stockholders' (deficit):
Preferred Stock	--	--
Common Stock	45	43
Additional paid-in-capital	210,474	210,142
Accumulated other comprehensive loss	(5)	(8)
Accumulated deficit	(224,746)	(222,034)
Total stockholders' (deficit)	(14,232)	(11,857)
Total liabilities and stockholders' (deficit)	$197	$530

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except  per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Revenue:
Software	$385	$117
Maintenance	106	222
Services	207	167
Total operating revenue	698	506

Cost of revenue:
Software	14	4,473
Maintenance	278	288
Services	680	801
Total cost of revenue	972	5,562

Gross margin (loss)	(274)	(5,056)

Operating expenses:
Sales and marketing	555	940
Research and product development	715	882
General and administrative	780	1,265
(Gain) on disposal of assets		(3)
Impairment of intangible assets	--	587
Total operating expenses	2,050	3,671
Loss from operations	(2,324)	(8,727)

Other income (expense):
Interest income	--	3
Interest expense	(422)	(164)
Change in fair value of warrant liability	--	198
Other income/(expense)	34	72
Loss before provision for income taxes	(2,712)	(8,618)
Income tax provision	--	--

Loss from continuing operations	(2,712)	(8,618)
Loss from discontinued operations	--	(23)
Net loss	$(2,712)	$(8,641)

Loss per share from continuing operations - basic and diluted	(0.06)	(0.25)
Loss per share from discontinued operations - basic and diluted	(0.00)	(0.00)
Net loss per share applicable to common stockholders - basic and diluted	$(0.06)	$(0.25)

Weighted average common shares outstanding - basic and diluted	43,781	34,334

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(2,712)	$(8,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	4,281
Change in fair value of warrant liability	-	(198)
Stock compensation expense	101	162
Impairment of intangible assets	-	587
Provision for doubtful accounts	(12)	(13)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:	-	(3)
Trade accounts receivable and related party receivables	145	(19)
Assets and liabilities - discontinued operations	(41)	59
Prepaid expenses and other assets	86	256
Accounts payable and accrued expenses	539	829
Deferred revenue	10	128
Net cash used in operating activities	(1,876)	(2,569)
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	-	1,247
Proceeds from exercise of warrants		112
Borrowings under credit facility, term loans, notes payable	1,837	1,575
Repayments of term loans, credit facility and notes payable	(55)	(348)
Net cash provided by financing activities	1,782	2,586
Effect of exchange rate changes on cash	3	1
Net increase (decrease) in cash and cash equivalents	(91)	18
Cash and cash equivalents:
Beginning of period	107	19
End of period	$16	$37

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
(unaudited)

NOTE 1.	INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2004 contained herein. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly owned for the periods presented.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $9,761,000 and $10,006,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2005, the Company incurred a loss of $2,712,000 and had a working capital deficiency of $12,972,000. The Company’s future revenues are largely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero-related product line and continues to negotiate with customers that have expressed an interest in the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the market’s lack of knowledge of Cicero as well as customer concerns about the financial viability of the Company. Cicero is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero’s integration occurs at the desktop without the need to open or modify the underlying code for those applications being integrated. Many companies are not aware of this new technology and tend to look toward more traditional and accepted approaches. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has recently negotiated an additional financing of up to $1,500,000 with certain existing and new investors at terms similar to the existing Senior Reorganization debt. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

	Nine Months Ended September 30, (in thousands)
	2005	2004
Net loss applicable to common stockholders	$(2,712)	$(8,641)
Less: Total stock based employee compensation expense under fair value based method for all awards, net of related tax effects	(201)	(556)
Pro forma loss applicable to common stockholders	$(2,913)	$(9,197)
Loss per share:
Basic and diluted, as reported	$(0.06)	$(0.25)
Basic and diluted, pro forma	$(0.07)	$(0.27)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions for the quarter and nine months ended September 30, 2005 as follows:

Expected life (in years)	7.63 years
Expected volatility	141.432%
Risk free interest rate	4.125%
Expected dividend yield	0%

The following table sets forth certain information as of September 30, 2005, about shares of common stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. The Company’s stockholders approved all of the Company’s equity compensation plans.

Shares
Outstanding on January 1, 2005	7,488,639
Granted	252,929
Exercised	(252,929)
Forfeited	(229,992)
Outstanding on September 30, 2005	7,258,647

Weighted average exercise price of outstanding options	$1.27
Shares available for future grants on September 30, 2005	1,706,135

NOTE 2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, FASB issued SFAS No. 123R, “Share-Based Payment.”  This statement is a revision of SFAS No. 123 and supersedes APB No. 25 and its related implementation guidance.  SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  The statement requires entities to recognize compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions).  SFAS No. 123R is effective for the first annual reporting period that begins after June 15, 2005, although earlier adoption is encouraged.

The Company expects to adopt SFAS No. 123R in the quarterly period beginning on January 1, 2006.  The Company is evaluating the two methods of adoption allowed under SFAS 123R, the modified-prospective transition method and the modified-retrospective transition method, and has not quantified the effect of the adoption on the consolidated financial statements.

NOTE 3.	ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000, and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired was allocated to goodwill, and, because it was deemed impaired, charged to the statements of operations for the period ended March 31, 2004. (See Note 4.)

NOTE 4.	SOFTWARE PRODUCT TECHNOLOGY

In accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology. This assessment was performed during 2004, due to the Company’s continued operating losses and the limited software revenue generated by the Cicero software over the previous twelve to eighteen months. The Company was in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero software and the Company. Since the negotiations had been in process for several months and expected completion of the transactions had been delayed, the Company had reduced its cash flow projections. Historical cash flows generated by the Cicero software do not support the long-lived asset and accordingly the Company impaired the unamortized book value of the technology in excess of the expected net realizable value for the year ended December 31, 2004. This charge, in the amount of $2,844,000, was recorded as software amortization for the year ended December 31, 2004.

As noted above, in January 2004, the Company acquired substantially all of the assets assumed and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail. In accordance with SFAS 86, the Company completed an assessment of the recoverability of the Ensuredmail product technology. The purchase price of the assets was $750,000 plus liabilities assumed. The Company has assessed the net realizable value of the Ensuredmail software technology acquired. The purchase price exceeded the amounts allocated to the software technology by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired was allocated to goodwill and charged to the Statement of Operations for the period ended March 31, 2004. This assessment was also completed during 2004, due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the unamortized book value of the technology in excess of the expected net realizable value. This charge, in the amount of $154,000, was recorded as software amortization for the year ended December 31, 2004.

NOTE 5.	SENIOR REORGANIZATION DEBT

In 2004, the Company announced a Note and Warrant offering in which holders of warrants of the Company common stock were offered a one-time exercise of their existing warrants at an exercise price of $0.10 per share or the original conversion price, whichever was less, as part of a recapitalization merger plan which the Company currently intends to propose to its shareholders. Under the terms of the Offer, which expired on December 31, 2004, warrant holders who elect to exercise, would tender their exercise price in cash and receive a Note Payable in exchange. Upon approval of the recapitalization merger by the Company’s shareholders at an annual meeting anticipated to be held in late 2005, the Notes would be cancelled, and the existing warrants deemed exercised. In addition, those warrant holders who elected to lend the Company the first $1,000,000 of warrants would receive additional replacement warrants, Early Adopter warrants, at a ratio of 2:1 for each warrant exercised, with a strike price of $0.10 per share. In addition, upon the approval of the recapitalization merger, each lender in the Note and Warrant Offering would receive additional warrants automatically exercisable into shares of common stock.

As of December 31, 2004, the Company has raised a total of $1,548,000 from the Note and Warrant Offering. An additional $67,000 was in transit to the Company. In March 2005, the Company extended the Note and Warrant Offering under the same terms as the initial offering other than no holders received Early Adopter warrants. The Company was able to secure an additional $944,000, of which $310,000 related to non-cash transactions, in Senior Reorganization Debt under the financing, for a total of $2,559,000. If the merger proposal is not approved, the Notes will immediately become due and payable.

NOTE 6.	CONVERTIBLE BRIDGE DEBT

In July 2005 the Company agreed to issue Convertible Bridge Notes to a consortium of investors, up to $1,500,000. These notes bear interest at 10% and mature at various dates beginning on September 15, 2005. The Notes are convertible into shares of Cicero, Inc. common stock upon effectiveness of the proposed recapitalization merger. Since the Company has not effected the recapitalization merger by October 31, 2005, the conversion rates on the Notes is $0.0314. Should the recapitalization merger become effective after December 31, 2005, the conversion rate will be amended to $0.025. As of September 30, 2005, the Company has issued $1,053,000 of Convertible Bridge Notes. An additional $239,000 was in transit to the Company.

NOTE 7.	SHORT TERM DEBT

Notes payable, long-term debt, and notes payable to related party consist of the following:

	September 30, 2005	December 31, 2004
	(in thousands)	(in thousands)
Term loan (a)	$1,971	$1,971
Note payable; related party (b)	69	69
Notes payable (c)	358	644
Short term convertible note (d)	265	235
Short term convertible promissory note, related party (e)	727	727
	$3,390	$3,646

(a)
The Company has a $1,971,000 term loan bearing interest at LIBOR plus 1% (approximately 4.43% at September 30, 2005). Interest is payable semi-annually. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal Stockholder. The loan matured on November 3, 2005.

(b)
From time to time the Company borrowed money from the Company's Chief Information Officer. The notes bear interest at 12% per annum. As of September 30, 2005, the Company is indebted to Anthony Pizi the Company’s former Chairman and CEO and current Chief Information Officer in the amount of $69,000.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings both secured and unsecured by accounts receivable. In addition, the Company has settled certain litigation and agreed to a series of promissory notes to support the obligations. The notes bear interest between 10% and 12% per annum.

(d)
The Company entered into convertible notes with private lenders. The notes bear interest between 12% and 18% per annum and allow for the conversion of the principal amount due into common stock of the Company. In April 2005, the Company entered into a convertible loan in the amount of $30,000 with a member of the Company’s Board of Directors. Under the term of this agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 428,571 shares of our common stock at a conversion price of $0.07 per share. In May 2004, the Company entered into convertible loans aggregating $185,000 from several investors including a member of the Company’s Board of Directors. Under the terms of these agreements, the loans bear interest between 1% and 1.5% per month and are convertible upon the option of the note holder into an aggregate of 578,125 shares of our common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire three years from grant. Also in March 2004, the Company entered into a convertible loan in the amount of $50,000. Under the terms of this agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at an exercisable price of $0.37 per share. All such warrants expire three years from the date of grant.

(e)
The Company entered into convertible promissory notes with Anthony Pizi, the Company’s Chief Information Officer and Mark and Carolyn Landis, who are parents-in-law to Anthony Pizi, and Mr. Landis is the Company’s Chairman of the Board of Directors.

In April 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 270,270 shares of the Company’s common stock and warrants to purchase 270,270 shares of the Company’s common stock exercisable at $0.37. In June 2004, the Company entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of the Company’s common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which bears interest at 1% per month and is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. All such warrants expire three years from the date of grant.

In March 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis, in the principal amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 446,429 shares of the Company’s common stock and warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28. In June 2004, we entered into a convertible loan agreement with Mr. and Mrs. Landis, in the amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and also is convertible upon the option of the note holder into 781,250 shares of the Company’s common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. In October 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the noteholder into 1,000,000 shares of the Company’s common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. In November 2004, the Company entered into a convertible loan agreement with Mr. and Mrs. Landis in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 1,875,000 shares of the Company’s common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. All such warrants expire three years from the date of grant.

NOTE 8.	STOCKHOLDERS’ EQUITY

As described in Note 3, Acquisitions, in January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37 per share. The total purchase price of the assets acquired and liabilities assumed was $750,000 and have been accounted for by the purchase method of accounting.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., d/b/a Ensuredmail, the Company completed a securities purchase agreement with several new investors as well as certain investors of Critical Mass Mail, Inc., d/b/a Ensuredmail, wherein the Company raised $1,247,000 through the sale of 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

NOTE 9.	INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first quarter of fiscal year 2005 or 2004. Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 10.	LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following table sets forth the reconciliation of net loss to loss available to common stockholders:

	Nine Months Ended September 30, (in thousands)
	2005	2004
Net loss, as reported	$(2,712)	$(8,641)
Accretion of preferred stock	--	--
Loss applicable to common stockholders, as adjusted	$(2,712)	$(8,641)

Basic and diluted loss per share:
Loss per share from continuing operations	$(0.06)	$(0.25)
Loss per share from discontinued operations	--	--
Net loss per share applicable to common stockholders	$(0.06)	$(0.25)

Weighted common shares outstanding - basic and diluted	43,781	34,334

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	September 30,
	2005	2004
Stock options, common share equivalent	7,258,647	7,488,639
Warrants, common share equivalent	19,953,406	18,482,625
Preferred stock, common share equivalent	9,133,723	14,062,137
	36,345,776	40,033,401

Accretion of the preferred stock arises as a result of the beneficial conversion feature realized in the sale of preferred stock.

NOTE 11.	SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration and (2) Messaging and Application Engineering.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are the encryption technology products, Email Encryption Gateway, Software Development Kit (SDK), Digital Signature Module, Business Desktop and Personal Desktop.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, and in-process research and development.

While segment profitability should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to our ability to meet the Company’s future debt service, capital expenditure and working capital requirements. Segment profitability is not necessarily a measure of our ability to fund the Company’s cash needs. The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.

The table below presents information about reported segments for the nine months ended September 30, 2005 and 2004 (in thousands):

	Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$678	$20	$698	$469	$37	$506
Total cost of revenue	972	--	972	5,348	214	5,562
Gross margin (loss)	(294)	20	(274)	(4,879)	(177)	(5,056)
Total operating expenses	1,967	83	2,050	2,771	316	3,087
Segment profitability (loss)	$(2,261)	$(63)	$(2,324)	$(7,650)	$(493)	$(8,143)

A reconciliation of total segment operating expenses to total operating expenses for the nine months ended September 30 (in thousands):
	Nine Months Ended September 30,
	2005	2004
Total segment operating expenses	$2,050	$3,087
(Gain) on disposal of assets	--	(3)
Impairment of intangible assets	--	587
Total operating expenses	$2,050	$3,671

A reconciliation of total segment (loss) to loss before provision for income taxes for the nine months ended September 30 (in thousands):
	Nine Months Ended September 30,
	2005	2004
Total segment loss	$(2,324)	$(8,143)
Change in fair value of warrant liability	--	198
Gain on disposal of assets		3
Impairment of intangible assets	--	(587)
Interest and other income/(expense), net	(388)	(89)
Total loss before income taxes	$(2,712)	$(8,618)

The following table presents a summary of assets by segment (in thousands):

	September 30, 2005	December 31, 2004
Desktop Integration	$7	$15
Messaging and Application Engineering	--	--
Total assets	$7	$15

NOTE 12.	CONTINGENCIES

Various lawsuits and claims have been brought against Level 8 in the normal course of business. In January 2003, an action was brought against the Company in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000 and it matures in December 2007. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131,000.

In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of the Company’s subcontractors. The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to May, 2004, the Company settled this litigation. Under the terms of the settlement agreement, the Company agreed to pay a total of $189,000 plus interest over a 19-month period ending December 15, 2005.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, the Company reached a settlement agreement wherein the Company agreed to pay $160,000 over a 24-month period ending October 2006.

In August 2004, the Company was notified that it was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, the Company may be liable for future rents should the space remain vacant. The Company has reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 20-month period ending July 2006.

In March 2005, the Company was notified that EM Software Solutions, Inc. is seeking damages amounting to approximately $300,000 resulting from alleged misrepresentations made by the Company as part of the sale of the

Geneva Enterprise Integrator asset sale in December 2002. The basis of the claim involves EM Software’s inability to secure renewals on maintenance contracts. The Company believes that the probability of an unfavorable outcome is remote and accordingly the Company has not reserved for this contingency.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 13.	SUBSEQUENT EVENTS

On November 30, 2005, the Company and Liraz Systems, Ltd. agreed to extend the guaranty and maturity on the indebtedness to Bank Hapoalim. Under the terms of the agreement, the guaranty and maturity on the debt is extended until November 2006. As compensation for the extension, the Company has issued Liraz 2,400,000 shares of its common stock and a warrant to purchase 3,600,000 additional shares of common stock at an exercise price of $0.002.

Part II.	Other Information

Item 22. Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows:

1)
to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

2)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

3)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized.

CICERO, INC.

By:	/s/ Mark Landis
	Name:	Mark Landis
	Title:	Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Landis and John P. Broderick, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the Registrant and in the capacities and on the dates indicated have signed this registration statement on Form S-4 or amendment thereto.

Signature	Title	Date

/s/ Mark Landis	Chairman of the Board	December 9, 2005
Mark Landis

/s/ John P. Broderick	Chief Executive Officer and Chief	December 9, 2005
John P. Broderick	Financial Officer

/s/ Anthony C. Pizi	Chief Information Officer	December 9, 2005
Anthony C. Pizi

/s/ Fred Mack	Director	December 9, 2005
Fred Mack

/s/ Bruce Miller	Director	December 9,2005
Bruce Miller

/s/ Bruce Hasenyager	Director	December 9, 2005
Bruce Hasenyager

/s/ Charles B. Porciello	Director	December 9,2005
Charles B. Porciello

/s/ Jay Kingley	Director	December 9,2005
Jay Kingley

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated December 30, 2004, between Level 8 and Cicero.

2.1A*	Amended and Restated Agreement and Plan of Merger, dated September 13, 2005, between Level 8 and Cicero.

3.1†	Certificate of Incorporation of Cicero.

3.1A*	Amended and Restated Certified of Independent of Incorporation to Cicero.

3.2†	Bylaws of Cicero.

3.3†	Certificate of Designation relating to Cicero Series A-1 Convertible Redeemable Preferred Stock.

3.4
Amended and Restated Certificate of Incorporation of Level 8, incorporated by reference to exhibit 3.1 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

3.5	Bylaws of Level 8, incorporated by reference to exhibit 3.2 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2001, filed April 1, 2002.

Exhibit Number	Description

3.6	Certificate of Designations, Preferences and Rights dated March 19, 2003, incorporated by reference to exhibit 3.1 to Level 8's Current Report on Form 8-K, filed March 31, 2003.

3.7
Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock, incorporated by reference to exhibit 3.1 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed November 14, 2002.

3.8
Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock, incorporated by reference to exhibit 3.1 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed November 14, 2002.

3.9	Certificate of Designation of Rights, Preferences and Limitations of Preferred, incorporated by reference to exhibit 3.1 to Level 8’s Current Report on Form 8-K, filed August 27, 2002.

4.1†	Form of term sheet dated October 6, 2004.

4.2†	Form of term sheet dated March 2, 2005.

4.3†	Form of Promissory Note.

4.4†	Form of Extended Promissory Note.

4.5†	Form of Note Purchase Agreement.

4.6†	Form of Extended Note Purchase Agreement.

4.7
Form of Registration Rights Agreement by and among Level 8 and the Purchasers, as defined therein, incorporated by reference to exhibit 4.1 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 17, 2005.

4.8
Registration Rights Agreement, dated as of March 19, 2003 by and among Level 8 and the Purchasers listed on Schedule I thereto, incorporated by reference to exhibit 4.1 to Level 8’s Current Report on Form 8-K, filed March 31, 2003.

4.9
Form of Registration Rights Agreement by and among Level 8 and the Purchasers listed on Schedule I thereto, incorporated by reference to exhibit 4.2 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

4.10
Form of Registration Rights Agreement by and among Level 8 and the Purchasers listed on Schedule I thereto, incorporated by reference to exhibit 4.1 to Level 8's Current Report on Form 8-K, filed January 25, 2002.

4.11	Registration Rights Agreement, dated as of January 3, 2002, between Level 8 and MLBC, Inc. incorporated by reference to exhibit 4.1 to Level 8's Current Report on Form 8-K, filed January 11, 2002.

4.12
Registration Rights Agreement, dated as of August 29, 2002, entered into by and between Level 8 and the holders of Series A-2/A-3 Preferred Stock and Series B-2/B-3 Preferred Stock, incorporated by reference to exhibit 10.4 to Level 8’s Current Report on Form 8-K filed August 27, 2002.

4.12A
First Amendment to Registration Rights Agreement, dated as of October 25, 2002, between Level 8 and the holders of Series A-2/A-3 Preferred Stock and Series B-2/B-3 Preferred Stock, incorporated by reference to exhibit 10.4 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed November 14, 2002.

Exhibit Number	Description

4.13
Registration Rights Agreement, dated as of August 14, 2002, entered into by and between Level 8 and the Purchasers, as defined therein, incorporated by reference to exhibit 4.1 to Level 8’s Current Report on Form 8-K, filed August 27, 2002.

4.14
Form of Registration Rights Agreement issued to Purchasers, as defined therein, incorporated by reference to exhibit 4.1 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

4.15
Form of Registration Rights Agreement between Level 8 and the Purchasers, as defined therein, incorporated by reference to exhibit 4.2 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed May 12, 2004.

4.16	Form of Stock Purchase Warrant, incorporated by reference to exhibit 4.3 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

4.17	Form of Stock Purchase Warrant, incorporated by reference to exhibit 4.4 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

4.18	Form of Warrant, incorporated by reference to exhibit 4.2 to Level 8's Current Report on Form 8-K, filed March 31, 2003.

4.19	Form of Warrant, incorporated by reference to exhibit 4.4 to Level 8's Current Report on Form 8-K, filed March 31, 2003.

4.20	Form of Stock Purchase Warrant, incorporated by reference to exhibit 4.9 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

4.21	Form of Stock Purchase Warrant, incorporated by reference to exhibit 10.2 to Level 8's Current Report on Form 8-K, filed January 25, 2002.

4.22	Form of Series A-3 Stock Purchase Warrant, incorporated by reference to exhibit 10.2 of Level 8’s Form 10-Q filed November 15, 2002.

4.23	Form of Series B-3 Stock Purchase Warrant, incorporated by reference to exhibit 10.3 of Level 8’s Form 10-Q filed November 15, 2002.

4.24	Form of Stock Purchase Warrant, incorporated by reference to exhibit 10.2 to Level 8’s Current Report on Form 8-K, filed August 27, 2002.

4.25
Form of Securities Purchase Agreement dated by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

4.26
Form of Securities Purchase Agreement by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.2 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

4.27
Securities Purchase Agreement, dated as of March 29, 2003, by and among Level 8 and the Purchasers, as defined therein, incorporated by reference to exhibit 10.1 to Level 8's Current Report on Form 8-K, filed March 31, 2003.

4.28
Securities Purchase Agreement, dated as of October 15, 2003, by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.2 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

Exhibit Number	Description

4.29
Securities Purchase Agreement, dated as of January 16, 2002, by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8's Current Report on Form 8-K, filed January 25, 2002.

4.30
Securities Purchase Agreement, dated as of August 14, 2002, by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8’s Current Report on Form 8-K, filed August 27, 2002.

4.31
Agreement by and among Level 8 and the holders of Series A-1 Convertible Redeemable Preferred Stock and B-1 Convertible Redeemable Preferred Stock, dated as of August 14, 2002, incorporated by reference to exhibit 10.3 to Level 8’s Current Report on Form 8-K, filed August 27, 2002.

4.32
Exchange Agreement among Level 8 and the stockholders listed on Schedule I thereto, dated as of August 29, 2002, incorporated by reference to exhibit 10.1 to Level 8’s Current Report on Form 8-K, filed August 30, 2002.

4.32A
Form of First Amendment to Exchange Agreement among Level 8 and the stockholders listed on Schedule I to that certain Exchange Agreement, dated as of August 29, 2002, incorporated by reference to exhibit 10.1 to Level 8’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

4.33
Securities Purchase Agreement, dated as of June 29, 1999, among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8's Current Report on Form 8-K, filed July 23, 1999.

4.34
Securities Purchase Agreement, dated as of July 20, 2000, among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8's Current Report on Form 8-K, filed July 31, 2000.

4.35
Form of Securities Purchase Agreement by and among Level 8 and the Purchasers listed on Schedule 1 thereto, incorporated by reference to exhibit 10.1 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 17, 2005.

5.1*	Legal Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP.

5.2	Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP, incorporated by reference to exhibit 5.2 to Level 8’s Registration Statement on Form S-1/A filed, September 13, 2004.

8.1*	Tax Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP.

10.1	Form of Convertible Promissory Note, incorporated by reference to exhibit 10.3 to Level 8’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed May 12, 2004.

10.2
Asset Purchase Agreement, dated as of December 13, 2002, by and among Level 8, Level 8 Technologies, Inc. and EMSoftware Solutions, Inc., incorporated by reference to exhibit 2.1 to Level 8’s Current Report on Form 8-K, filed December 30, 2002.

10.3
PCA Shell License Agreement, dated August 23, 2000 between Level 8 and Merrill Lynch, Pierce, Fenner & Smith Incorporated, incorporated by reference to exhibit 10.2 to Level 8’s Current Report on Form 8-K, filed September 11, 2000.

10.3A
Form of Amendment to PCA Shell License Agreement, between Level 8 and Merrill Lynch, Pierce, Fenner & Smith Incorporated, incorporated by reference to exhibit 10.2 to Level 8's Current Report on Form 8-K, filed January 11, 2002.

10.4
Promissory Note, dated as of September 28, 2001, between Level 8 and Bank Hapoalim, incorporated by reference to exhibit 10.2 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2001, filed April 2, 2002.

Exhibit Number	Description

10.4A
Amendment to Promissory Note, dated as of November 15, 2003 between Level 8 and Bank Hapoalim, incorporated by reference to exhibit 10.10A to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

10.4B*	Agreement dated September 29, 2004 between Level 8 and Liraz Systems Ltd.

10.C	Form of Agreement dated November 2005 between Level 8 and Liraz Systems Ltd, incoporated by reference to exhibit 99.1 to Level 8's Form 8-K filed December 5, 2005.

10.5	Employment Agreement between Anthony Pizi and Level 8, effective January 1, 2004, incorporated by reference to exhibit 10.12 to Level 8’s Registration Statement on Form S-1/A filed May 19, 2004.

10.6	Employment Agreement between John P. Broderick and Level 8, effective January 1, 2004, incorporated by reference to exhibit 10.13 to Level 8’s Registration Statement on Form S-1/A filed May 19, 2004.

10.7	Level 8 Systems, Inc. 1997 Stock Option Plan, as Amended and Restated, incorporated by reference to exhibit 10.2 to Level 8’s Registration Statement on Form S-1/A, filed September 22, 2000.

10.8
Form of Seventh Amendment to the Level 8 Systems, Inc. 1997 Stock Option Plan, incorporated by reference to exhibit 10.14B to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

10.9	Level 8's February 2, 1995 Non-Qualified Option Plan, incorporated by reference to Across Data Systems, Inc.'s (predecessor to Level 8) Registration Statement on Form S-1, filed May 12, 1995.

10.10
Lease Agreement, dated November 7, 2003, between Level 8 and Regency Park Corporation, incorporated by reference to exhibit 10.17 to Level 8’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

10.11
Lease and Lease Agreement, dated February 23, 2001, between Level 8 and Carnegie 214 Associates Limited Partnership, incorporated by reference to exhibit 10.15 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000, filed March 29, 2001.

10.12
Amended and Restated Asset Purchase Agreement between Level 8, Cicero Technologies Acquisition, LLC and Critical Mass, Inc., dated as of January 9, 2004, incorporated by reference to exhibit 2.1 to Level 8's Form 8-K, filed January 23, 2004.

16.1	Letter from Deloitte & Touche LLP, incorporated by reference to Level 8’s Current Report on Form 8-K, filed November 26, 2003.

21.1	List of subsidiaries of the Company, incorporated by reference to Level 8’s Registration Statement on Form S-1/A, filed September 13, 2004.

23.1*	Consent of Margolis & Company P.C.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (included on signature page).

99.1*	Form of Proxy Card.
† Previously filed.
* To be filed by Amendment to this Registration Statement/Proxy Statement.

ANNEX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 13, 2005, is entered into between Level 8 Systems, Inc., a public company incorporated in the State of Delaware (the "Company") and Cicero, Inc., a Delaware corporation ("Cicero").

RECITALS

WHEREAS, the board of directors of each of the Company and Cicero deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Cicero, and that Cicero be the surviving corporation (the "Merger"); and

WHEREAS, the Company will submit this Agreement for approval by a vote of the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and for approval by a vote by class of each currently issued and outstanding series of preferred stock of the Company.

WHEREAS, the parties entered into an Agreement and Plan of Merger ("Original Merger Agreement"); dated as of December 31, 2004; and

WHEREAS, the parties have agreed to amend and restate in its entirety the Original Merger Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agrees as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME

1.1.   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Cicero whereupon the separate existence of the Company shall cease. Cicero shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

1.2.   Effective Time. Provided that the conditions set forth in Section 6.1 have been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 7.1, as soon as practicable after such conditions shall be fulfilled or waived as aforesaid, the Company and Cicero shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the "Delaware Certificate of Merger"). The Merger shall become effective upon the date and time specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1.   The Certificate of Incorporation. The certificate of incorporation of Cicero in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2.   The Bylaws. The bylaws of Cicero in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III

OFFICERS, DIRECTORS AND EMPLOYEES OF THE SURVIVING CORPORATION

3.1.   Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2.   Directors. The directors and the members of the various committees of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. At the Effective Time, the right of the holders of Cicero Series A-1 Preferred Stock, to elect a majority of the voting members of the board of directors as a result of the failure of Level 8 to achieve consolidated revenues of more than $1,500,000 as reflected on its financial statements for the six months ended December 31, 2004, shall be waived.

3.3.   Employees. The employees of the Company at the Effective Time shall, from and after the Effective Time, be employees of the Surviving Corporation, under the same terms and conditions as their employment with the Company at the Effective Time. All employee benefit plans applicable to any Company employee at the Effective Time shall, from and after the Effective Time, be applicable to such employee as an employee of the Surviving Corporation. The Surviving Corporation shall assume all liabilities of the Company existing at the Effective Time with respect to any employee benefit plans.

ARTICLE IV

EFFECT OF MERGER ON CAPITAL STOCK

4.1.   Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Cicero or the shareholders of the Company:

a.
Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one-twentieth (.05) of a share of fully paid and non-assessable share of common stock, par value $0.001, of Cicero (“Cicero Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of Company Common Stock shall be cancelled and retired and shall cease to exist.

b.
Notwithstanding any other provision of this Agreement, no fraction of a share of Cicero Common Stock will be issued. Instead, Cicero shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Cicero Common Stock an amount in cash equal to (i) the fraction of a share of Cicero Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of Cicero Common Stock, which shall be deemed to be the average of the closing bid prices of the Company’s Common Stock as reported to OTCBB during each of the five (5) trading days preceding the Effective Date of the Merger. Following consummation of the Merger, no holder of Company Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

c.	Each share of the Company’s Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to which appraisal rights are duly exercised) shall be converted (without the surrender of stock certificates or any other action) into .0142857 shares of fully paid and non-assessable shares of Series A-1 Preferred Stock, par value $0.001, of Cicero ("Cicero A-1 Preferred Stock"). Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series A3 Preferred Stock shall be cancelled and retired and shall cease to exist.

d.
Each share of the Company’s Series B3 Preferred Stock, par value $0.001 per share (the “Series B3 Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to which appraisal rights are duly exercised) shall be converted (without the surrender of stock certificates or any other action) into .0125 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series B3 Preferred Stock shall be cancelled and retired and shall cease to exist.

e.
Each share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to which appraisal rights are duly exercised) shall be converted (without the surrender of stock certificates or any other action) into .20 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

f.
Each share of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to which appraisal rights are duly exercised) shall be converted (without the surrender of stock certificates or any other action) into .25 shares of fully paid and non-assessable shares of Cicero A-1 Preferred Stock, Each share of Cicero A-1 Preferred Stock will convert into 1,000 shares of the Company Common Stock with the rights, powers and privileges, set forth in the Cicero A-1 Preferred Stock certificate of designation and all shares of the Company’s Series D Preferred Stock shall be cancelled and retired and shall cease to exist.

g.
Certain Promissory Notes of the Company (the “Convertible Promissory Notes”) shall, at the option of the holder thereof, be converted into such number of fully paid and non-assessable shares of Cicero A-1 Preferred Stock that would convert into the same number of shares of the Company Common Stock that the Convertible Promissory Notes would convert into immediately prior to the Effective Time, at conversion prices ranging from $0.026 to $0.007 and all of the Company’s Convertible Promissory Notes, if so elected by the Noteholders, shall be cancelled and retired and shall cease to exist.

h.
The senior secured notes of Level 8 (“Senior Reorganization Notes”) issued in the aggregate principal amount of $2,559,000 to holders of warrants of Level 8 who loaned to Level 8 the exercise price of their warrants and other investors who lent funds to Level 8 (“Senior Reorganization Noteholders”) in exchange for Senior Reorganization Notes and additional warrants, pursuant to note and warrant offerings in December 2004 ($1,615,000) and March 2005 ($944,000) (the “Note and Warrant Offerings”), will be cancelled and the existing warrants in respect of which the exercise price was loaned to Level 8, as evidenced by the Senior Reorganization Notes, will be deemed exercised.

i.
The warrants of Level 8 (“Additional Warrants”) issued to Senior Reorganization Noteholders in connection with their loans to Level 8, exercisable at $.002 per share in the event of the consummation of the merger, to acquire shares of Level 8 common stock, will automatically be deemed exercised, by applying the accrued interest on the holder’s Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price.

j.
The convertible bridge notes (the “Convertible Bridge Notes”) held by convertible bridge noteholders (the “Convertible Bridge Noteholders”) who had loaned money to Level 8 as part of the September 2005 consortium note offering (the “Consortium Note Offering”) will be automatically converted into shares of Cicero common stock at a conversion price determined as follows:

Effective Date	Conversion Price
After December 31, 2005	$0.025
After October 31, 2005	$0.0314
Before October 31, 2005	$0.037

k.
Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, not including the Convertible Promissory Notes, the Convertible Bridge Notes, the Series A3 Preferred Stock, the Series B3 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (the “Convertible Securities”), but including stock options of Level 8 issued pursuant to its stock option plan and warrants of Level 8 (“Early Adopter Warrants”) issued to Senior Reorganization Noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their warrants, shall be (i) converted into and shall be an identical security of Cicero, however the number of shares of Cicero Common Stock underlying such Convertible Securities shall be one-twentieth (.05) of the number of shares Company Common Stock into which the Convertible Securities were convertible into immediately prior to the Effective Time, and the conversion price shall increase by twenty times in accordance with the terms of such Convertible Securities. Cicero shall cause to be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities, such number of shares of Cicero Common Stock as is sufficient to underly such Convertible Securities.

l.
Each share of Cicero Common Stock owned by the Company or any other person immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2.   Notwithstanding any provision of this Agreement to the contrary, any shares of preferred stock of the Company with respect to which appraisal rights shall have been properly perfected in accordance with the DGCL (“Dissenters’ Shares”) shall not be converted into or represent a right to receive any of the consideration provided in Section 4.1, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Company preferred stock who demands appraisal of such shares under the DGCL shall effectively withdraw or otherwise lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such shares of Company preferred stock shall be converted into and represent only the right to receive the consideration provided in Section 4.1(c), in the case of Company Series A3 Preferred Stock, the consideration provided in Section 4.1(d), in the case of Company Series B3 Preferred Stock, the consideration provided in Section 4.1(e), in the case of Company Series C Preferred Stock, and the consideration provided in Section 4.1(f), in the case of Company Series D Preferred Stock, in each case without interest, upon the surrender of the certificate or certificates representing such shares of Company preferred stock.

4.3.   Certificates. At and after the Effective Time, all of the outstanding certificates and other evidences which immediately prior thereto represented shares of Company Common Stock, or Convertible Securities of the Company (collectively, “Certificates”) shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Cicero Common Stock, Cicero A-1 Preferred Stock, or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, into which the shares of Company Common Stock, Convertible Securities, or options, warrants, purchase rights, units or other securities of the Company represented by such certificates or other evidences have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent.

ARTICLE V

EXCHANGE OF CERTIFICATES

5.1.   Exchange Agent. Prior to the Effective Time, the Company may, in its discretion, appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable merger consolidation (the “Exchange Agent”). If the Company shall so appoint an Exchange Agent, the Company shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Common Stock and Convertible Securities, certificates representing the applicable Cicero capital stock issuable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock and Convertible Securities in the Merger pursuant to Section 4.1, and the Company agrees to pay or make available to the Exchange Agent from time to time as needed cash sufficient to pay cash in lieu of fractional shares pursuant to Section 4.1(b) and any dividends and other distributions pursuant to Section 5.3.

5.2.   Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail or cause the Exchange Agent to mail to each holder of Company Common Stock and Convertible Securities (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates as provided in the letter of transmittal, and which letter shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger consideration. Upon surrender of a Certificate as provided in the letter of transmittal together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation or the Exchange Agent (if any), the holder of such Certificate, shall be entitled to receive in exchange therefore (A) one or more shares of applicable Cicero capital stock representing, in the aggregate, the whole number of shares of the series or class that such holder has the right to receive pursuant to Section 4.1, and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of Section 4.1(b) in respect of any fractional shares and any dividends or other distributions pursuant to Section 5.3, and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 4.1(b) or 5.3. In the event of a transfer of ownership of Company Common Stock or Convertible Securities which is not registered in the transfer records of the Company, one or more shares of applicable Cicero capital stock evidencing, in the aggregate, the proper number of shares of applicable Cicero capital stock and a check in the proper amount of cash in lieu of any fractional shares of applicable capital stock pursuant to Section 4.1(b) and any dividends or other distributions of which such holder is entitled pursuant to Section 5.3, may be issued with respect to such Cicero capital stock to such a transferee if the Certificate representing such shares of Cicero capital stock is presented to the Surviving Corporation or the Exchange Agent (if any), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

5.3.   Unexchanged Certificates. No dividends or other distributions declared or made with respect to shares of Cicero capital stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Cicero capital stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Company Common Stock or Convertible Securities shall be paid to any holder pursuant to Section 4.1(b) until such holder shall surrender such Certificate in accordance with Section 5.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares Cicero capital stock issuable in exchange therefore, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Cicero capital stock to which such holder is entitled pursuant to Section 4.1(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Cicero capital stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Cicero capital stock. The registered owner of any such outstanding Certificate representing voting securities of the Company shall, until such certificate or other evidences shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or the Exchange Agent (if any), have and be entitled to exercise any voting and other rights with respect to the shares of Cicero Common Stock, Cicero A-1 Preferred Stock or options, warrants, purchase rights, units or other securities of Cicero, as the case may be, evidenced by such outstanding Certificate, as above provided.

5.4.   No Further Ownership Rights in Company Securities. All shares of Cicero capital stock issued and cash paid upon conversion of shares of Company Common Stock and Convertible Securities in accordance with the terms of Article IV and this Article V (including any cash paid pursuant to Sections 4.1(b) and 5.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Convertible Securities, subject, however, to the Surviving Corporation’s obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock and Convertible Securities which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Convertible Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article V.

5.5.   No Liability. None of the Company, Cicero, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger consideration, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of applicable Cicero capital stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Cicero capital stock pursuant to this Article V, would otherwise escheat to or become the property of any governmental entity), any such Merger consideration, dividends or distribution in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to Cicero, upon demand, and any holders of Company Common Stock and Convertible Securities who have not therefore complied with the provisions of this Article V shall thereafter look only to Cicero for satisfaction of their claims for such Merger consideration, dividends or distributions in respect thereof or such cash.

5.6.   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Exchange Agent (if any) will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger consideration with respect to the shares of Company Common Stock and Convertible Securities formerly represented thereby, and cash in lieu of fractional shares of Cicero capital stock, and unpaid dividends and distributions on shares of Cicero capital stock deliverable in respect thereof, pursuant to this Agreement.

5.7.   Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Convertible Securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the hold of the shares of Company Common Stock and Convertible Securities in respect of which such deduction and withholding was made by the Surviving Corporation.

5.8.   Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock and Convertible Securities thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock and Convertible Securities formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Cicero for any reason shall be converted into the Merger consideration with respect to the shares of Company Common Stock and Convertible Securities formerly represented thereby, any cash in lieu of fractional shares of Cicero capital stock to which the holders thereof are entitled pursuant to Section 4.1(b) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 5.3.

ARTICLE VI

CONDITION

6.1.   Condition to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 common stock and Series A3, B3, C and D preferred stock (each voting on an as-converted basis) entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon, voting as a single class and (iii) the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon.

ARTICLE VII

TERMINATION

7.1.   Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Cicero, or any of their respective shareholders, directors or officers.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1.   Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Company Common Stock, Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and holders of Convertible Notes, shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

8.2.   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.3.   Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof.

8.4.   Entire Agreement. This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

8.5.   No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.7.   Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LEVEL 8 SYSTEMS, INC. a Delaware corporation

By	/s/John P. Broderick
Name: John P. Broderick
Title: Chief Executive Officer

CICERO, INC. a Delaware corporation

By	/s/John P. Broderick
Name: John P. Broderick
Title: Chief Executive Officer

ANNEX B - AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CICERO, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CICERO, INC.

Cicero, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.   The Corporation filed its original certificate of incorporation with the Secretary of the State of the State of Delaware on December 17, 2004.

2.   This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the Corporation’s Certificate of Incorporation as heretofore amended and supplemented. The Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

3.   The text of the Certificate, as amended to date, is hereby amended and restated in its entirety to provide as herein set forth in full:

FIRST: The name of the corporation is Cicero, Inc. (the "Corporation").

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The name and mailing address of the sole incorporator are as follows:

Alexa Schumann
Lemery Greisler LLC
10 Railroad Place
Saratoga Springs, New York 12866

FOURTH The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH: The total number of shares of capital stock which the Corporation is authorized to issue is one hundred million (100,000,000), shares, consisting of:

(i) ninety million (90,000,000) shares of common stock, par value $.001 per share ("Common Stock"); and

(ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	PREFERRED STOCK.

The Board of Directors is authorized to provide, without stockholder action, for the issuance of shares of Preferred Stock, subject to limitations prescribed by law and by this Certificate of Incorporation, without stockholder action in one or more series. The description of shares of each series of Preferred Stock, including the number of shares to be included in each such series, any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, if any, shall be as set forth in resolutions adopted by the Board of Directors and Articles of Amendment to this Certificate of Incorporation shall be filed with the Delaware Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock prior to such issuance. Unless otherwise required by law, this Certificate of Incorporation or agreement, no Shareholder action is required for the authorization and issuance of such shares of Preferred Stock.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a) the number of shares constituting each series and the distinctive designation of that series;

(b) the annual dividend rate, if any, on shares of such series, the times of payment, if dividends are to be cumulative and, if so, the date from which dividends shall be accumulated, and the relative rights of priority with respect to dividends;

(c) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(d) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock or any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B.	COMMON STOCK

(1)	GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock, if any.

(2)	VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

(3)	DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

(4)
LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, if any, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that the election of directors need not be by written ballot.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation or liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions such director occurring prior to such amendment.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to the indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Section (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholder or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized form time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the By-Laws of the Corporation.

[Remainder of page left intentionally blank.]

THE UNDERSIGNED, being the Chief Executive Officer and Chief Financial Officer of the Corporation, for the purpose of amending and restating the Corporation’s Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do execute this certificate, hereby declaring and certifying that his is my act and deed on behalf of the Corporation this 6th day of December 2005.

By:

/s/ John P. Broderick
Name: John P. Broderick
Title: Chief Executive Officer and Chief Financial Officer

ANNEX C - BYLAWS OF CICERO, INC.

BYLAWS
OF
CICERO, INC.
(a Delaware corporation)

December 17, 2004

ARTICLE 1
OFFICES

Cicero, Inc. (the “Corporation”) shall at all times maintain a registered office in the State of Delaware and a registered agent at that address but may have other offices located in or outside of the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE 2
STOCKHOLDERS’ MEETING

2.1    Places of Meetings. All meetings of stockholders shall be held at such place or places inside or outside of the State of Delaware as the Board of Directors may from time to time determine or as may be designated in the notice of meeting or waiver of notice thereof, subject to any provisions of the laws of the State of Delaware.

2.2    Special Meetings. The special meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as may be designated from time to time by the Board of Directors within four months after the end of each fiscal year of the Corporation. If the special meeting is not held on the date designated, it may be held as soon thereafter as convenient and shall be called the special meeting. Written notice of the time and place of the special meeting shall be given by mail to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days prior to the scheduled date thereof, unless such notice is waived as provided by Article 9 of these Bylaws.

2.3    Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors and shall be called by the President or Secretary or an Assistant Secretary at the written request of the holders of at least 50% of the total number of shares of stock then outstanding and entitled to vote stating the specific purpose or purposes thereof. Written notice of the time, place and specific purposes of such meeting shall be given by mail to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days prior to the scheduled date thereof, unless such notice is waived as provided in Article 9 of these Bylaws.

2.4    Voting. At all meetings of stockholders, each stockholder entitled to vote on the record date, as determined under Section 6.3 of these Bylaws or, if not so determined, as prescribed under the laws of the State of Delaware, shall be entitled to one vote for each share of stock standing of record in his name, subject to any restrictions or qualifications set forth in the Certificate of Incorporation or any amendment thereto.

2.5    Quorum. At any meeting of stockholders, a majority of the number of shares of stock outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum, but a small interest may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice, subject to such limitation as may be imposed under the laws of the State of Delaware. When a quorum is present at any meeting, a majority of the number of shares of stock entitled to vote present thereat shall decide any question brought before such meeting unless the question is one upon which a different vote is required by express provision of the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws, in which case such express provision shall govern.

2.6    Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or any amendment thereto or by the laws of the State of Delaware, any action required by the laws of the State of Delaware to be taken at any annual or special meeting of stockholders, or any action which may otherwise be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote; if:  (i) a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and (ii) prompt notice of the taking of such action by less than unanimous written consent is given to the other stockholders to the extent and in the manner required by the laws of the State of Delaware.

ARTICLE 3
BOARD OF DIRECTORS

3.1    Powers. The business and affairs of the Corporation shall be carried on by or under the direction of the Board of Directors, which shall have all the powers authorized by the laws of the State of Delaware, subject to such limitations as may be provided by the Certificate of Incorporation or these Bylaws.

3.2    Number and Qualification. A Board of Directors shall be elected at each special meeting of the stockholders, each director so elected to serve until the election and qualifications of his successors or until his earlier resignation or removal as provided in these Bylaws. The initial number of directors shall be such as may be determined by the incorporator and thereafter the number of directors shall be not less than one (1) and not more than nine (9), the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 50% of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, as provided in the Certificate of Incorporation. Each director shall serve for a term of one (1) year or until the election and qualification of his successor or until his earlier resignation or removal as provided in the Certificate or Incorporation or these Bylaws. Any employee of the Corporation or a subsidiary of the Corporation who serves on the Board of Directors shall be deemed to have tendered his resignation from the Board of Directors at the time such employee gives notice of termination of his employment with the Corporation or any subsidiary, as the case may be, or upon the termination of such employment for any reason, whichever occurs first; provided, however, that the Board of Directors, in its sole discretion, may decline to accept the resignation of the former employee from the Board of Directors if the former employee agrees to continue to serve on the Board of Directors notwithstanding the termination of his employment and if the Board of Directors determines that the continued service of the former employee on the Board of Directors is in the best interests of the Corporation and its stockholders. In case of an increase in the number of directors between elections by the stockholders, the additional directorships shall be considered vacancies and shall be filled in the manner prescribed in Article 5 of these Bylaws. Directors need not be stockholders, nor need they be residents of the State of Delaware.

3.3    Compensation. The Board of Directors, or a committee thereof, may from time to time by resolution authorize the payment of fees or other compensation to the directors for services as such to the Corporation, including, but not limited to, fees for attendance at all meetings of the Board of Directors or any committee thereof, and determine the amount of such fees and compensation. Directors shall in any event be paid their traveling expenses for attendance at all meetings of the Board or committee thereof. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor in amounts authorized or otherwise approved from time to time by the Board or any committee thereof.

34    Meetings and Quorum. Meetings of the Board of Directors may be held either inside or outside of the State of Delaware. A quorum shall be one-half (½) of the then authorized number of directors, but not less than two (2) directors, provided, however, that if a Board of Directors consisting of one (1) director is authorized, then one (1) director shall constitute a quorum.

The Board of Directors shall, at the close of each special meeting of stockholders and without further notice other than these Bylaws, if a quorum of directors is then present or as soon thereafter as may be convenient, hold a regular meeting for the election of officers and the transaction of any other business. At such meeting they shall elect a President and a Secretary and such other officers as they deem proper.

The Board of Directors may from time to time provide for the holding of regular meetings with or without notice and may fix the times and places at which such meetings are to be held. Meetings other than regular meetings may be called at any time by the President and must be called by the President or the Secretary or an Assistant Secretary upon the request of any director.

Notice of each meeting, other than a regular meeting (unless required by, the Board of Directors), shall be given to each director by mailing the same to each director at his residence or business address at least two (2) days before the meeting or by delivering the same to him personally or by telephone or telegraph at least one (1) day before the meeting unless, in case of exigency, the President or the Secretary shall prescribe a shorter notice to be given personally or by telephone, telegraph, cable or wireless to all or any one or more of the directors at their respective residences or places of business.

Notice of any meeting shall state the time and place of such meeting, but need not state the purposes thereof unless otherwise required by the laws of the State of Delaware, the Certificate of Incorporation, the Bylaws or the Board of Directors.

3.5    Committee. The Board of Directors may, by resolution passed by a majority or the entire Board of Directors, provide for an Executive Committee of two or more Directors and shall elect the members thereof to serve at the pleasure of the Board of Directors and may designate one of such members to act as chairman. The Board of Directors may at any time change the membership of the Executive Committee, fill vacancies in it, designate alternate members to replace any absent or disqualified members at any meeting of such committee, or dissolve it. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise any or all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation and under the Bylaws to the extent authorized by resolution adopted by a majority of the whole Board of Directors and to such limitations as may be imposed by the laws of the State of Delaware.

The Executive Committee may determine its rules of procedure and the notice to be given of its meeting, and it may appoint such other committees and assistants as it shall from time to time deem necessary. A majority of the members of the Executive Committee shall constitute a quorum.

The Board of Directors may by resolution provide for such other committees as it deems desirable and may discontinue the same at its pleasure. Each such committee shall have the powers to perform such duties, not inconsistent with law, as may be assigned to it by the Board.

3.6    Conference Telephone Meetings. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

3.7    Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE 4
OFFICERS

4.1    Titles and Election. The officers of the Corporation shall be the President, the Secretary and the Treasurer, all of whom shall initially be elected as soon as convenient by the Board of Directors and thereafter, in the absence of earlier resignations or removals, shall be elected at the first meeting of the Board of Directors following each special meeting of stockholders. Each officer shall hold office at the pleasure of the Board of Directors except as may otherwise be approved by the Board of Directors, or until his earlier resignation, removal under these Bylaws or other termination of his employment. Any person may hold more than one office if the duties can be consistently performed by the same person and to the extent permitted by the laws of the State of Delaware.

The Board of Directors, in its discretion, may also at any time elect or appoint one or more Vice Presidents, a Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, or a Chief Operating Officer and one or more Assistant Secretaries and such other officers as it may deem advisable, each of whom shall hold office at the pleasure of the Board of Directors, except as may otherwise be approved by the Board of Directors, or until his earlier resignation, removal or other termination of employment, and shall have such authority and shall perform such duties as may be prescribed or determined from time to time by the Board of Directors or, if not prescribed or determined by the Board of Directors, the President or the then senior executive officer may prescribe or determine. The Board of Directors may require any officer or other employee or agent to give bond for the faithful performance of his duties in such form and with such sureties as the Board may require.

4.2    Duties. Subject to such extension, limitations, and other provisions as the Board of Directors may from time to time prescribe or determine, the following officers shall have the following powers and duties:

(a)    President. The President shall exercise the powers and authority and perform all of the duties commonly incident to his office, shall preside at all meetings of the stockholders and of the Board of Directors if he is a director, and shall perform such other duties as the Board of Directors shall specify from time to time. The President or a Vice President, unless some other person is thereunto specifically authorized by the Board of Directors, shall sign all certificates for shares, bonds, debentures, promissory notes, deeds and contracts of the Corporation.

(b)    Vice President. The Vice President or Vice Presidents shall perform such duties as may be assigned to them from time to time by the Board of Directors or by the President if the Board of Directors does not do so. In the absence or disability of the President, the Vice Presidents in order of seniority may, unless otherwise determined by the Board of Directors, exercise the powers and perform the duties pertaining to the office of President, except that if one or more Vice Presidents has been elected or appointed, the person holding such office in order of seniority shall exercise the powers and perform the duties of the office of President.

(c)    Secretary. The Secretary or in his absence an Assistant Secretary shall keep the minutes of all meetings of stockholders and of the Board of Directors and any committee thereof, give and serve all notices, attend to such correspondence as may be assigned to him, keep in safe custody the seal of the Corporation, and affix such seal to all such instruments properly executed as may require it, shall perform all of the duties commonly incident to his office and shall have such other duties and powers as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.

(d)    Treasurer. The Treasurer or in his absence an Assistant Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the monies, funds, securities, valuable papers and documents of the Corporation (other than his own bond, if any, which shall be in the custody of the President), and shall have, under the supervision of the Board of Directors, all the powers and duties commonly incident to his office. He shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as may be designated by the Board of Directors or by the President if the Board of Directors does not do so. He may endorse for deposit or collection all checks, notes, and similar instruments payable to the Corporation or to its order. He shall keep accurate books of account of the Corporation’s transactions, which shall be the property of the Corporation, and together with all of the property of the Corporation in his possession, shall be subject at all times to the inspection and control of the Board of Directors. The Treasurer shall be subject in every way to the order of the Board of Directors, and shall render to the Board of Directors and/or the President of the Corporation, whenever they may require it, an account of all his transactions and of the financial condition of the Corporation. In addition to the foregoing, the Treasurer shall have such duties as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.

(e)    Assistant Secretaries and Treasurers. Assistants to the Secretaries and Treasurers may be appointed by the President or elected by the Board of Directors and shall perform such duties and have such powers as shall be delegated to them by the President or the Board of Directors.

4.3    Delegation of Authority. The Board of Directors may at any time delegate the powers and duties of any officer for the time being to any other officer, director or employee.

4.4    Compensation. The compensation of the officers of the Corporation shall be fixed by the Board of Directors or a committee thereof, and the fact that any officer is a director shall not preclude him from receiving compensation or from voting upon the resolution providing the same.

ARTICLE 5
RESIGNATIONS, VACANCIES AND REMOVALS

5.1    Resignations. Any director or officer may resign at any time by giving written notice thereof to the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of any resignation shall not be necessary to make it effective.

5.2	Vacancies.

(a)    Directors. Any vacancy in the Board of Directors caused by reason of death, incapacity, resignation, removal, increase in the authorized number of directors or otherwise, shall be filled by the vote of a majority of the Board of  Directors. Any director so filling such a vacancy shall serve until the next special meeting of stockholders and the election and qualification of his successor or until his earlier resignation or removal as provided in the Certificate of Incorporation or these Bylaws.

(b)    Officers. The Board of Directors may at any time or from time to time fill any vacancy among the officers of the Corporation.

5.3	Removals.

(a)    Directors. Except as may otherwise be provided by the General Corporation Law of Delaware, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

(b)    Officers. Subject to the provisions of any validly existing agreement, the Board of Directors may at any meeting remove from any office any officer, with or without cause, and may appoint a successor; provided that if action is to be taken to remove the President, the notice of meeting or waiver of notice thereof shall state that one of the purposes of the meeting is to consider and take action on his removal.

ARTICLE 6
CAPITAL STOCK

6.1    Certificates of Stock. Every stockholder shall be entitled to a certificate or certificates for shares of the capital stock of the Corporation in such form as may be prescribed or authorized by the Board of Directors, duly numbered and setting forth the number and kind of shares represented thereby. Such certificates shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or by the Secretary or an Assistant Secretary. Any or all of such signatures may be in facsimile.

In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate has ceased to be such officer, transfer agent or registrar before the certificate has been issued, such certificate may nevertheless be issued and delivered by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

6.2    Transfer of Stock. Shares of the capital stock of the Corporation shall be transferable only upon the books of the Corporation upon the surrender of the certificate or certificates properly assigned and endorsed for transfer. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and a registrar and one or more co-registrars and may make or authorize such agents to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

6.3    Record Dates. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or to express consent to corporate action in writing without a meeting, or in order to make a determination of stockholders for any other proper purposes, the Corporation’s stock transfer books shall not be closed, but a record date shall be set by the Board of Directors and, upon that date, the Corporation or its transfer agent shall take a record of the stockholders without actually closing the stock transfer books. Such record date shall not be more than sixty (60) days, nor less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.

If no such record date is fixed by the Board, the record date shall be that prescribed by the laws of the State of Delaware.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.4    Lost Certificates. In case of loss or mutilation or destruction of a stock certificate, a duplicate certificate may be issued upon such terms as may be determined or authorized by the Board of Directors or the Executive Committee, or by the President if the Board of Directors or the Executive Committee does not do so.

ARTICLE 7
FISCAL YEAR, BANK DEPOSITS, CHECKS, ETC.

7.1    Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise fixed by resolution of the Board of Directors.

7.2    Bank Deposit, Checks, Etc. The funds of the Corporation shall be deposited in the name of the Corporation or of any division thereof in such banks or trust companies in the United States or elsewhere as may be designated from time to time by the Board of Directors or the Executive Committee, or by such officer or officers as the Board of Directors or the Executive Committee may authorize to make such designations.

All checks, drafts or other orders for the withdrawal of funds from any bank account shall be signed by the President or such other person or persons as may be designated from time to time by the Board of Directors or the Executive Committee. The signatures on checks, drafts or other orders for the withdrawal of funds may be in facsimile if authorized in the designation.

ARTICLE 8
BOOKS AND RECORDS

8.1    Place of Keeping Books. The books and records of the Corporation may be kept outside of the State of Delaware.

8.2    Examination of Books. Except as may otherwise be provided by the laws of the State of Delaware, the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the Corporation are to be open to the inspection of any stockholder. No stockholder shall have any right to inspect any account or book or document of the Corporation except as prescribed by law or authorized by express resolution of the stockholders or of the Board of Directors.

ARTICLE 9
NOTICES

9.1    Requirements of Notice. Whenever notice is required to be given by statute, the Certificate of Incorporation or these Bylaws, it shall not mean personal notice unless so specified, but such notice may be given in writing by depositing the same in a post office, letter box, or mail chute postage prepaid and addressed to the person to whom such notice is directed at the address of such person on the records of the Corporation, and such notice shall be deemed given at the time when the same shall be thus mailed.

9.2    Waivers. Any stockholder, director or officer may, in writing or by telegram or cable, at any time waive any notice or other formality required by statute, the Certificate of Incorporation or these Bylaws. Such waiver of notice, whether given before or after any meeting or action, shall be deemed equivalent to notice. Presence of a stockholder either in person or by proxy at any meeting of stockholders and presence of any director at any meeting of the Board of Directors shall constitute a waiver of such notice as may be required by any statute, the Certificate of Incorporation or these Bylaws.

ARTICLE 10
Seal

The corporate seal of the Corporation shall be in such form as the Board of Directors shall determine from time to time and may consist of a facsimile thereof or the word “SEAL” enclosed in parentheses.

ARTICLE 11
POWERS OF ATTORNEY

The Board of Directors or the Executive Committee may authorize one or more of the officers of the Corporation to execute powers of attorney delegating to named representatives or agents power to represent or act on behalf of the Corporation, with or without power of substitution.

In the absence of any action by the Board of Directors or the Executive Committee, any officer of the Corporation may execute, for and on behalf of the Corporation, waivers of notice of meetings of stockholders and proxies, or may vote shares directly, for such meetings of any company in which the Corporation may hold voting securities.

 ARTICLE 12
INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Corporation shall indemnify its directors, officers and employees to the extent provided in the Corporation’s Certificate of Incorporation.

ARTICLE 13
AMENDMENTS

Except as provided otherwise by the laws of the State of Delaware, the Certificate of Incorporation or elsewhere in these Bylaws, these Bylaws may be amended or repealed either:

(a)    at any meeting of stockholders at which a quorum is present by vote of a majority of the number of shares of stock entitled to vote present in person or by proxy at such meeting; or

(b)    at any meeting of the Board of Directors by a majority vote of the directors then in office;

provided that the notice of such meeting of stockholders or directors or waiver of notice thereof contains a statement of the substance of the proposed amendment or repeal.

 ARTICLE 14
AGREEMENT AMONG STOCKHOLDERS

If any provision of these Bylaws shall be inconsistent or in conflict with any written agreement among the stockholders of the Corporation, the applicable provisions of such agreement shall control and take precedence over the terms of these Bylaws notwithstanding any provision of these Bylaws.

ANNEX D - Tax Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP

December 2, 2005

Cicero, Inc.
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27511

Ladies and Gentlemen:

We have acted as counsel to Cicero, Inc., a Delaware corporation (“Cicero”), in connection with the proposed recapitalization merger (the “recapitalization merger”) of Level 8 Systems, Inc., a Delaware corporation (“Level 8”), with Cicero, a wholly owned subsidiary of Level 8, with Cicero as the surviving corporation, pursuant to the Agreement and Plan of Merger between Level 8 and Cicero, dated December 30, 2004, as amended as of September 13, 2005 (the “Agreement”).

In preparing our opinion, we have assumed (i) the recapitalization merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement and as described in the Form S-4 Registration Statement of Cicero, Inc., as amended through the date of this letter (the “S-4 Statement”); (ii) all of the factual information, descriptions, representations and assumptions set forth or referred to in this letter (an advance copy of which has been provided to you) are true, accurate and complete, and will be true, accurate and complete at the effective date and time of the recapitalization merger and (iii) all of the factual information, descriptions and representations set forth in the S-4 Statement are true, accurate and complete, and will be true, accurate and complete at the effective date and time of the recapitalization merger. Capitalized terms not defined herein shall have the meaning ascribed to them in the S-4 Statement.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of Level 8 and Cicero, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We have also assumed that the recapitalization merger will qualify as a statutory merger under the laws of the State of Delaware. We have not independently verified any factual matters relating to the recapitalization merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

Based on the foregoing, and subject to the qualifications and other matters set forth herein and the qualifications set forth in the S-4 Statement, it is our opinion that the discussion contained in the S-4 Statement under the heading " Proposal I: Approval and

Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger," to the extent it describes matters of law and legal conclusions, constitutes a fair and accurate summary of the material United States federal income tax consequences of the recapitalization merger to those Cicero stockholders that are United States persons (within the meaning of Section 7701(a)(30) of the Code). We adopt such discussion as our opinion.

Our opinion is based on the understanding that the relevant facts are, and will be, at the effective date and time of the recapitalization merger, as set forth or referred to in this letter and the S-4 Statement. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion. Except as set forth above, we express no other opinion.

This opinion letter is being rendered to Cicero solely in connection with the filing of the S-4 Statement, and only with respect to the recapitalization merger described therein. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the S-4 Statement, and to the use of our name under the heading " Proposal I: Approval and Adoption of the Merger Agreement Pursuant to Which the Merger Will be Effected—Federal Income Tax Consequences of the Recapitalization Merger." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/Golenbock Eiseman Assor Bell & Peskoe LLP
Golenbock Eiseman Assor
Bell & Peskoe LLP

ANNEX E - SECTION 262 OF THE GENERAL CORPORATION
LAW OF THE STATE OF DELAWARE

Section 262
of the General Corporation Law
of the State of Delaware

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.